Exhibit 4.4

FAIRFAX FINANCIAL HOLDINGS LIMITED
FORM 51-102F4
BUSINESS ACQUISITION REPORT

Item 1            Identity of Company

1.1                               Name and Address of Company

Fairfax Financial Holdings Limited (“Fairfax” or the “Company”)

95 Wellington Street West, Suite 800

Toronto, Ontario

M5J 2N7

1.2                               Executive Officer

Further information regarding the matters described in this report may be obtained from John Varnell, Vice President, Corporate Development, who may be contacted at (416) 367-4941.

Item 2            Details of Acquisition

2.1                               Nature of Business Acquired

On July 6, 2017, Fairfax, through its indirect subsidiary Fairfax Financial Holdings (Switzerland) GmbH (“FFH Switzerland”), completed its offer to acquire all of the outstanding registered ordinary shares (“Allied World Shares”) of Allied World Assurance Company Holdings, AG (“Allied World”) pursuant to an offer to exchange made to all Allied World shareholders (the “Offer”). Upon completion of the Offer, Fairfax and its co-investors (see item 2.3 below) indirectly acquired 94.6% of the outstanding Allied World Shares. Allied World is a Swiss-based holding company headquartered in Switzerland, whose subsidiaries provide innovative property, casualty and specialty insurance and reinsurance solutions to clients worldwide. Allied World was formed in Bermuda in 2001 and has continued to maintain significant insurance and reinsurance operations there following its redomestication to Switzerland in 2010.

Allied World is currently a publicly listed entity on the New York Stock Exchange and the remaining 5.4% interest is owned by public shareholders. As (i) Fairfax and its co-investors have indirectly acquired and control greater than 90% of all outstanding Allied World Shares as a result of the Offer, (ii) no actions or proceedings are pending with respect to the exercisability of the voting rights associated with those Allied World Shares and (iii) no other legal impediment to a squeeze-out merger under Swiss law exists, Fairfax, through FFH Switzerland, has indirectly initiated a squeeze-out merger under Swiss law (the “Merger”) whereby all remaining Allied World shareholders will receive the same consideration as received by Allied World shareholders in connection with the Offer. Closing of the Merger is expected to occur in the third quarter of 2017. Following completion of the Merger, Fairfax and its co-investors will indirectly hold a 100% interest in Allied World through FFH Switzerland, and Fairfax will own 67.4% of FFH Switzerland. The Offer and the Merger are together referred to herein as, the “Transactions”.

2.2                               Acquisition Date

July 6, 2017 (the “Acquisition Date”)

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2.3                               Consideration

(All figures in US$)

Pursuant to the terms of the agreement and plan of merger dated December 18, 2016 (the “Merger Agreement”) between Fairfax and Allied World, consideration for the Allied World Shares acquired under the Offer was approximately $48.22 per Allied World Share, comprised of (i) cash consideration of $23.00, without interest (the “Cash Consideration”), and (ii) 0.057937 of a subordinate voting share of Fairfax (“Fairfax Shares”), having a value of $25.22 based on the closing price of the Fairfax Shares on July 5, 2017.

In addition, Allied World declared a special cash dividend of $5.00 per share, without interest, to holders of Allied World Shares as of immediately prior to the Acquisition Date, which was paid outside of the Offer (the “Special Dividend”).

The Cash Consideration component of the Offer was primarily comprised of the proceeds of a short term bridge financing loan of $350 million entered into by the Company (which was used to bridge the closing of certain sale transactions involving non-core businesses that Fairfax has no ability to control long-term) and the proceeds from the sale of 32.6% of the equity interest in FFH Switzerland for $1.58 billion to Ontario Municipal Employees Retirement System, the pension plan manager for government employees in the province of Ontario, Alberta Investment Management Corporation, an investment manager for pension, endowment and government funds in the province of Alberta, and certain other third parties (collectively, the “Co-Investors”) none of which Co-Investors are affiliates of Fairfax. Following completion of the Acquisition, FFH Switzerland continued as the direct parent of Allied World, and the Co-Investors’ equity interests therein currently represent an approximate 30.8% indirect interest in Allied World (increasing to approximately 32.6% following completion of the Merger).

On July 7, 2017, Fairfax indirectly initiated the Merger. If Fairfax is successful in acquiring all of the remaining outstanding Allied World Shares, the consideration per Allied World Share would be comprised of cash of $23.00 and 0.057937 of a Fairfax Share (the “Merger Consideration”).

The consideration for the initial 94.6% interest is, and the anticipated consideration if all of the Allied World Shares are acquired under the Merger is expected to be, as follows:

(US $millions)	94.6%	100%
Issuance of Fairfax Shares	$2,089	$2,209
Cash consideration:
Indirect investments by Co-Investors	$1,580	$1,580
Fairfax bridge loan and holding company cash	$325	$434
Liability to settle Allied World stock awards	$138	$138
Total consideration:	$4,132	$4,361

Further detail regarding the Offer, the Merger and related transactions, including the Merger Agreement, can be found on Fairfax’s SEDAR profile at www.sedar.com.

2.4                               Effect on Financial Position

The estimated effect of the Transactions on Fairfax’s financial position is outlined in the unaudited pro forma condensed combined financial statements of Fairfax included in Schedule A to this Business Acquisition Report. The unaudited pro forma adjustments described therein are based on estimates and assumptions made by management, all of which are preliminary and have been made solely for the

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purpose of preparing the unaudited pro forma condensed combined financial statements. Changes are expected as valuations of assets acquired and liabilities assumed are completed and as additional information becomes available. Accordingly, the final fair value determinations may differ from those set forth in the unaudited pro forma condensed combined financial statements and such adjustments may be material.

Fairfax does not presently plan or propose to make any material change in its or Allied World’s business or affairs that would reasonably be expected to have a significant effect on the financial position or results of operations of Fairfax.

2.5                               Prior Valuations

No valuation opinion was obtained in the last 12 months by Fairfax or, to Fairfax’s knowledge, Allied World. However, Allied World obtained a fairness opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated dated December 18, 2016, attesting to the fairness of the Transactions to the shareholders of Allied World.

2.6                               Parties to Transaction

Not applicable.

2.7                               Date of Report

August 2, 2017

Item 3            Financial Statements

The following financial statements and related notes thereto are included as schedules to this Business Acquisition Report:

Fairfax Financial Holdings Limited (attached as Schedule A)

•                       Unaudited pro forma condensed combined statements of earnings of Fairfax for the three months ended March 31, 2017 and for the year ended December 31, 2016; and

•                       Unaudited pro forma condensed combined balance sheet of Fairfax as at March 31, 2017.

Allied World Assurance Company Holdings, AG (attached as Schedule B)

•                       Unaudited condensed consolidated financial statements of Allied World as at and for the three months ended March 31, 2017, together with the notes thereto; and

•                       Audited consolidated financial statements of Allied World as at and for the year ended December 31, 2016, together with the notes thereto and the report of the independent registered public accounting firm thereon.

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Forward-Looking Statements

Certain statements contained herein may constitute forward-looking statements within the meaning of applicable Canadian and United States securities laws and are made pursuant to the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements related to Fairfax’s plans and proposals for Allied World, including the Merger, and are generally identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “may,” “continue,” “should,” and other similar expressions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Fairfax, Allied World or the combined company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements reflect the current views of management of Fairfax and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, regulatory approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Fairfax and Allied World, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph.

Undue reliance should not be placed on such statements, which speak only as of the date they are made. Such factors include, but are not limited to the risks and uncertainties described in: (i) Fairfax’s most recently issued Annual Report which is available at www.fairfax.ca and in its Supplemental and Base Shelf Prospectus (under “Risk Factors”) filed with the securities regulatory authorities in Canada, which is available on SEDAR at www.sedar.com; and (ii) Allied World’s most recently issued Annual Report filed on Form 10-K, which is available on EDGAR at www.sec.gov. Fairfax disclaims any intention or obligation to update or revise any forward-looking statements and undertakes no obligation to release publicly the results of any future revisions to the forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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SCHEDULE A

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of earnings for the three months ended March 31, 2017 and for the year ended December 31, 2016 and the unaudited pro forma condensed combined balance sheet as at March 31, 2017 have been prepared by Fairfax and is intended to illustrate the effect of the indirect acquisition by Fairfax and its co-investors on July 6, 2017 of a 94.6% controlling interest in Allied World (the “Acquisition”), followed by the Merger to increase that interest in Allied World to 100%.

As (i) Fairfax and its co-investors have indirectly acquired and controls greater than 90% of all outstanding Allied World Shares as a result of the Offer, (ii) no actions or proceedings are pending with respect to the exercisability of the voting rights associated with those Allied World Shares and (iii) no other legal impediment to a squeeze-out merger under Swiss law exists, Fairfax, through FFH Switzerland, has indirectly initiated a squeeze-out merger under Swiss law (the “Merger”) whereby all remaining Allied World shareholders will receive the same consideration as received by Allied World shareholders in connection with the Offer. Closing of the Merger is expected to occur in the third quarter of 2017. Following completion of the Merger, Fairfax and its co-investors will indirectly hold a 100% interest in Allied World through FFH Switzerland, and Fairfax will own 67.4% of FFH Switzerland. Accordingly, the unaudited pro forma condensed combined statements of earnings for the three months ended March 31, 2017 and for the year ended December 31, 2016 and the unaudited pro forma condensed combined balance sheet as at March 31, 2017 have also been prepared to give effect to the Acquisition of a 94.6% interest in Allied World followed by the Merger to increase that interest to 100%.

Presented below are the unaudited pro forma financial statements as follows:

•                  the unaudited pro forma condensed combined statements of earnings of Fairfax for the three months ended March 31, 2017 and for the year ended December 31, 2016, prepared as if the Transactions occurred on January 1, 2016; and

•                  the unaudited pro forma condensed combined balance sheet as at March 31, 2017 of Fairfax, prepared as if the Transactions had occurred at that date.

The assumptions underlying the unaudited pro forma adjustments are described in the accompanying notes.

The unaudited pro forma condensed combined financial statements have been prepared based upon information derived from the following:

•                  the unaudited interim consolidated financial statements of Fairfax as at and for the three months ended March 31, 2017, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) relevant to the preparation of interim financial statements;

•                  the audited consolidated financial statements of Fairfax as at and for the year ended December 31, 2016, which have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”); and

•                  the unaudited condensed consolidated financial statements of Allied World as at and for the three months ended March 31, 2017, and the audited consolidated financial statements of Allied World as at and for the year ended December 31, 2016, which have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). These consolidated financial statements have been reconciled to Fairfax’s IFRS accounting policies where required.

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The Acquisition will be accounted for by Fairfax using the acquisition method pursuant to IFRS 3 “Business Combinations”. Under the acquisition method, assets and liabilities are initially recorded at their fair value on the date of purchase, with limited exceptions, and the total purchase price is allocated to the tangible and intangible assets acquired and liabilities, including contingent liabilities, assumed. The 5.4% of Allied World not acquired as part of the Acquisition will be recorded as non-controlling interest based on the acquisition date proportionate fair value of the net assets of Allied World. The Merger will be accounted for by Fairfax as a separate equity transaction related to the acquisition of non-controlling interest pursuant to IFRS 10 “Consolidated Financial Statements” whereby any difference between the consideration paid for the non-controlling interest and its carrying value is recorded in common shareholders’ equity.

The unaudited pro forma adjustments give effect to events that are directly attributable to the Transactions, are factually supportable and, with respect to the unaudited pro forma condensed combined statements of earnings, are expected to have a continuing impact on Fairfax. The unaudited pro forma condensed combined financial statements are presented for information purposes only and reflects estimates made by Fairfax’s management that it considers reasonable. It does not purport to represent what Fairfax’s actual results of operations or financial condition would have been had the Transactions occurred on the dates indicated, nor is it necessarily indicative of future results of operations or financial condition. In addition to the matters noted above, the unaudited pro forma condensed combined financial statements do not reflect the effect of any cost or revenue synergies associated with combining Fairfax and Allied World.

The unaudited pro forma adjustments are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial statements that Fairfax’s management believes are reasonable under the circumstances. Detailed valuations have not yet been obtained and, accordingly, the fair value adjustments reflect preliminary estimates made by Fairfax’s management and are subject to change once the detailed analyses are performed and as additional information becomes available. However, Fairfax’s management believes the fair values recognized are based on reasonable estimates derived from currently available information. A final determination of the fair value of assets acquired and liabilities assumed will be based on the actual assets and liabilities of Allied World that exist as of the closing date of the Acquisition and, therefore, will be finalized in due course.

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Fairfax Financial Holdings Limited

Pro Forma Condensed Combined Balance Sheet as at March 31, 2017

(unaudited—US $ millions)

Notes	Fairfax	Allied World (reclassified)	Co-investors in FFH Switzerland	Allied World special dividend	Acquisition of Allied World	Pro forma combined 94.6%	Squeeze out merger	Pro forma combined 100%
		4	5(a)	5(b)	5(c),(d),(e)		6
Assets
Holding company cash and investments	$958.8	$—	$1,580.0	$—	$(1,605.4)	$933.4	$(109.2)	$824.2
Insurance contract receivables	2,994.9	1,159.3	—	—	—	4,154.2	—	4,154.2
Portfolio investments	27,558.0	9,046.9	—	(438.0)	—	36,166.9	—	36,166.9
Deferred premium acquisition costs	720.8	148.9	—	—	(148.9)	720.8	—	720.8
Recoverable from reinsurers	4,039.3	2,324.2	—	—	—	6,363.5	—	6,363.5
Deferred income taxes	772.8	34.8	—	—	19.4	827.0	—	827.0
Goodwill and intangible assets	3,979.9	492.8	—	—	1,084.8	5,557.5	—	5,557.5
Other assets	2,767.9	220.6	—	—	—	2,988.5	—	2,988.5
Total assets	$43,792.4	$13,427.5	$1,580.0	$(438.0)	$(650.1)	$57,711.8	$(109.2)	$57,602.6
Liabilities
Accounts payable and accrued liabilities	$2,962.5	$185.9	$—	$—	$128.0	$3,276.4	$—	$3,276.4
Income taxes payable	52.2	4.0	—	—	—	56.2	—	56.2
Short sale and derivative obligations	122.2	3.5	—	—	—	125.7	—	125.7
Funds withheld payable to reinsurers	405.4	202.9	—	—	—	608.3	—	608.3
Insurance contract liabilities	23,335.6	8,575.9	—	—	(148.9)	31,762.6	—	31,762.6
Borrowings—holding company and insurance and reinsurance companies	3,902.3	817.0	—	—	385.7	5,105.0	—	5,105.0
Borrowings—non-insurance companies	776.8	—	—	—	—	776.8	—	776.8
Total liabilities	$31,557.0	$9,789.2	$—	$—	$364.8	$41,711.0	$—	$41,711.0
Equity
Common shareholders’ equity	$8,326.5	$3,638.3	$—	$(438.0)	$(1,161.3)	$10,365.5	$37.2	$10,402.7
Preferred stock	1,335.5	—	—	—	—	1,335.5	—	1,335.5
Shareholders’ equity attributable to shareholders of Fairfax	9,662.0	3,638.3	—	(438.0)	(1,161.3)	11,701.0	37.2	11,738.2
Non-controlling interests	2,573.4	—	1,580.0	—	146.4	4,299.8	(146.4)	4,153.4
Total equity	12,235.4	3,638.3	1,580.0	(438.0)	(1,014.9)	16,000.8	(109.2)	15,891.6
Total liabilities and equity	$43,792.4	$13,427.5	$1,580.0	$(438.0)	$(650.1)	$57,711.8	$(109.2)	$57,602.6

See accompanying notes.

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Fairfax Financial Holdings Limited

Pro Forma Condensed Combined Statement of Earnings for the three months ended March 31, 2017

(unaudited—US $ millions except share and per share amounts)

Notes	Fairfax	Allied World (reclassified)	Acquisition of Allied World	Pro forma combined 94.6%	Squeeze out merger	Pro forma combined 100%
		4	5(a),(c)	7	6	7
Revenue
Gross premiums written	$2,609.2	$860.9	$—	$3,470.1	$—	$3,470.1
Net premiums written	2,275.0	676.1	—	2,951.1	—	2,951.1
Gross premiums earned	2,322.5	737.8	—	3,060.3	—	3,060.3
Premiums ceded to reinsurers	(337.6)	(192.9)	—	(530.5)	—	(530.5)
Net premiums earned	1,984.9	544.9	—	2,529.8	—	2,529.8
Interest and dividends	128.1	51.3	—	179.4	—	179.4
Share of profit of associates	27.1	1.0	—	28.1	—	28.1
Net gains (losses) on investments	(18.4)	39.3	—	20.9	—	20.9
Other revenue	615.9	1.3	—	617.2	—	617.2
	$2,737.6	$637.8	$—	$3,375.4	$—	$3,375.4
Expenses
Losses on claims, gross	$1,397.7	$534.2	$—	$1,931.9	$—	$1,931.9
Losses on claims ceded to reinsurers	(232.4)	(175.2)	—	(407.6)	—	(407.6)
Losses on claims, net	1,165.3	359.0	—	1,524.3	—	1,524.3
Operating expenses	427.4	106.4	—	533.8	—	533.8
Commissions, net	390.8	77.1	—	467.9	—	467.9
Interest expense	70.6	10.4	—	81.0	—	81.0
Other expenses	583.3	7.1	—	590.4	—	590.4
	$2,637.4	$560.0	$—	$3,197.4	$—	$3,197.4
Earnings before income taxes	100.2	77.8	—	178.0	—	178.0
Provision for (recovery of) income taxes	24.9	(2.5)	—	22.4	—	22.4
Net earnings	$75.3	$80.3	$—	$155.6	$—	$155.6
Attributable to:
Shareholders of Fairfax	$82.6	$80.3	$(29.1)	$133.8	$2.9	$136.7
Non-controlling interests	(7.3)	—	29.1	21.8	(2.9)	18.9
	$75.3	$80.3	$—	$155.6	$—	$155.6
Net earnings per share	$3.11	$0.92		$4.41		$4.47
Net earnings per diluted share	$3.03	$0.90		$4.32		$4.37
Shares outstanding (000) (weighted average)	23,079	87,291		27,878		28,153
Shares outstanding (000) (weighted average) — diluted	23,705	89,133		28,504		28,779

See accompanying notes.

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Fairfax Financial Holdings Limited

Pro Forma Condensed Combined Statement of Earnings for the year ended December 31, 2016

(unaudited—US $ millions except share and per share amounts)

Notes	Fairfax	Allied World (reclassified)	Acquisition of Allied World	Pro forma combined 94.6%	Squeeze out merger	Pro forma combined 100%
		4	5(a),(c)	7	6	7
Revenue
Gross premiums written	$9,534.3	$3,065.8	$—	$12,600.1	$—	$12,600.1
Net premiums written	8,088.4	2,255.8	—	10,344.2	—	10,344.2
Gross premiums earned	9,209.7	3,059.7	—	12,269.4	—	12,269.4
Premiums ceded to reinsurers	(1,347.5)	(715.6)	—	(2,063.1)	—	(2,063.1)
Net premiums earned	7,862.2	2,344.1	—	10,206.3	—	10,206.3
Interest and dividends	555.2	204.1	—	759.3	—	759.3
Share of profit of associates	24.2	13.7	—	37.9	—	37.9
Net gains (losses) on investments	(1,203.6)	6.2	—	(1,197.4)	—	(1,197.4)
Other revenue	2,061.6	12.4	—	2,074.0	—	2,074.0
	$9,299.6	$2,580.5	$—	$11,880.1	$—	$11,880.1
Expenses
Losses on claims, gross	$5,682.9	$1,918.6	$—	$7,601.5	$—	$7,601.5
Losses on claims ceded to reinsurers	(964.3)	(416.8)	—	(1,381.1)	—	(1,381.1)
Losses on claims, net	4,718.6	1,501.8	—	6,220.4	—	6,220.4
Operating expenses	1,597.7	422.2	—	2,019.9	—	2,019.9
Commissions, net	1,336.4	339.8	—	1,676.2	—	1,676.2
Interest expense	242.8	63.7	—	306.5	—	306.5
Other expenses	1,958.4	6.8	—	1,965.2	—	1,965.2
	$9,853.9	$2,334.3	$—	$12,188.2	$—	$12,188.2
Earnings (loss) before income taxes	(554.3)	246.2	—	(308.1)	—	(308.1)
Recovery of income taxes	(159.6)	(9.1)	—	(168.7)	—	(168.7)
Net earnings (loss)	$(394.7)	$255.3	$—	$(139.4)	$—	$(139.4)
Attributable to:
Shareholders of Fairfax	$(512.5)	$255.3	$(92.5)	$(349.7)	$9.3	$(340.4)
Non-controlling interests	117.8	—	92.5	210.3	(9.3)	201.0
	$(394.7)	$255.3	$—	$(139.4)	$—	$(139.4)
Net earnings (loss) per share	$(24.18)	$2.89		$(14.01)		$(13.54)
Net earnings (loss) per diluted share	$(24.18)	$2.84		$(14.01)		$(13.54)
Shares outstanding (000) (weighted average)	23,017	88,276		27,817		28,092
Shares outstanding (000) (weighted average) – diluted	23,017	89,801		27,817		28,092

See accompanying notes.

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Notes to Unaudited Pro Forma Condensed Combined Financial Statements

As at and for the three months ended March 31, 2017 and for the year ended December 31, 2016 (in US$ millions except per share amounts and as otherwise indicated)

1.              Business Operations

Fairfax Financial Holdings Limited (“Fairfax”) is a holding company which, through its subsidiaries, is principally engaged in property and casualty insurance and reinsurance and the associated investment management. The holding company is federally incorporated and domiciled in Ontario, Canada. Fairfax Financial Holdings (Switzerland) GmbH (“FFH Switzerland”) is a limited liability company incorporated under the laws of Switzerland and an indirect subsidiary of Fairfax.

2.              Description of Transaction

Allied World Assurance Company Holdings, AG (“Allied World”) is a Swiss holding company which, through its wholly-owned subsidiaries, is a global provider of a diversified portfolio of property and casualty insurance and reinsurance.

Pursuant to the agreement and plan of merger dated December 18, 2016 (the “Merger Agreement”) between Fairfax and Allied World announced on December 18, 2016, Fairfax and its co-investors indirectly acquired on July 6, 2017, pursuant to an offer to exchange made to all Allied World shareholders (the “Offer”), approximately 94.6% of the outstanding registered ordinary shares of Allied World (“Allied World Shares”) for an indirect 94.6% ownership interest. For each Allied World Share held, Allied World shareholders received (i) cash consideration of $23.00 and (ii) 0.057937 of a subordinate voting share of Fairfax (“Fairfax Shares”) (the “stock consideration”). Separate from the Acquisition, Allied World paid a cash dividend of $5.00 per share to all Allied World shareholders (the “Special Dividend”).

Holders of Allied World stock options and other stock-based awards (collectively, “stock-based awards”) had their awards vested upon closing of the Acquisition and subsequently received from Fairfax, depending on the award’s exercise price, cash consideration per award of up to the equivalent of $23.00 and 0.057937 of a Fairfax Share.

The unaudited pro forma condensed combined financial statements reflect the following that occurred as part of the Acquisition:

(i)             Allied World declared the Special Dividend of $5.00 cash per share prior to the closing of the Acquisition.

(ii)          Third party co-investors invested $1,580.0 of cash into FFH Switzerland for an equity interest of approximately 32.6% in FFH Switzerland.

(iii)       The volume weighted average price of Fairfax Shares for the 20 trading days ending on the trading day prior to the expiry of the Offer was below the prescribed limit of $435.65 in the Offer, resulting in a total share exchange ratio of 0.057937 of a Fairfax Share per Allied World Share.

(iv)      Fairfax agreed to settle and cancel all Allied World stock-based awards for aggregate consideration of approximately $137.5 upon closing of the Acquisition.

(v)         FFH Switzerland acquired 94.6% of the outstanding Allied World Shares. Each Allied World Share was exchanged for $23.00 in cash and 0.057937 of a Fairfax Share, representing aggregate cash consideration of $1,905.4 and Fairfax Share consideration of $2,089.0 through the issuance of 4,799,497 Fairfax Shares.

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(vi) The unaudited pro forma condensed combined financial statements also reflect the anticipated squeeze-out merger under Swiss law whereby the 5.4% non-controlling interest in Allied World will be acquired by FFH Switzerland on the same terms as in the Offer (the “Merger”).

The Offer and the Merger are together referred to herein as, the “Transactions”.

3.            Basis of Presentation

The unaudited pro forma condensed combined financial statements give effect to FFH Switzerland’s acquisition of a 94.6% ownership interest in Allied World under the acquisition method of accounting, followed by an equity transaction to acquire the 5.4% non-controlling interest in Allied World. The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition and Merger as if they had closed on March 31, 2017. The unaudited pro forma condensed combined statements of earnings for the three months ended March 31, 2017 and for the year ended December 31, 2016 give effect to the Acquisition and Merger as if they had closed on January 1, 2016.

The unaudited pro forma condensed combined financial statements were prepared by Fairfax management based on the unaudited interim consolidated financial statements as at and for the three months ended March 31, 2017, and the audited consolidated financial statements for the year ended December 31, 2016, of both Fairfax and Allied World. The unaudited pro forma condensed combined financial statements should therefore be read in conjunction with the following consolidated financial statements, including the notes thereto:

(i)             audited consolidated financial statements of Fairfax as at and for the year ended December 31, 2016, prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”);

(ii)          unaudited interim consolidated financial statements of Fairfax as at and for the three months ended March 31, 2017, prepared in accordance with IFRS relevant to the preparation of interim financial statements;

(iii)       audited consolidated financial statements of Allied World as at and for the year ended December 31, 2016, prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”); and

(iv)      unaudited condensed consolidated financial statements of Allied World as at and for the three months ended March 31, 2017, prepared in accordance with US GAAP.

The accounting policies applied to the unaudited pro forma condensed combined financial statements are consistent with those disclosed in Fairfax’s audited consolidated financial statements for the year ended December 31, 2016. Allied World’s US GAAP consolidated financial statements for the three months ended March 31, 2017 and for the year ended December 31, 2016 were assumed to be comparable to what would have resulted if they had been prepared in accordance with Fairfax’s IFRS accounting policies. Fairfax had reviewed Allied World’s US GAAP accounting policies and noted that they were similar to those of Fairfax under IFRS.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only. The unaudited pro forma adjustments included therein are based upon available information and certain assumptions that are believed to be reasonable in the circumstances.

The unaudited pro forma information presented, including the measurement of identifiable assets acquired and liabilities assumed, is based on preliminary estimates of fair values, available information and assumptions, and may be revised as additional information becomes available. The actual adjustments to Fairfax’s consolidated financial statements as a result of the Transactions will depend on a number of

11

factors, including additional information available, Fairfax’s evaluation of Allied World’s accounting policies, the fair value of the net assets of Allied World as of the Acquisition closing date and the timing and success of the anticipated Merger. Therefore, it is expected that the actual adjustments will differ from the unaudited pro forma adjustments, and the differences may be material.

The unaudited pro forma condensed combined balance sheet reflect the Transactions effected on March 31, 2017 while the unaudited pro forma condensed combined statements of earnings reflect the Transactions effected on January 1, 2016. The unaudited pro forma condensed combined financial information is not necessarily indicative of the results that would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future.

4.              Presentation of Allied World historical consolidated financial statements

Certain items within Allied World’s consolidated financial statements for the three months ended March 31, 2017, and for the year ended December 31, 2016, have been reclassified to conform with Fairfax’s consolidated financial statement presentation, the more significant of which are explained below.

Balance sheet reclassifications:

•                  ‘Cash and cash equivalents’, ‘Restricted cash’, ‘Fixed maturity investments’, ‘Equity securities’ and ‘Other invested assets’ were reclassified to ‘Portfolio Investments’.

•                  ‘Funds held’ was reclassified to ‘Insurance contract receivables’.

•                  ‘Prepaid reinsurance’ was reclassified to ‘Recoverable from reinsurers’.

•                  ‘Accrued investment income’ and ‘Balances receivable on sale of investments’ were reclassified to ‘Other assets’.

•                  ‘Balances due on purchases of investments’ was reclassified to ‘Accounts payable and accrued liabilities’.

Income statement reclassifications:

•                  ‘Net investment income’ was reclassified to ‘Interest and dividends’.

•                  ‘Acquisition costs’ was reclassified to ‘Commissions, net’.

•                  ‘Amortization of intangible assets’ was reclassified to ‘Operating expenses’.

•                  ‘Foreign exchange (gain) loss’ was reclassified to ‘Net gains (losses) on investments’.

5.              Pro Forma Assumptions and Adjustments related to the Acquisition

5(a) Co-investors in FFH Switzerland

FFH Switzerland is the indirect subsidiary of Fairfax that acquired a 94.6% equity interest in Allied World. Upon all closing conditions having been met, third party co-investors invested $1,580.0 for an approximate 32.6% equity interest in FFH Switzerland, which represented a corresponding 30.8% indirect interest in Allied World upon completion of the Acquisition (increasing to a 32.6% indirect interest in Allied World upon completion of the Merger).

12

5(b) Special Dividend paid by Allied World

After completion of the Offer, Allied World declared a Special Dividend of $5.00 cash per share to all Allied World shareholders. The Special Dividend in aggregate was approximately $438.0, which reduced Allied World’s pre-acquisition cash and cash equivalents, and shareholders’ equity, accordingly.

5(c) Fair value of identifiable assets acquired and liabilities assumed

Purchase consideration:
Cash payment of $23.00 per Allied World Share	$1,905.4
Issuance of 0.057937 of a Fairfax Share per Allied World Share	$2,089.0
Liability to settle Allied World stock-based awards	$137.5
$4,131.9
Fair value of 94.6% of Allied World’s net assets	$2,554.3
Goodwill and intangible assets arising on acquisition of Allied World	$1,577.6
Non-controlling interest (fair value of 5.4% of Allied World’s net assets)	$146.4

The above determination of the fair value of identifiable assets acquired and liabilities assumed reflected the following assumptions:

(i)                       The carrying values of Allied World’s assets and liabilities at March 31, 2017 were assumed to approximate their fair values, except for goodwill and intangible assets, long term debt, accounts payable and accrued liabilities, deferred premium acquisition costs and unearned premiums (discussed further below). Allied World’s net assets were also adjusted for the $5.00 cash per share Special Dividend paid to all Allied World shareholders. It was noted that, with limited exceptions, Allied World accounts for its investment portfolio using the fair value option under US GAAP. Furthermore, as a provider of property and casualty insurance and reinsurance, Allied World’s claims liabilities are generally current given the shorter duration of property and casualty insurance contracts.

(ii)                    In accordance with the requirements of acquisition accounting, existing goodwill in the financial statements of the acquiree is eliminated, and a new goodwill balance is determined upon establishing fair values for the identifiable assets acquired and liabilities assumed.

(iii)                 Deferred premium acquisition costs are considered to have a fair value of nil as they do not represent future cash inflows or outflows. The fair value of future losses associated with unearned premiums was approximated by deducting the carrying value of deferred premium acquisition costs from the carrying value of unearned premiums.

(iv)                Allied World’s accounts payable and accrued liabilities included $9.5 at March 31, 2017 related to outstanding cash equivalent stock awards that are part of Fairfax’s liability of $137.5 to settle all of Allied World’s stock-based awards. Deferred tax on the adjustment was $2.2 based on the applicable tax rates of the various jurisdictions where the awards will be settled.

(v)                   The fair value of Allied World’s long term debt exceeded its carrying value by $35.7 at March 31, 2017. Deferred tax on the fair value adjustment was not recorded as the applicable statutory tax rate in Bermuda, where the debt was issued, is 0%.

(vi)                Allied World’s historical shareholders’ equity, which includes common shares, treasury shares, accumulated other comprehensive loss, and retained earnings, is eliminated on consolidation. Allied World’s shareholders’ equity was adjusted for the Special Dividend paid to all Allied World shareholders.

(vii)             Goodwill and intangible assets arising on the acquisition of Allied World are estimated to be $1,577.6 (upon assigning a preliminary value of nil to Allied World’s previously recognized

13

intangible assets of $104.2, with a deferred tax adjustment of $21.6). Finite-lived and indefinite- lived intangible assets expected to be separately recognized include the Allied World brand name, insurance licenses, customer relationships, distribution networks and Lloyd’s participation rights. Any such intangible assets, which could be material in amount, can only be determined upon completion of ongoing detailed valuation work.

5(d) Short term financing

To facilitate the closing of the Acquisition and the anticipated Merger, Fairfax entered into a short term bridge financing loan of $350.0 to bridge the closing of certain sale transactions involving non-core businesses that Fairfax has no ability to control long-term.

5(e) Transaction costs

Transaction costs for the Acquisition are estimated to be approximately $50, and are primarily comprised of investment banking, accounting, tax, legal and other costs associated with completing the Acquisition. These transaction costs are reflected as an adjustment to common shareholders’ equity in the unaudited pro forma condensed combined balance sheet, and not in the unaudited pro forma condensed combined statements of earnings, as these expenses are directly incremental to the Acquisition and are non-recurring in nature.

6.              Pro Forma Assumptions and Adjustments related to the Merger

The unaudited pro forma condensed combined financial statements assume the Merger takes place immediately after completion of the Acquisition. In accordance with the Merger Agreement, the non-controlling interest will receive the same consideration as Allied World shareholders who participated in the Offer.

Consideration paid to non-controlling interest:
Cash payment of $23.00 per Allied World Share	$109.2
Issuance of 0.057937 of a Fairfax Share per Allied World Share	$119.8
$229.0
Carrying value of non-controlling interest	$146.4
Charge to common shareholders’ equity	$82.6

7.              Earnings per Share

Unaudited pro forma combined net earnings (loss) per share and net earnings (loss) per diluted share in the condensed combined statements of earnings for the three months ended March 31, 2017, and for the year ended December 31, 2016, assumed Fairfax issued 4,799,497 and 275,164 Fairfax Shares to Allied World shareholders on January 1, 2016 in connection with the Acquisition and Merger, respectively, and reflected the allocation of 36.2% and 32.6% of the net earnings of Allied World to non-controlling interests upon completion of the Acquisition and Merger, respectively.

14

SCHEDULE B

Unaudited condensed consolidated financial statements of Allied World as at and for the three months ended March 31, 2017, together with the notes thereto; and

Audited consolidated financial statements of Allied World as at and for the year ended
December 31, 2016, together with the notes thereto and the report of the independent registered public accounting firm thereon.

15

PART I
FINANCIAL INFORMATION

Item 1.           Financial Statements.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

as of March 31, 2017 and December 31, 2016
(Expressed in millions of United States dollars, except share and per share amounts)

	As of March 31, 2017	As of December 31, 2016
ASSETS:
Fixed maturity investments trading, at fair value (amortized cost: 2017: $6,535.6; 2016: $6,874.4)	$6,473.1	$6,737.7
Equity securities trading, at fair value (cost: 2017: $237.7; 2016: $235.0)	255.2	243.9
Other invested assets	966.6	960.7
Total investments	7,694.9	7,942.3
Cash and cash equivalents	1,284.9	720.9
Restricted cash	60.6	76.5
Insurance balances receivable	862.2	784.0
Funds held	297.1	466.8
Prepaid reinsurance	478.7	486.4
Reinsurance recoverable	1,725.6	1,625.0
Reinsurance recoverable on paid losses	119.9	104.4
Accrued investment income	32.2	36.0
Net deferred acquisition costs	148.9	121.1
Goodwill	388.6	389.7
Intangible assets	104.2	104.7
Balances receivable on sale of investments	23.9	114.7
Net deferred tax assets	34.8	38.7
Other assets	171.0	167.8
Total assets	$13,427.5	$13,179.0
LIABILITIES:
Reserve for losses and loss expenses	$6,762.7	$6,639.2
Unearned premiums	1,813.2	1,688.1
Reinsurance balances payable	202.9	223.3
Balances due on purchases of investments	58.2	79.7
Senior notes:
Principal amount	800.0	800.0
Less unamortized discount and debt issuance costs	5.6	5.8
Senior notes, net	794.4	794.2
Other long-term debt	22.6	22.0
Accounts payable and accrued liabilities	135.2	180.7
Total liabilities	$9,789.2	$9,627.2
SHAREHOLDERS’ EQUITY:
Common shares: 2017 and 2016: par value CHF 4.10 per share (2017: 93,586,418; 2016: 93,586,418 shares issued and 2017: 87,483,715; 2016: 87,098,120 shares outstanding)	378.8	378.8
Treasury shares, at cost (2017: 6,102,703; 2016: 6,488,298)	(223.6)	(233.8)
Accumulated other comprehensive loss	(5.9)	(11.6)
Retained earnings	3,489.0	3,418.4
Total shareholders’ equity	3,638.3	3,551.8
Total liabilities and shareholders’ equity	$13,427.5	$13,179.0

See accompanying notes to the consolidated financial statements.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
for the three months ended March 31, 2017 and 2016
(Expressed in millions of United States dollars, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
REVENUES:
Gross premiums written	$860.9	$863.5
Premiums ceded	(184.8)	(159.5)
Net premiums written	676.1	704.0
Change in unearned premiums	(131.2)	(123.9)
Net premiums earned	544.9	580.1
Net investment income	52.3	53.3
Net realized investment gains	40.7	18.9
Other income	1.3	0.6
Total revenue	639.2	652.9
EXPENSES:
Net losses and loss expenses	359.0	372.4
Acquisition costs	77.1	88.3
General and administrative expenses	104.1	96.4
Other expense	7.1	1.1
Amortization of intangible assets	2.3	2.5
Interest expense	10.4	20.0
Foreign exchange loss (gain)	1.4	(3.0)
Total expenses	561.4	577.7
Income before income taxes	77.8	75.2
Income tax (benefit) expense	(2.5)	1.1
NET INCOME	80.3	74.1
Other comprehensive income: foreign currency translation adjustment	5.7	3.1
COMPREHENSIVE INCOME	$86.0	$77.2
PER SHARE DATA:
Basic earnings per share	$0.92	$0.82
Diluted earnings per share	$0.90	$0.81
Weighted average common shares outstanding	87,291,369	90,254,512
Weighted average common shares and common share equivalents outstanding	89,133,212	91,559,225
Dividends paid per share	$—	$0.260

See accompanying notes to the consolidated financial statements.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
for the three months ended March 31, 2017 and 2016
(Expressed in millions of United States dollars)

	Three Months Ended March 31,
	2017	2016
Share capital
Balance at the beginning of the year	$378.8	$386.7
Shares canceled	—	(11.6)
Balance at the end of the year	378.8	375.1

Treasury shares
Balance at the beginning of the year	(233.8)	(155.1)
Stock compensation	10.2	8.8
Shares repurchased	—	(50.0)
Shares canceled	—	50.0
Balance at the end of the year	(223.6)	(146.3)

Accumulated other comprehensive loss
Balance at the beginning of the year	(11.6)	(9.3)
Foreign currency translation adjustment	5.7	3.1
Balance at the end of the year	(5.9)	(6.2)

Retained earnings
Balance at the beginning of the year	3,418.4	3,310.2
Net income	80.3	74.1
Dividends	—	(23.4)
Stock compensation	(9.7)	(9.7)
Shares canceled	—	(38.4)
Balance at the end of the year	3,489.0	3,312.8

Total shareholders’ equity	$3,638.3	$3,535.4

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the three months ended March 31, 2017 and 2016
(Expressed in millions of United States dollars)

	Three Months Ended March 31,
	2017	2016
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income	$80.3	$74.1
Adjustments to reconcile net income to cash provided by operating activities:
Net realized losses (gains) on sales of investments	13.1	(12.0)
Mark to market adjustments	(52.8)	(27.1)
Stock compensation expense	5.5	3.9
Undistributed income of equity method investments	1.4	9.2
Changes in:
Reserve for losses and loss expenses, net of reinsurance recoverables	22.9	86.9
Unearned premiums, net of prepaid reinsurance	132.7	125.5
Insurance balances receivable	(78.3)	(139.5)
Reinsurance recoverable on paid losses	(15.5)	13.8
Funds held	169.7	287.7
Reinsurance balances payable	(20.4)	7.3
Net deferred acquisition costs	(27.8)	(21.7)
Net deferred tax assets	3.9	(0.6)
Accounts payable and accrued liabilities	(45.5)	(50.1)
Other items, net	6.2	(9.9)
Net cash provided by operating activities	195.4	347.5
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of trading securities	(779.8)	(1,530.0)
Purchases of other invested assets	(11.4)	(8.1)
Sales of trading securities	1,141.9	1,414.6
Sales of other invested assets	0.5	38.7
Purchases of fixed assets	(1.0)	(0.6)
Change in restricted cash	15.9	(26.8)
Net cash provided by (used in) investing activities	366.1	(112.2)
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Dividends paid	—	(23.4)
Proceeds from the exercise of stock options, net of taxes paid	1.4	0.4
Repayment of other long-term debt	(0.1)	(0.1)
Share repurchases	—	(50.0)
Net cash provided by (used in) financing activities	1.3	(73.1)
Effect of exchange rate changes on foreign currency cash	1.2	1.8
NET INCREASE IN CASH AND CASH EQUIVALENTS	564.0	164.0
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	720.9	608.0
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,284.9	$772.0
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$0.2	$1.0
Cash paid for interest expense	$—	$18.8

See accompanying notes to the consolidated financial statements.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

1.   GENERAL

Allied World Assurance Company Holdings, AG, a Swiss holding company (“Allied World Switzerland”), through its wholly-owned subsidiaries (collectively, the “Company”), is a global provider of a diversified portfolio of property and casualty insurance and reinsurance. References to “$” are to the lawful currency of the United States and to “CHF” are to the lawful currency of Switzerland.

On December 18, 2016, the Company entered into a merger agreement with Fairfax Financial Holdings Limited (“Fairfax”), whereby Fairfax will acquire all of the outstanding ordinary shares of Allied World Switzerland. Under the terms of the merger agreement, Allied World Switzerland shareholders will receive a combination of Fairfax subordinate voting shares and cash having a value equal to $54.00 per Allied World Switzerland share (based on the closing price of Fairfax’s subordinate voting shares on December 16, 2016). The merger agreement has been unanimously approved by both companies’ Boards of Directors. The acquisition is expected to be consummated following the satisfaction of customary closing conditions. The acquisition is anticipated to close in the second quarter of 2017. There can be no assurances that the acquisition will occur.

2.   BASIS OF PREPARATION AND CONSOLIDATION

These unaudited condensed consolidated financial statements include the accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with Article 10 of Regulation S-X as promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, these unaudited condensed consolidated financial statements reflect all adjustments that are normal and recurring in nature and necessary for a fair presentation of financial position and results of operations as of the end of and for the periods presented. The results of operations for any interim period are not necessarily indicative of the results for a full year.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates reflected in the Company’s financial statements, include, but are not limited to:

•                  The premium estimates for certain reinsurance agreements,

•                  Recoverability of deferred acquisition costs,

•                  The reserve for outstanding losses and loss expenses,

•                  Valuation of ceded reinsurance recoverables,

•                  Determination of impairment of goodwill and other intangible assets, and

•                  Valuation of financial instruments.

Intercompany accounts and transactions have been eliminated on consolidation and all entities meeting consolidation requirements have been included in the unaudited condensed consolidated financial statements.

These unaudited condensed consolidated financial statements, including these notes, should be read in conjunction with the Company’s audited consolidated financial statements, and related notes thereto, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

3. NEW ACCOUNTING PRONOUNCEMENTS

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2016-02, “Leases” (“ASU 2016-02”). ASU 2016-02 changes current U.S. GAAP for lessees to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous U.S. GAAP. ASU 2016-02 is effective for annual periods beginning after January 1, 2019, including interim periods. Early application is permitted. The Company is currently assessing the impact the adoption of ASU 2016-02 will have on future financial statements and disclosures.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

Specifically, the Company is still evaluating its existing leases to determine the appropriate classification under the new standard and whether it will adopt the practical expedients allowed under ASU 2016-02.

In June 2016, the FASB issued Accounting Standards Update 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). ASU 2016-13 modifies U.S. GAAP related to the recognition of credit losses by replacing the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 would apply to financial assets such as loans, debt securities, trade receivables, off-balance sheet credit exposures, reinsurance receivables, and other financial assets that have the contractual right to receive cash. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectibility of the reported amount. The Company’s invested assets are measured at fair value through net income, and therefore those invested assets would not be impacted by the adoption of ASU 2016-13. The Company has other financial assets, such as reinsurance recoverables, that could be impacted by the adoption of ASU 2016-13. ASU 2016-13 is effective for annual periods beginning after January 1, 2020, including interim periods. The Company is currently assessing the impact the adoption of ASU 2016-13 will have on future financial statements and disclosures. Specifically, the Company is developing a credit impairment methodology for its reinsurance recoverables based on the guidance in ASU 2016-13.

In August 2016, the FASB issued Accounting Standards Update 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 clarifies the classification of receipts and payments in the statement of cash flows. ASU 2016-15 provides guidance related to (1) settlement and payment of zero coupon debt instruments, (2) contingent consideration, (3) proceeds from settlement of insurance claims, (4) proceeds from settlement of corporate and bank-owned life insurance policies, (5) distributions from equity method investees, (6) cash receipts from beneficial interests obtained by a transferor, and (7) general guidelines for cash receipts and payments that have more than one aspect of classification. The only item above that will impact the Company is the guidance related to distributions from equity method investees. The Company currently utilizes the nature of distribution approach for classifying such distributions and will adopt ASU 2016-15 for reporting periods beginning January 1, 2018. As the nature of distribution approach is an acceptable method under ASU 2016-15, the Company does not expect the adoption of ASU 2016-15 to have a material impact on the statement of cash flows.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

4. INVESTMENTS

a) Trading Securities

Securities accounted for at fair value with changes in fair value recognized in the unaudited condensed consolidated statements of operations and comprehensive income (the “consolidated income statements”) by category are as follows:

	March 31, 2017		December 31, 2016
	Fair Value	Amortized Cost	Fair Value	Amortized Cost
U.S. government and government agencies	$1,410.5	$1,433.9	$1,426.0	$1,454.5
Non-U.S. government and government agencies	543.2	554.2	469.9	496.5
States, municipalities and political subdivisions	41.7	40.7	354.1	355.8
Corporate debt:
Financial institutions	1,046.4	1,043.2	1,032.7	1,033.6
Industrials	1,379.2	1,375.8	1,321.3	1,322.3
Utilities	153.2	153.3	140.0	140.7
Mortgage-backed:
Agency mortgage-backed	595.6	593.9	614.5	612.5
Non-agency residential mortgage-backed	23.4	22.0	23.9	22.7
Commercial mortgage-backed	467.1	491.5	598.0	636.1
Asset-backed	812.8	827.3	757.3	772.6
Total fixed maturity investments, trading	$6,473.1	$6,535.6	$6,737.7	$6,847.4

	March 31, 2017		December 31, 2016
	Fair Value	Original Cost	Fair Value	Original Cost
Equity securities	$255.2	$237.7	$243.9	$235.0
Other invested assets	902.7	842.6	897.8	831.2
	$1,157.9	$1,080.3	$1,141.7	$1,066.2

Other invested assets, included in the table above, include investments in private equity funds and hedge funds that are accounted for at fair value, but excludes other private securities described below in Note 4(b) that are accounted for using the equity method of accounting.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

b) Other Invested Assets

Details regarding the carrying value, redemption characteristics and unfunded investment commitments of the other invested assets portfolio as of March 31, 2017 and December 31, 2016 were as follows:

Investment Type	Carrying Value as of March 31, 2017	Investments with Redemption Restrictions	Estimated Remaining Restriction Period	Investments without Redemption Restrictions	Redemption Frequency(1)	Redemption Notice Period(1)	Unfunded Commitments
Private equity	$281.5	$281.5	1 - 15 Years	$—			$208.8
Levered credit	211.2	211.2	3 - 9 Years	—			189.2
Real estate	68.9	68.9	6 - 8 Years	—			191.6
Distressed	4.8	4.8	1 Year	—			3.8
Total private equity	566.4	566.4		—			593.4
Distressed	173.3	—		173.3	Quarterly	60 Days	—
Relative value credit	87.4	—		87.4	Quarterly	60 Days	—
Equity long/short	65.1	—		65.1	Quarterly	45 Days	—
Fund of funds	10.5	—		10.5	Quarterly	60 Days	—
Total hedge funds	336.3	—		336.3			—
Total other invested assets at fair value	902.7	566.4		336.3			593.4
Other private securities	63.9	—		63.9			—
Total other invested assets	$966.6	$566.4		$400.2			$593.4

Investment Type	Carrying Value as of December 31, 2016	Investments with Redemption Restrictions	Estimated Remaining Restriction Period	Investments without Redemption Restrictions	Redemption Frequency(1)	Redemption Notice Period(1)	Unfunded Commitments
Private equity	$281.0	$281.0	1 - 15 Years	$—			$219.3
Levered credit	204.9	204.9	3 - 9 Years	—			190.8
Real estate	68.9	68.9	6 - 8 Years	—			191.6
Distressed	5.0	5.0	1 Year	—			3.8
Total private equity	559.8	559.8		—			605.5
Distressed	175.3	—		175.3	Quarterly	60 Days	—
Relative value credit	84.8	—		84.8	Quarterly	60 Days	—
Equity long/short	67.9	—		67.9	Quarterly	45 Days	—
Fund of Funds	10.0	—		10.0	Quarterly	60 Days	—
Total hedge funds	338.0	—		338.0			—
Total other invested assets at fair value	897.8	559.8		338.0			605.5
Other private securities	62.9	—		62.9			—
Total other invested assets	$960.7	$559.8		$400.9			$605.5

(1) The redemption frequency and notice periods only apply to the investments without redemption restrictions.

In general, the Company has invested in hedge funds that require at least 30 days’ notice of redemption and may be redeemed on a monthly, quarterly, semi-annual, annual or longer basis, depending on the fund. Certain hedge funds have lock-up periods ranging from one to three years from initial investment. A lock-up period refers to the initial amount of time an investor is contractually required to invest before having the ability to redeem. Funds that provide for periodic redemptions may, depending on the funds’ governing documents, have the ability to deny or delay a redemption request, called a “gate.” The fund may implement this restriction if the aggregate amount of redemption requests as of a particular date exceeds a specified

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

level, generally ranging from 15% to 25% of the fund’s net assets. The gate is a method for executing an orderly redemption process to reduce the possibility of adversely affecting investors in the fund. Typically, the imposition of a gate delays a portion of the requested redemption, with the remaining portion settled in cash sometime after the redemption date. Certain funds may impose a redemption fee on early redemptions. Interests in private equity funds cannot be redeemed because the investments include restrictions that do not allow for redemption until termination of the fund.

The following describes each investment type:

•                       Private equity (primary and secondary): Primary equity funds include funds that may invest in companies and general partnership interests, as well as direct investments. Secondary funds buy limited partnership interests from existing limited partners of primary private equity funds. As owners of private equity, funds may seek liquidity by selling their existing interests, plus any remaining commitment, to secondary market participants. These funds cannot be redeemed because the investments include restrictions that do not allow for redemption until termination of the funds.

•                       Levered credit (including mezzanine debt): Levered credit funds invest across the capital structures of upper middle market and middle market companies in connection with leveraged buyouts, mergers and acquisitions, recapitalizations, growth financings, refinancings and other corporate purposes. The most common position in the capital structure of mezzanine funds will be between the senior secured debt holder and the equity; however, the funds in which we are invested may include secured debt, subordinated debt, preferred stock and/or private equity. These funds cannot be redeemed because the investments include restrictions that do not allow for redemption until termination of the funds.

•                       Real estate funds: Private real estate funds invest directly (through debt and equity) in commercial real estate (multifamily, industrial, office, student housing and retail) as well as residential property. Real estate managers have diversified portfolios that generally follow core, core-plus, value-added or opportunistic strategies. These funds cannot be redeemed because the investments include restrictions that do not allow for redemption until termination of the funds.

•                       Distressed funds: In distressed debt investing, managers take positions in the debt of companies experiencing significant financial difficulties, including bankruptcy, or in certain positions of the capital structure of structured securities. The manager relies on the fundamental analysis of these securities, including the claims on the assets and the likely return to bondholders. Certain funds cannot be redeemed because the investments include restrictions that do not allow for redemption until termination of the funds.

•                       Relative value credit funds: These funds seek to take exposure to credit-sensitive securities, long and/or short, based upon credit analysis of issuers and securities and credit market views.

•                       Equity long/short funds: In equity long/short funds, managers take long positions in companies they deem to be undervalued and short positions in companies they deem to be overvalued. Long/short managers may invest in countries, regions or sectors and vary by their use of leverage and by their targeted net long position.

•                       Fund of funds: Fund of funds allocate assets among multiple investment managers unaffiliated with the fund of funds sponsor employing a variety of proprietary investment strategies. Fund of funds strategies will invest in a portfolio of funds that primarily pursue the following investment strategies: equity, macro, event driven and credit.

•                       Other private securities: These securities mostly include strategic non-controlling minority investments in private asset management companies and other insurance related investments that are accounted for using the equity method of accounting.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

c)   Net Investment Income

	Three Months Ended March 31,
	2017	2016
Fixed maturity investments	$44.9	$48.0
Equity securities	2.9	1.8
Other invested assets: hedge funds and private equity	7.0	4.7
Other invested assets: other private securities	1.0	3.1
Cash and cash equivalents	0.9	0.5
Expenses	(4.4)	(4.8)
Net investment income	$52.3	$53.3

d)   Components of Realized Gains and Losses

	Three Months Ended March 31,
	2017	2016
Gross realized gains on sale of invested assets	$23.8	$54.0
Gross realized losses on sale of invested assets	(32.3)	(41.9)
Net realized and unrealized losses on derivatives	(4.0)	(22.9)
Mark-to-market gains (losses):
Fixed maturity investments, trading	46.7	62.3
Equity securities, trading	12.9	(15.1)
Other invested assets, trading	(6.4)	(17.5)
Net realized investment gains	$40.7	$18.9

e)   Pledged Assets

As of March 31, 2017 and December 31, 2016, $2,719.8 million and $2,687.7 million, respectively, of cash and cash equivalents and investments were deposited, pledged or held in trust accounts in favor of ceding companies and other counterparties or government authorities to comply with reinsurance contract provisions, insurance laws and other contract provisions.

In addition, as of March 31, 2017 and December 31, 2016, a further $575.3 million and $587.6 million, respectively, of cash and cash equivalents and investments were pledged as collateral for the Company’s letter of credit facilities. See Note 11(g) to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for details on the Company’s credit facilities.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

5. DERIVATIVE INSTRUMENTS

As of March 31, 2017 and December 31, 2016, none of the Company’s derivatives were designated as hedges for accounting purposes. The following table summarizes information on the location and amounts of derivative fair values on the consolidated balance sheets:

	March 31, 2017				December 31, 2016
	Asset Derivative Notional Amount	Asset Derivative Fair Value	Liability Derivative Notional Amount	Liability Derivative Fair Value	Asset Derivative Notional Amount	Asset Derivative Fair Value	Liability Derivative Notional Amount	Liability Derivative Fair Value
Foreign exchange contracts	$1.8	$—	$57.9	$0.3	$103.2	$10.4	$4.1	$0.1
Interest rate swaps	—	—	100.0	0.2	—	—	—	—
Insurance contracts	225.0	6.5	—	—	225.0	7.4	—	—
Reinsurance contracts	—	—	120.0	3.4	—	—	110.0	4.0
Total derivatives	$226.8	$6.5	$277.9	$3.9	$328.2	$17.8	$114.1	$4.1

Derivative assets and derivative liabilities are classified within “other assets” or “accounts payable and accrued liabilities” on the consolidated balance sheets.

The following table provides the net realized and unrealized gains (losses) on derivatives not designated as hedges recorded on the consolidated income statements:

	Three Months Ended March 31,
	2017	2016
Foreign exchange contracts	$0.8	$2.3
Total included in foreign exchange loss (gain)	0.8	2.3
Foreign exchange contracts	(0.8)	(14.9)
Interest rate swaps and futures	(3.2)	(8.0)
Total included in net realized investment gains	(4.0)	(22.9)
Insurance contracts	(0.9)	—
Reinsurance contracts	0.2	(0.4)
Total included in other income (other expense)	(0.7)	(0.4)
Total realized and unrealized losses on derivatives	$(3.9)	$(21.0)

Derivative Instruments Not Designated as Hedging Instruments

The Company is exposed to foreign currency risk in its investment portfolio. Accordingly, the fair values of the Company’s investment portfolio are partially influenced by the change in foreign exchange rates. These foreign currency hedging activities have not been designated as specific hedges for financial reporting purposes.

The Company’s insurance and reinsurance subsidiaries and branches operate in various foreign countries and consequently the Company’s underwriting portfolio is exposed to foreign currency risk. The Company manages foreign currency risk by seeking to match liabilities under the insurance policies and reinsurance contracts that it writes and that are payable in foreign currencies with cash and investments that are denominated in such currencies. When necessary, the Company may also use derivatives to economically hedge unmatched foreign currency exposures, specifically forward contracts and currency options.

The Company purchases and sells interest rate future and interest rate swap contracts to actively manage the duration and yield curve positioning of its fixed income portfolio. Interest rate futures and interest rate swaps can efficiently increase or decrease the overall duration of the portfolio. Additionally, interest rate future and interest rate swap contracts can be utilized to obtain the desired position along the yield curve in order to protect against certain future yield curve shapes. In addition, the Company purchases options to actively manage its equity portfolio.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

The Company has also entered into insurance and reinsurance contracts that are required to be accounted for as derivatives. This will be the case when the insurance or reinsurance contract provides indemnification to the insured or cedent as a result of a change in a variable versus an identifiable insurable event, such as single-trigger industry loss warranties. The Company considers these insurance and reinsurance contracts to be an extension of its overall insurance operations.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with U.S. GAAP, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon whether the inputs to the valuation of an asset or liability are observable or unobservable in the market at the measurement date, with quoted market prices being the highest level (Level 1) and unobservable inputs being the lowest level (Level 3). A fair value measurement will fall within the level of the hierarchy based on the input that is significant to determining such measurement. The three levels are defined as follows:

•                       Level 1: Observable inputs to the valuation methodology that are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•                       Level 2: Observable inputs to the valuation methodology other than quoted market prices (unadjusted) for identical assets or liabilities in active markets. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets in markets that are not active and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•                       Level 3: Inputs to the valuation methodology that are unobservable for the asset or liability.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

The following table shows the fair value of the Company’s financial instruments and where in the fair value hierarchy the fair value measurements are included as of the dates indicated below:

March 31, 2017	Carrying Amount	Total Fair Value	Level 1	Level 2	Level 3
ASSETS:
Fixed maturity investments:
U.S. government and government agencies	$1,410.5	$1,410.5	$1,357.5	$53.0	$—
Non-U.S. government and government agencies	543.2	543.2	—	543.2	—
States, municipalities and political subdivisions	41.7	41.7	—	41.7	—
Corporate debt:
Financial institutions	1,046.4	1,046.4	—	1,044.4	2.0
Industrials	1,379.2	1,379.2	—	1,379.2	—
Utilities	153.2	153.2	—	153.2	—
Mortgage-backed:
Agency mortgage-backed	595.6	595.6	—	444.3	151.3
Non-agency residential mortgage-backed	23.4	23.4	—	23.4	—
Commercial mortgage-backed	467.1	467.1	—	467.1	—
Asset-backed	812.8	812.8	—	762.8	50.0
Total fixed maturity investments	$6,473.1	$6,473.1	$1,357.5	$4,912.3	$203.3
Equity securities	255.2	255.2	230.7	—	24.5
Other invested assets(1)	902.7	902.7	—	—	—
Total investments	$7,631.0	$7,631.0	$1,588.2	$4,912.3	$227.8
Derivative assets:
Insurance contracts	$6.5	$6.5	$—	$—	$6.5
LIABILITIES:
Derivative liabilities:
Foreign exchange contracts	$0.3	$0.3	$—	$0.3	$—
Interest rate swaps	0.2	0.2	—	0.2	—
Reinsurance contracts	3.4	3.4	—	—	3.4
Senior notes	794.4	825.6	—	825.6	—
Other long-term debt	22.6	27.1	—	27.1	—

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

December 31, 2016	Carrying Amount	Total Fair Value	Level 1	Level 2	Level 3
ASSETS:
Fixed maturity investments:
U.S. government and government agencies	$1,426.0	$1,426.0	$1,379.6	$46.4	$—
Non-U.S. government and government agencies	469.9	469.9	—	469.9	—
States, municipalities and political subdivisions	354.1	354.1	—	354.1	—
Corporate debt:
Financial institutions	1,032.7	1,032.7	—	1,031.2	1.5
Industrials	1,321.3	1,321.3	—	1,321.3	—
Utilities	140.0	140.0	—	140.0	—
Mortgage-backed:
Agency mortgage-backed	614.5	614.5	—	475.9	138.7
Non-agency residential mortgage-backed	23.9	23.9	—	23.9	—
Commercial mortgage-backed	598.0	598.0	—	598.0	—
Asset-backed	757.3	757.3	—	697.8	59.5
Total fixed maturity investments	$6,737.7	$6,737.7	$1,379.6	$5,158.5	$199.7
Equity securities	243.9	243.9	219.2	—	24.7
Other invested assets(1)	897.8	897.8	—	—	—
Total investments	$7,879.4	$7,879.4	$1,598.8	$5,158.5	$224.4
Derivative assets:
Foreign exchange contracts	$10.4	$10.4	$—	$10.4	$—
Insurance contracts	7.4	7.4	—	—	7.4
LIABILITIES:
Derivative liabilities:
Foreign exchange contracts	$0.1	$0.1	$—	$0.1	$—
Reinsurance contracts	4.0	4.0	—	—	4.0
Senior notes	794.2	827.1	—	827.1	—
Other long-term debt	22.0	26.7	—	26.7	—

(1) In accordance with U.S. GAAP, other invested assets, excluding other private securities, are measured at fair value using the net asset value per share (or its equivalent) practical expedient and have not been classified in the fair value hierarchy.

“Other invested assets” exclude other private securities that the Company did not measure at fair value, but are accounted for using the equity method of accounting. Derivative assets and derivative liabilities relating to foreign exchange contracts and interest rate swaps are classified within “other assets” or “accounts payable and accrued liabilities” on the consolidated balance sheets.

The following describes the valuation techniques used by the Company to determine the fair value of financial instruments held as of the balance sheet date.

Fair Value of Financial Instruments

U.S. government and government agencies: Comprised primarily of bonds issued by the U.S. Treasury, the Federal Home Loan Bank, the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. The fair values of the Company’s U.S. government securities are based on quoted market prices in active markets and are included in the Level 1 fair value hierarchy. The Company believes the market for U.S. Treasury securities is an actively traded market given the high level of daily trading volume. The fair values of U.S. government agency securities are priced using the spread above the risk-free yield curve. As the yields for the risk-free yield curve and the spreads for these securities are observable market inputs, the fair values of U.S. government agency securities are included in the Level 2 fair value hierarchy.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

Non-U.S. government and government agencies: Comprised of fixed income obligations of non-U.S. governmental entities. The fair values of these securities are based on prices obtained from international indices and are included in the Level 2 fair value hierarchy.

States, municipalities and political subdivisions: Comprised of fixed income obligations of U.S. domiciled state and municipality entities. The fair values of these securities are based on prices obtained from the new issue market, and are included in the Level 2 fair value hierarchy.

Corporate debt: Comprised of bonds issued by or loan obligations of corporations that are diversified across a wide range of issuers and industries. The fair value of corporate debt that are short-term are priced using spread above the LIBOR yield curve, and the fair value of corporate debt that are long-term are priced using the spread above the risk-free yield curve. The spreads are sourced from broker-dealers, trade prices and the new issue market. As the significant inputs used to price corporate bonds are observable market inputs, the fair values of corporate debt are included in the Level 2 fair value hierarchy, unless the significant inputs used to price the corporate debt securities are broker-dealer quotes and the Company is not able to determine if those quotes are based on observable market inputs, in which case the fair value is included in the Level 3 hierarchy.

Mortgage-backed: Primarily comprised of residential and commercial mortgages originated by both U.S. government agencies (such as the Federal National Mortgage Association) and non-U.S. government agencies. The fair values of mortgage-backed securities originated by U.S. government agencies and non-U.S. government agencies are based on a pricing model that incorporates prepayment speeds and spreads to determine the appropriate average life of mortgage-backed securities. The spreads are sourced from broker-dealers, trade prices and the new issue market. As the significant inputs used to price the mortgage-backed securities are observable market inputs, the fair values of these securities are included in the Level 2 fair value hierarchy, unless the significant inputs used to price the mortgage-backed securities are broker-dealer quotes and the Company is not able to determine if those quotes are based on observable market inputs, in which case the fair value is included in the Level 3 hierarchy.

Asset-backed: Principally comprised of bonds backed by pools of automobile loan receivables, home equity loans, credit card receivables and collateralized loan obligations originated by a variety of financial institutions. The fair values of asset-backed securities are priced using prepayment speed and spread inputs that are sourced from the new issue market or broker-dealer quotes. As the significant inputs used to price the asset-backed securities are observable market inputs, the fair values of these securities are included in the Level 2 fair value hierarchy, unless the significant inputs used to price the asset-backed securities are broker-dealer quotes and the Company is not able to determine if those quotes are based on observable market inputs, in which case the fair value is included in the Level 3 hierarchy.

Equity securities: Comprised of U.S. and foreign common and preferred stocks and mutual funds. Equities are generally included in the Level 1 fair value hierarchy as prices are obtained from market exchanges in active markets. Non-U.S. mutual funds where the net asset value (“NAV”) is not provided on a daily basis are included in the Level 3 fair value hierarchy. Also, the Company’s remaining equity interest in an equity security that it no longer accounts for under the equity method of accounting is included in the Level 3 fair value hierarchy as the fair value is based on the enterprise value of that security that is not a publicly traded company.

Other invested assets: Comprised of funds invested in a range of diversified strategies. In accordance with U.S. GAAP, the fair values of the funds are based on the NAV of the funds as reported by the fund manager. The Company does not measure its investments that are accounted for using the equity method of accounting at fair value, unless an other-than-temporary impairment is recorded.

Derivative instruments: The fair value of foreign exchange contracts, interest rate futures and swaps are priced from quoted market prices for similar exchange-traded derivatives and pricing valuation models that utilize independent market data inputs. The fair value of foreign exchange contracts, interest rate futures and swaps are included in the Level 2 fair value hierarchy. The fair value of the insurance and reinsurance contracts are based on an internal model that estimates the expected value based on multiple scenarios (i.e., Monte-Carlo simulation) and discounted back to current value. The key unobservable inputs are the discount rate, which was 10%, and the values of the underlying insured risks. Given the inputs to the internal model are unobservable, the fair value of the insurance and reinsurance contracts are included in the Level 3 fair value hierarchy.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

Senior notes: The fair value of the senior notes is based on reported trades. The fair value of the senior notes is included in the Level 2 fair value hierarchy.

Other long-term debt: Comprised of the mortgage and credit facility associated with the purchase of office space in Switzerland. The fair value of the other long-term debt is based on the value of the debt using current interest rates. The fair value of the other long-term debt is included in the Level 2 fair value hierarchy.

Non-recurring Fair Value of Financial Instruments

The Company measures the fair value of certain assets on a non-recurring basis, generally quarterly, annually, or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. These assets include investments accounted for using the equity method, goodwill and intangible assets. The Company uses a variety of techniques to measure the fair value of these assets when appropriate, as described below:

Investments accounted for using the equity method: When the Company determines that the carrying value of these assets may not be recoverable, the Company records the assets at fair value with the loss recognized in income. In such cases, the Company measures the fair value of these assets using the techniques discussed above.

Goodwill and intangible assets: The Company tests goodwill and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, but at least annually for goodwill and indefinite-lived intangibles. When the Company determines that goodwill and indefinite-lived intangible assets may be impaired, the Company uses various techniques, including discounted expected future cash flows and market multiple models, to measure fair value.

Rollforward of Level 3 Financial Instruments

The following is a reconciliation of the beginning and ending balance of financial instruments using significant unobservable inputs (Level 3):

	Corporate Debt - Financial Institutions	Agency MBS	Non-agency RMBS	Asset-backed	Equities	Insurance Contracts	Reinsurance Contracts
Three Months Ended March 31, 2017
Opening balance	$1.5	$138.7	$—	$59.5	$24.7	$7.4	$(4.0)
Realized and unrealized gains (losses) included in net income	(0.1)	(0.3)	—	(0.2)	(0.2)	(0.9)	0.6
Purchases	0.6	29.9	—	31.3	—	—	—
Sales	—	(17.0)	—	(5.0)	—	—	—
Transfers into Level 3 from Level 2	—	—	—	1.2	—	—	—
Transfers out of Level 3 into Level 2(1)	—	—	—	(36.8)	—	—	—
Ending balance	$2.0	$151.3	$—	$50.0	$24.5	$6.5	$(3.4)

Three Months Ended March 31, 2016
Opening balance	$—	$101.1	$5.0	$63.0	$—	$—	$—
Realized and unrealized gains (losses) included in net income	—	1.6	0.1	(0.8)	—	—	—
Purchases	—	40.4	—	9.0	—	—	—
Sales	—	(3.6)	(0.1)	(2.1)	—	—	—
Transfers into Level 3 from Level 2	—	1.6	—	9.9	—	—	—
Transfers out of Level 3 into Level 2(1)	—	—	—	(15.4)	—	—	—
Ending balance	$—	$141.1	$5.0	$63.6	$—	$—	$—

(1) Transfers out of Level 3 are primarily attributable to the availability of market observable information.

The Company attempts to verify the significant inputs used by broker-dealers in determining the fair value of the securities priced by them. If the Company could not obtain sufficient information to determine if the broker-dealers were using

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

significant observable inputs, such securities have been transferred to the Level 3 fair value hierarchy. The Company believes the prices obtained from the broker-dealers are the best estimate of fair value of the securities being priced, as the broker-dealers are typically involved in the initial pricing of the security, and the Company has compared the price per the broker-dealer to other pricing sources and noted no material differences. The Company recognizes transfers between levels at the end of the reporting period. There were no transfers between Level 1 and Level 2 during the period.

The Company’s external investment accounting service provider receives prices from internationally recognized independent pricing services to measure the fair values of its fixed maturity investments. Pricing sources are evaluated and selected in a manner to ensure that the most reliable sources are used. The independent pricing sources obtain market quotations and actual transaction prices for securities that have quoted prices in active markets. Each pricing service has its own proprietary method for determining the fair value of securities that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the independent pricing service uses observable market inputs, including, but not limited to, reported trades, benchmark yields, broker-dealer quotes, interest rates, prepayment speeds, default rates and such other inputs as are available from market sources to determine a reasonable fair value.

All of the Company’s fixed maturity investment securities classified as Level 3 are valued based on unadjusted broker-dealer quotes. This includes less liquid securities such as lower quality asset-backed securities, commercial mortgage-backed securities and residential mortgage-backed securities. The primary valuation inputs include monthly payment information, the probability of default, loss severity rates and estimated prepayment rates. Significant changes in these inputs in isolation would result in a significantly lower or higher fair value measurement. In general, a change in the assumption of the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity in an event of default and prepayment rates.

The Company records the unadjusted price provided and validates this price through a process that includes, but is not limited to, monthly and/or quarterly: (i) comparison of prices between two independent sources, with significant differences requiring additional price sources; (ii) quantitative analysis (e.g., comparing the quarterly return for each managed portfolio to their target benchmark, with significant differences identified and investigated); (iii) evaluation of methodologies used by external parties to calculate fair value, including a review of the inputs used for pricing; (iv) comparing the price to the Company’s knowledge of the current investment market; and (v) back-testing, which includes randomly selecting purchased or sold securities and comparing the executed prices to the fair value estimates from the pricing service. In addition to internal controls, management relies on the effectiveness of the valuation controls in place at the Company’s external investment accounting service provider (supported by a Statement on Standards for Attestation Engagements No. 16 report) in conjunction with regular discussion and analysis of the investment portfolio’s structure and performance.

7. RESERVE FOR LOSSES AND LOSS EXPENSES

The reserve for losses and loss expenses consists of the following:

	March 31, 2017	December 31, 2016
Outstanding loss reserves	$1,899.9	$1,807.5
Reserves for losses incurred but not reported	4,862.8	4,831.7
Reserve for losses and loss expenses	$6,762.7	$6,639.2

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

The table below is a reconciliation of the beginning and ending liability for unpaid losses and loss expenses. Losses incurred and paid are reflected net of reinsurance recoverables.

	Three Months Ended March 31,
	2017	2016
Gross liability at beginning of period	$6,639.2	$6,456.2
Reinsurance recoverable at beginning of period	(1,625.0)	(1,480.0)
Net liability at beginning of period	5,014.2	4,976.2
Net losses incurred related to:
Current year	360.5	397.8
Prior years	(1.5)	(25.4)
Total incurred	359.0	372.4
Net paid losses related to:
Current year	6.5	6.7
Prior years	336.9	282.5
Total paid	343.4	289.2
Foreign exchange revaluation and other	7.3	3.7
Net liability at end of period	5,037.1	5,063.1
Reinsurance recoverable at end of period	1,725.6	1,512.0
Gross liability at end of period	$6,762.7	$6,575.1

For the three months ended March 31, 2017, the Company recorded net favorable prior year reserve development primarily due to lower than expected claims development in the Global Markets Insurance and Reinsurance segments, partially offset by unfavorable prior year reserve development in the North American Insurance segment. The unfavorable loss reserve development in the North American Insurance segment was primarily due to higher than expected reported losses in the casualty line of business for the 2012 and 2014 loss years, the professional liability line of business for the 2013 loss year, the property line of business for the 2015 and 2016 loss years, the healthcare line of business for the 2012 and 2013 loss years and the other specialty line of business for the 2013 and 2015 loss years.

For the three months ended March 31, 2016, the Company recorded net favorable prior year reserve development in each of its operating segments primarily due to actual loss emergence being lower than initially expected. The net favorable prior year reserve development in the North American Insurance segment was primarily related to the professional liability and programs lines of business, partially offset by net unfavorable prior year reserve development in the casualty line of business. The net favorable reserve development in the Global Markets Insurance segment was primarily related to the other specialty line of business partially offset by unfavorable reserve development in the professional liability and casualty lines of business. The net favorable prior year reserve development in the Reinsurance segment was primarily related to the property reinsurance and specialty reinsurance lines of business, partially offset by net unfavorable prior year reserve development in the casualty reinsurance line of business.

Although the Company has experienced favorable reserve development in its insurance and reinsurance lines, there is no assurance that conditions and trends that have affected the development of liabilities in the past will continue. It is not appropriate to extrapolate future redundancies based on prior years’ development. The methodology of estimating loss reserves is periodically reviewed to ensure that the key assumptions used in the actuarial models continue to be appropriate.

8. INCOME TAXES

Under Swiss law, a resident company is subject to income tax at the federal, cantonal and communal levels that is levied on net income. Income attributable to permanent establishments or real estate located abroad is excluded from the Swiss tax base. Allied World Switzerland is a holding company and, therefore, is exempt from cantonal and communal income tax. As a result, Allied World Switzerland is subject to Swiss income tax only at the federal level. Allied World Switzerland is a resident of the Canton of Zug and, as such, is subject to an annual cantonal and communal capital tax on its taxable equity. Allied World

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

Switzerland has a Swiss operating company resident in the Canton of Zug. The operating company is subject to federal, cantonal and communal income tax and to annual cantonal and communal capital tax.

Under current Bermuda law, Allied World Assurance Company Holdings, Ltd (“Allied World Bermuda”) and its Bermuda subsidiaries are not required to pay taxes in Bermuda on either income or capital gains. Allied World Bermuda and Allied World Assurance Company, Ltd have received an assurance from the Bermuda Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, that in the event of any such taxes being imposed, Allied World Bermuda and Allied World Assurance Company, Ltd will be exempted until March 2035.

Certain subsidiaries of Allied World Switzerland file U.S. federal income tax returns and various U.S. state income tax returns, as well as income tax returns in Canada, Hong Kong, Ireland, Singapore and the United Kingdom. The U.S. Internal Revenue Service (the “IRS”) is currently conducting an audit of the 2014 tax return of the U.S. services company. The audit is ongoing and the Company is not aware of any findings from the audit thus far. To the best of the Company’s knowledge, there are no other income tax examinations pending by any other tax authority.

Management has deemed all material tax positions to have a greater than 50% likelihood of being sustained based on technical merits if challenged. The Company does not expect any material unrecognized tax benefits within 12 months of March 31, 2017.

The Company recorded an income tax benefit of $1.8 million during the three months ended March 31, 2017 related to excess tax benefits due to the adoption of Accounting Standards Update 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which became effective January 1, 2017. ASU 2016-09 requires excess tax benefits related to stock compensation to be recorded as an income tax benefit instead of as an increase to additional paid-in capital.

9. SHAREHOLDERS’ EQUITY

a) Authorized shares

The issued share capital consists of the following:

	March 31, 2017	December 31, 2016
Common shares issued and fully paid, 2017 and 2016: CHF 4.10 per share	93,586,418	93,586,418
Share capital at end of period	$378.8	$378.8

		Three Months Ended March 31, 2017
Shares issued at beginning of period		93,586,418
Shares canceled		—
Total shares issued at end of period		93,586,418
Treasury shares issued at beginning of period		6,488,298
Shares repurchased		—
Shares issued out of treasury		(385,595)
Shares canceled		—
Total treasury shares at end of period		6,102,703
Total shares outstanding at end of period		87,483,715

During the three months ended March 31, 2017, no shares repurchased and designated for cancellation were constructively retired and canceled.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

b) Dividends

On April 19, 2016, the shareholders approved the Company’s proposal to pay cash dividends in the form of a distribution out of the general legal reserve from capital contributions. The distribution amounts are paid to shareholders in quarterly installments of $0.26 per share. The first three installments of the dividend were paid to shareholders on June 30, 2016, September 29, 2016 and December 29, 2016. In connection with the announced transaction with Fairfax, at a special meeting of the Company’s shareholders held on March 22, 2017, the Company’s shareholders approved the payment of a special cash dividend of $5.00 per common share, or approximately $437.0 million based on the common shares outstanding as of March 31, 2017, and agreed to forego the fourth installment of the previously approved $0.26 quarterly dividend. The special dividend is conditioned upon, and will be payable shortly after, the consummation of the exchange offer contemplated by the Fairfax transaction.

c) Share Repurchases

On April 19, 2016, the shareholders approved a share repurchase program (the “2016 share repurchase program”) in order for the Company to repurchase up to $500.0 million of its common shares. The 2016 share repurchase program supersedes the 2014 share repurchase program and no further repurchases will be made under the 2014 share repurchase program. Repurchases may be effected from time to time through open market purchases, privately negotiated transactions, tender offers or otherwise. The timing, form and amount of the share repurchases under the 2016 share repurchase program will depend on a variety of factors, including market conditions, the Company’s capital position, legal requirements and other factors. Under the terms of this share repurchase program, the first three million of common shares repurchased will remain in treasury and will be used by the Company to satisfy share delivery obligations under its equity-based compensation plans. Any additional common shares repurchased will be designated for cancellation at acquisition and will be canceled upon shareholder approval. Shares repurchased and designated for cancellation are constructively retired and recorded as a share cancellation. The Company does not anticipate repurchasing any of its common shares pending the completion of the Fairfax transaction.

10. EARNINGS PER SHARE

The following table sets forth the comparison of basic and diluted earnings per share:

	Three Months Ended March 31,
	2017	2016
Basic earnings per share:
Net income	$80.3	$74.1
Weighted average common shares outstanding	87,291,369	90,254,512
Basic earnings per share	$0.92	$0.82

	Three Months Ended March 31,
	2017	2016
Diluted earnings per share:
Net income	$80.3	$74.1
Weighted average common shares outstanding	87,291,369	90,254,512
Share equivalents:
Stock options	987,726	832,747
RSUs and performance-based equity awards	854,117	451,268
Employee share purchase plan	—	20,698
Weighted average common shares and common share equivalents outstanding - diluted	89,133,212	91,559,225
Diluted earnings per share	$0.90	$0.81

For the three months ended March 31, 2017 and 2016, a weighted average of nil and 353,679 RSUs, respectively, were considered anti-dilutive and were therefore excluded from the calculation of diluted earnings per share.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

11. SEGMENT INFORMATION

The determination of reportable segments is based on how senior management monitors the Company’s underwriting operations. Management monitors the performance of its direct underwriting operations based on the geographic location of the Company’s offices, the markets and customers served and the type of accounts written. The Company is currently organized into three operating segments: North American Insurance, Global Markets Insurance and Reinsurance. All lines of business fall within these classifications.

The North American Insurance segment includes the Company’s specialty insurance operations in the United States, Bermuda and Canada, as well as the Company’s claims administration services operation. This segment provides both property and specialty casualty insurance primarily to North American domiciled accounts. The Global Markets Insurance segment includes the Company’s specialty insurance operations in Europe and Asia Pacific, which includes offices in Dublin, Hong Kong, Labuan, London, Singapore, Sydney, and Zug, as well as the Company’s insurance agency operation. This segment provides both property and casualty insurance primarily to non-North American domiciled accounts. The Reinsurance segment includes the Company’s reinsurance operations in Bermuda, London, Miami, New York, Singapore, and Zug. This segment provides reinsurance of property, general casualty, professional liability, specialty lines and property catastrophe coverages written by insurance companies. The Company presently writes reinsurance on both a treaty and a facultative basis, targeting several niche reinsurance markets.

Responsibility and accountability for the results of underwriting operations are assigned by major line of business within each segment. Because the Company does not manage its assets by segment, investment income, interest expense and total assets are not allocated to individual reportable segments. General and administrative expenses are allocated to segments based on various factors, including expenses directly attributable to individual segments, staff count and each segment’s proportional share of gross premiums written.

The Company measures its segment profit or loss as underwriting income or loss plus other insurance-related income and expenses, which may include the net earnings from our claims administration services operations and other income or expense that is not directly related to our underwriting operations. Management measures results for each segment’s underwriting income or loss on the basis of the “loss and loss expense ratio,” “acquisition cost ratio,” “general and administrative expense ratio,” “expense ratio” and “combined ratio.” The “loss and loss expense ratio” is derived by dividing net losses and loss expenses by net premiums earned. The “acquisition cost ratio” is derived by dividing acquisition costs by net premiums earned. The “general and administrative expense ratio” is derived by dividing general and administrative expenses by net premiums earned. The expense ratio is the sum of the “acquisition cost ratio” and the “general and administrative expense ratio”. The “combined ratio” is the sum of the “loss and loss expense ratio,” the “acquisition cost ratio” and the “general and administrative expense ratio.”

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

The following tables provide a summary of the segment results:

Three Months Ended March 31, 2017	North American Insurance	Global Markets Insurance	Reinsurance	Total
Gross premiums written	$396.8	$115.8	$348.3	$860.9
Net premiums written	253.9	89.6	332.6	676.1
Net premiums earned	295.0	92.7	157.2	544.9
Net losses and loss expenses	(218.2)	(55.2)	(85.6)	(359.0)
Acquisition costs	(25.4)	(16.2)	(35.5)	(77.1)
General and administrative expenses	(59.0)	(28.2)	(16.9)	(104.1)
Underwriting (loss) income	(7.6)	(6.9)	19.2	4.7
Other insurance-related income	0.5	0.8	—	1.3
Other insurance-related expenses	(1.4)	(0.4)	(0.5)	(2.3)
Segment (loss) income	(8.5)	(6.5)	18.7	3.7
Net investment income				52.3
Net realized investment gains				40.7
Amortization of intangible assets				(2.3)
Other expenses				(4.8)
Interest expense				(10.4)
Foreign exchange loss				(1.4)
Income before income taxes				$77.8

Loss and loss expense ratio	74.0%	59.5%	54.5%	65.9%
Acquisition cost ratio	8.6%	17.5%	22.6%	14.1%
General and administrative expense ratio	20.0%	30.4%	10.7%	19.1%
Expense ratio	28.6%	47.9%	33.3%	33.2%
Combined ratio	102.6%	107.4%	87.8%	99.1%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

Three Months Ended March 31, 2016	North American Insurance	Global Markets Insurance	Reinsurance	Total
Gross premiums written	$379.2	$115.5	$368.8	$863.5
Net premiums written	266.2	87.6	350.2	704.0
Net premiums earned	316.3	94.2	169.6	580.1
Net losses and loss expenses	(216.3)	(67.8)	(88.3)	(372.4)
Acquisition costs	(33.9)	(17.9)	(36.5)	(88.3)
General and administrative expenses	(52.2)	(29.0)	(15.2)	(96.4)
Underwriting income (loss)	13.9	(20.5)	29.6	23.0
Other insurance-related income	0.6	—	—	0.6
Other insurance-related expenses	(0.7)	—	(0.4)	(1.1)
Segment income (loss)	13.8	(20.5)	29.2	22.5
Net investment income				53.3
Net realized investment gains				18.9
Amortization of intangible assets				(2.5)
Interest expense				(20.0)
Foreign exchange gain				3.0
Income before income taxes				$75.2

Loss and loss expense ratio	68.4%	72.0%	52.1%	64.2%
Acquisition cost ratio	10.7%	19.0%	21.5%	15.2%
General and administrative expense ratio	16.5%	30.8%	8.9%	16.6%
Expense ratio	27.2%	49.8%	30.4%	31.8%
Combined ratio	95.6%	121.8%	82.5%	96.0%

The following table shows an analysis of the Company’s gross premiums written by geographic location of the Company’s subsidiaries and branches. All intercompany premiums have been eliminated.

	Three Months Ended March 31,
	2017	2016
United States	$537.2	$524.0
Bermuda	142.6	144.2
Europe	94.0	88.9
Asia Pacific	82.5	102.2
Canada	4.6	4.2
Total gross premiums written	$860.9	$863.5

Europe includes gross premiums written attributable to Switzerland of $35.1 million and $35.6 million for the three months ended March 31, 2017 and 2016, respectively.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

The following table shows the Company’s net premiums earned by line of business for each segment for the three months ended March 31, 2017 and 2016, respectively.

	Three Months Ended March 31,
	2017	2016
North American Insurance:
Casualty	$92.1	$96.7
Professional liability	81.6	101.5
Programs	47.6	39.6
Other specialty	32.6	25.2
Property	27.3	33.8
Healthcare	13.8	19.5
Total	295.0	316.3

Global Markets Insurance:
Other specialty	30.9	30.8
Professional liability	23.0	23.5
Casualty	21.3	23.6
Property	17.5	16.3
Total	92.7	94.2

Reinsurance:
Property	76.6	84.4
Casualty	44.2	46.2
Specialty	36.4	39.0
Total	157.2	169.6
Total net premiums earned	$544.9	$580.1

12. COMMITMENTS AND CONTINGENCIES

The Company, in common with the insurance industry in general, is subject to litigation and arbitration in the normal course of its business. These legal proceedings generally relate to claims asserted by or against the Company in the ordinary course of insurance or reinsurance operations. Estimated amounts payable under these proceedings are included in the reserve for losses and loss expenses in the Company’s consolidated balance sheets. As of March 31, 2017, the Company was not a party to any material legal proceedings arising outside the ordinary course of business that management believes will have a material adverse effect on the Company’s results of operations, financial position or cash flow.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

13. CONDENSED CONSOLIDATED GUARANTOR FINANCIAL STATEMENTS

The following tables present unaudited condensed consolidating financial information as of March 31, 2017 and December 31, 2016 and for the three months ended March 31, 2017 and 2016 for Allied World Switzerland (the “Parent Guarantor”) and Allied World Bermuda (the “Subsidiary Issuer”). The Subsidiary Issuer is a direct, 100%-owned subsidiary of the Parent Guarantor. Investments in subsidiaries are accounted for by the Parent Guarantor under the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are reflected in the Parent Guarantor’s investment accounts and earnings. The Parent Guarantor fully and unconditionally guarantees the senior notes issued by the Subsidiary Issuer.

Unaudited Condensed Consolidating Balance Sheet:

As of March 31, 2017	Allied World Switzerland (Parent Guarantor)	Allied World Bermuda (Subsidiary Issuer)	Other Allied World Subsidiaries	Consolidating Adjustments	Allied World Switzerland Consolidated
ASSETS:
Investments	$—	$—	$7,694.9	$—	$7,694.9
Cash and cash equivalents	14.8	25.8	1,244.3	—	1,284.9
Insurance balances receivable	—	—	862.2	—	862.2
Funds held	—	—	297.1	—	297.1
Reinsurance recoverable	—	—	1,725.6	—	1,725.6
Reinsurance recoverable on paid losses	—	—	119.9	—	119.9
Net deferred acquisition costs	—	—	148.9	—	148.9
Goodwill and intangible assets	—	—	492.8	—	492.8
Balances receivable on sale of investments	—	—	23.9	—	23.9
Investments in subsidiaries	3,068.0	3,608.3	—	(6,676.3)	—
Due from subsidiaries	567.4	22.9	17.0	(607.3)	—
Other assets	1.1	0.8	775.4	—	777.3
Total assets	$3,651.3	$3,657.8	$13,402.0	$(7,283.6)	$13,427.5
LIABILITIES:
Reserve for losses and loss expenses	$—	$—	$6,762.7	$—	$6,762.7
Unearned premiums	—	—	1,813.2	—	1,813.2
Reinsurance balances payable	—	—	202.9	—	202.9
Balances due on purchases of investments	—	—	58.2	—	58.2
Senior notes	—	794.4	—	—	794.4
Other long-term debt	—	—	22.6	—	22.6
Due to subsidiaries	9.4	7.6	590.3	(607.3)	—
Other liabilities	3.6	15.3	116.3	—	135.2
Total liabilities	13.0	817.3	9,566.2	(607.3)	9,789.2
Total shareholders’ equity	3,638.3	2,840.5	3,835.8	(6,676.3)	3,638.3
Total liabilities and shareholders’ equity	$3,651.3	$3,657.8	$13,402.0	$(7,283.6)	$13,427.5

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

As of December 31, 2016	Allied World Switzerland (Parent Guarantor)	Allied World Bermuda (Subsidiary Issuer)	Other Allied World Subsidiaries	Consolidating Adjustments	Allied World Switzerland Consolidated
ASSETS:
Investments	$—	$—	$7,942.3	$—	$7,942.3
Cash and cash equivalents	13.1	0.8	707.0	—	720.9
Insurance balances receivable	—	—	784.0	—	784.0
Funds held	—	—	466.8	—	466.8
Reinsurance recoverable	—	—	1,625.0	—	1,625.0
Reinsurance recoverable on paid losses	—	—	104.4	—	104.4
Net deferred acquisition costs	—	—	121.1	—	121.1
Goodwill and intangible assets	—	—	494.4	—	494.4
Balances receivable on sale of investments	—	—	114.7	—	114.7
Investments in subsidiaries	3,433.7	4,020.1	—	(7,453.8)	—
Due from subsidiaries	115.6	—	29.9	(145.5)	—
Other assets	1.8	0.8	802.8	—	805.4
Total assets	$3,564.2	$4,021.7	$13,192.4	$(7,599.3)	$13,179.0
LIABILITIES:
Reserve for losses and loss expenses	$—	$—	$6,639.2	$—	$6,639.2
Unearned premiums	—	—	1,688.1	—	1,688.1
Reinsurance balances payable	—	—	223.3	—	223.3
Balances due on purchases of investments	—	—	79.7	—	79.7
Senior notes	—	794.2	—	—	794.2
Other long-term debt	—	—	22.0	—	22.0
Due to subsidiaries	10.0	20.0	115.6	(145.6)	—
Other liabilities	2.4	5.7	172.6	—	180.7
Total liabilities	12.4	819.9	8,940.5	(145.6)	9,627.2
Total shareholders’ equity	3,551.8	3,201.8	4,251.9	(7,453.7)	3,551.8
Total liabilities and shareholders’ equity	$3,564.2	$4,021.7	$13,192.4	$(7,599.3)	$13,179.0

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

Unaudited Condensed Consolidating Statement of Operations and Comprehensive Income:

Three Months Ended March 31, 2017	Allied World Switzerland (Parent Guarantor)	Allied World Bermuda (Subsidiary Issuer)	Other Allied World Subsidiaries	Consolidating Adjustments	Allied World Switzerland Consolidated
Net premiums earned	$—	$—	$544.9	$—	$544.9
Net investment income	—	—	52.3	—	52.3
Net realized investment gains	—	—	40.7	—	40.7
Other income	—	—	1.3	—	1.3
Net losses and loss expenses	—	—	(359.0)	—	(359.0)
Acquisition costs	—	—	(77.1)	—	(77.1)
General and administrative expenses	(9.1)	(0.3)	(94.7)	—	(104.1)
Other expense	(0.9)	(0.1)	(6.1)	—	(7.1)
Amortization of intangible assets	—	—	(2.3)	—	(2.3)
Interest expense	—	(9.8)	(0.6)	—	(10.4)
Foreign exchange gain (loss)	—	—	(1.4)	—	(1.4)
Income tax (expense) benefit	(0.9)	—	3.4	—	2.5
Equity in earnings of consolidated subsidiaries	91.2	106.5	—	(197.7)	—
NET INCOME (LOSS)	$80.3	$96.3	$101.4	$(197.7)	$80.3
Other comprehensive income (loss)	5.7	—	5.7	(5.7)	5.7
COMPREHENSIVE INCOME (LOSS)	$86.0	$96.3	$107.1	$(203.4)	$86.0

Three Months Ended March 31, 2016	Allied World Switzerland (Parent Guarantor)	Allied World Bermuda (Subsidiary Issuer)	Other Allied World Subsidiaries	Consolidating Adjustments	Allied World Switzerland Consolidated
Net premiums earned	$—	$—	$580.1	$—	$580.1
Net investment income	—	—	53.3	—	53.3
Net realized investment gains	—	—	18.9	—	18.9
Other income	—	—	0.6	—	0.6
Net losses and loss expenses	—	—	(372.4)	—	(372.4)
Acquisition costs	—	—	(88.3)	—	(88.3)
General and administrative expenses	0.6	0.5	(97.5)	—	(96.4)
Other expense	—	—	(1.1)	—	(1.1)
Amortization of intangible assets	—	—	(2.5)	—	(2.5)
Interest expense	—	(19.4)	(0.6)	—	(20.0)
Foreign exchange gain (loss)	—	—	3.0	—	3.0
Income tax (expense) benefit	(0.3)	—	(0.8)	—	(1.1)
Equity in earnings of consolidated subsidiaries	73.8	95.9	—	(169.7)	—
NET INCOME (LOSS)	$74.1	$77.0	$92.7	$(169.7)	$74.1
Other comprehensive income (loss)	3.1	—	3.1	(3.1)	3.1
COMPREHENSIVE INCOME (LOSS)	$77.2	$77.0	$95.8	$(172.8)	$77.2

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

Unaudited Condensed Consolidating Statement of Cash Flows:

Three Months Ended March 31, 2017	Allied World Switzerland (Parent Guarantor)	Allied World Bermuda (Subsidiary Issuer)	Other Allied World Subsidiaries	Consolidating Adjustments	Allied World Switzerland Consolidated
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:	$0.3	$35.0	$181.3	$(20.0)	$196.6
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of trading securities	—	—	(779.8)	—	(779.8)
Purchases of other invested assets	—	—	(11.4)	—	(11.4)
Sales of trading securities	—	—	1,141.9	—	1,141.9
Sales of other invested assets	—	—	0.5	—	0.5
Other	—	—	14.9	—	14.9
Net cash provided by (used in) investing activities	—	—	366.1	—	366.1
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Dividends paid	—	—	—	—	—
Intercompany dividends paid	—	(10.0)	(10.0)	20.0	—
Proceeds from the exercise of stock options	1.4	—	—	—	1.4
Repayment of other long-term debt	—	—	(0.1)	—	(0.1)
Net cash provided by (used in) financing activities	1.4	(10.0)	(10.1)	20.0	1.3
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1.7	25.0	537.3	—	564.0
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	13.1	0.8	707.0	—	720.9
CASH AND CASH EQUIVALENTS, END OF PERIOD	$14.8	$25.8	$1,244.3	$—	$1,284.9

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in millions, except share, per share, percentage and ratio information)

Three Months Ended March 31, 2016	Allied World Switzerland (Parent Guarantor)	Allied World Bermuda (Subsidiary Issuer)	Other Allied World Subsidiaries	Consolidating Adjustments	Allied World Switzerland Consolidated
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:	$69.7	$78.9	$377.4	$(176.7)	$349.3
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of trading securities	—	—	(1,530.0)	—	(1,530.0)
Purchases of other invested assets	—	—	(8.1)	—	(8.1)
Sales of trading securities	—	—	1,414.6	—	1,414.6
Sales of other invested assets	—	—	38.7	—	38.7
Other	—	—	(27.4)	—	(27.4)
Net cash provided by (used in) investing activities	—	—	(112.2)	—	(112.2)
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Dividends paid	(23.4)	—	—	—	(23.4)
Intercompany dividends paid	—	(78.5)	(98.2)	176.7	—
Proceeds from the exercise of stock options	0.4	—	—	—	0.4
Repayment of other long-term debt	—	—	(0.1)	—	(0.1)
Share repurchases	(50.0)	—	—	—	(50.0)
Net cash provided by (used in) financing activities	(73.0)	(78.5)	(98.3)	176.7	(73.1)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3.3)	0.4	166.9	—	164.0
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	21.8	1.0	585.2	—	608.0
CASH AND CASH EQUIVALENTS, END OF PERIOD	$18.5	$1.4	$752.1	$—	$772.0

Notes to Parent Guarantor Condensed Financial Information

a) Dividends

Allied World Switzerland received cash dividends from its subsidiaries of $10.0 million and $78.5 million for the three months ended March 31, 2017 and 2016, respectively. Such dividends are included in “cash flows provided by (used in) operating activities” in the unaudited condensed consolidating cash flows.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Allied World Assurance Company Holdings, AG

Zug, Switzerland

We have audited the accompanying consolidated balance sheets of Allied World Assurance Company Holdings, AG and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Allied World Assurance Company Holdings, AG and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
United States of America
February 28, 2017

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

CONSOLIDATED BALANCE SHEETS

as of December 31, 2016 and 2015

(Expressed in millions of United States dollars, except share and per share amounts)

	As of December 31, 2016	As of December 31, 2015
ASSETS:
Fixed maturity investments trading, at fair value (amortized cost: 2016: $6,847.4; 2015: $7,290.6)	$6,737.7	$7,201.5
Equity securities trading, at fair value (cost: 2016: $235.0; 2015: $395.3)	243.9	403.0
Other invested assets	960.7	966.7
Total investments	7,942.3	8,571.2
Cash and cash equivalents	720.9	608.0
Restricted cash	76.5	60.6
Insurance balances receivable	784.0	745.9
Funds held	466.8	640.8
Prepaid reinsurance	486.4	392.3
Reinsurance recoverable	1,625.0	1,480.0
Reinsurance recoverable on paid losses	104.4	96.4
Accrued investment income	36.0	38.3
Net deferred acquisition costs	121.1	165.2
Goodwill	389.7	388.1
Intangible assets	104.7	116.6
Balances receivable on sale of investments	114.7	36.9
Net deferred tax assets	38.7	24.4
Other assets	167.8	147.2
Total assets	$13,179.0	$13,511.9
LIABILITIES:
Reserve for losses and loss expenses	6,639.2	6,456.2
Unearned premiums	1,688.1	1,683.3
Reinsurance balances payable	223.3	214.4
Balances due on purchases of investments	79.7	125.1
Senior notes:
Principal amount	800.0	1,300.0
Less unamortized discount and debt issuance costs	5.8	7.1
Senior notes, net of unamortized discount and debt issuance costs	794.2	1,292.9
Other long-term debt	22.0	23.0
Accounts payable and accrued liabilities	180.7	184.5
Total liabilities	$9,627.2	$9,979.4
SHAREHOLDERS’ EQUITY:
Common shares: 2016 and 2015: par value CHF 4.10 per share (2016: 93,586,418; 2015: 95,523,230 shares issued and 2016: 87,098,120; 2015: 90,959,635 shares outstanding)	378.8	386.7
Treasury shares, at cost (2016: 6,488,298; 2015: 4,563,595)	(233.8)	(155.1)
Accumulated other comprehensive loss	(11.6)	(9.3)
Retained earnings	3,418.4	3,310.2
Total shareholders’ equity	$3,551.8	$3,532.5
Total liabilities and shareholders’ equity	$13,179.0	$13,511.9

See accompanying notes to the consolidated financial statements.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

for the years ended December 31, 2016, 2015 and 2014

(Expressed in millions of United States dollars, except share and per share amounts)

	2016	2015	2014
REVENUES:
Gross premiums written	$3,065.8	$3,093.0	$2,935.4
Premiums ceded	(810.0)	(645.0)	(613.4)
Net premiums written	2,255.8	2,448.0	2,322.0
Change in unearned premiums	88.3	40.4	(139.3)
Net premiums earned	2,344.1	2,488.4	2,182.7
Net investment income	217.8	182.1	176.9
Net realized investment gains (losses)	2.1	(127.6)	89.0
Other income	12.4	3.5	2.1
Total revenue	2,576.4	2,546.4	2,450.7
EXPENSES:
Net losses and loss expenses	1,501.8	1,586.3	1,199.2
Acquisition costs	339.8	375.4	295.1
General and administrative expenses	411.5	406.3	365.7
Other expense	6.8	6.2	8.6
Amortization and impairment of intangible assets	10.7	9.8	2.5
Interest expense	63.7	61.4	57.8
Foreign exchange (gain) loss	(4.1)	11.3	1.0
Total expenses	2,330.2	2,456.7	1,929.9
Income before income taxes	246.2	89.7	520.8
Income tax (benefit) expense	(9.1)	5.8	30.5
NET INCOME	255.3	83.9	490.3
Other comprehensive loss: foreign currency translation adjustment	(2.3)	(9.3)	—
COMPREHENSIVE INCOME	$253.0	$74.6	$490.3
PER SHARE DATA
Basic earnings per share	$2.89	$0.91	$5.03
Diluted earnings per share	$2.84	$0.89	$4.92
Weighted average common shares outstanding	88,275,810	92,530,208	97,538,319
Weighted average common shares and common share equivalents outstanding	89,800,894	94,174,460	99,591,773
Dividends paid per share	$1.040	$1.230	$0.784

See accompanying notes to the consolidated financial statements.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

for the years ended December 31, 2016, 2015 and 2014

(Expressed in millions of United States dollars)

	2016	2015	2014
Share capital
Balance at the beginning of the year	$386.7	$408.0	$419.0
Shares canceled	(7.9)	(21.3)	(11.0)
Balance at the end of the year	378.8	386.7	408.0

Treasury shares
Balance at the beginning of the year	(155.1)	(143.1)	(80.0)
Stock compensation(1)	20.9	19.6	19.6
Shares repurchased	(166.3)	(245.3)	(175.4)
Shares canceled	66.7	213.7	92.7
Balance at the end of the year	(233.8)	(155.1)	(143.1)

Accumulated other comprehensive loss
Balance at the beginning of the year	(9.3)	—	—
Foreign currency translation adjustment	(2.3)	(9.3)	—
Balance at the end of the year	(11.6)	(9.3)	—

Retained earnings
Balance at the beginning of the year	3,310.2	3,513.3	3,180.8
Net income	255.3	83.9	490.3
Dividends	(91.5)	(92.4)	(81.7)
Stock compensation	3.2	(2.2)	5.6
Shares canceled	(58.8)	(192.4)	(81.7)
Balance at the end of the year	3,418.4	3,310.2	3,513.3

Total shareholders’ equity	$3,551.8	$3,532.5	$3,778.2

(1) Includes stock compensation expense for the period and shares issued out of treasury for awards exercised or vested. See note 2(o) to the notes to the consolidated financial statements.

See accompanying notes to the consolidated financial statements.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31, 2016, 2015 and 2014

(Expressed in millions of United States dollars)

	2016	2015	2014
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income	$255.3	$83.9	$490.3
Adjustments to reconcile net income to cash provided by operating activities:
Net realized gains on sales of investments	(38.1)	(73.9)	(145.0)
Mark-to-market adjustments	12.7	189.8	22.0
Stock compensation expense	16.4	15.8	14.2
Distributed and undistributed income of equity method investments	30.6	22.6	13.9
Changes in:
Reserve for losses and loss expenses, net of reinsurance recoverables	38.1	175.9	8.9
Unearned premiums, net of prepaid reinsurance	(89.2)	(43.9)	139.3
Insurance balances receivable	(39.4)	37.0	(76.8)
Reinsurance recoverable on paid losses	(7.9)	(10.4)	(8.5)
Funds held	174.0	83.2	(91.6)
Reinsurance balances payable	9.0	(5.6)	7.0
Net deferred acquisition costs	44.1	17.0	(24.9)
Net deferred tax assets	(14.3)	(2.7)	4.2
Accounts payable and accrued liabilities	(4.9)	(10.1)	8.0
Other items, net	12.9	34.2	55.9
Net cash provided by operating activities	399.3	512.8	416.9
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of trading securities	(5,423.7)	(5,863.2)	(7,630.0)
Purchases of other invested assets	(119.0)	(126.7)	(307.9)
Sales of trading securities	5,929.9	5,328.8	7,536.9
Sales of other invested assets	96.3	161.3	267.9
Purchases of fixed assets	(3.5)	(31.8)	(59.7)
Net cash paid for acquisitions	(1.2)	(124.4)	(2.6)
Change in restricted cash	(15.9)	20.3	68.4
Net cash provided by (used in) investing activities	462.9	(635.7)	(127.0)
CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES:
Dividends paid	(91.5)	(114.1)	(76.7)
Share repurchases	(166.3)	(246.4)	(175.9)
Repayment of senior notes	(500.0)	—	—
Proceeds from the exercise of stock options	10.3	10.1	10.0
Proceeds from senior notes	—	496.7	—
Proceeds from other long-term debt	—	4.0	19.2
Repayment of other long-term debt	(0.3)	(0.2)	—
Net cash (used in) provided by used in financing activities	(747.8)	150.1	(223.4)
Effect of exchange rate changes on foreign currency cash	(1.5)	(8.5)	(9.1)
NET INCREASE IN CASH AND CASH EQUIVALENTS	112.9	18.7	57.4
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	608.0	589.3	531.9
CASH AND CASH EQUIVALENTS, END OF YEAR	$720.9	$608.0	$589.3
Supplemental disclosure of cash flow information:
— Cash paid for income taxes	$3.5	$2.5	$18.4
— Cash paid for interest expense	$75.8	$54.0	$54.0

See accompanying notes to the consolidated financial statements.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

1.              GENERAL

Allied World Assurance Company Holdings, AG, a Swiss holding company (“Allied World Switzerland”), through its wholly-owned subsidiaries (collectively, the “Company”), provides property and casualty insurance and reinsurance on a worldwide basis. References to “$” are to the lawful currency of the United States and to “CHF” are to the lawful currency of Switzerland.

On December 18, 2016, the Company entered into a merger agreement with Fairfax Financial Holdings Limited (“Fairfax”), whereby Fairfax will acquire all of the outstanding ordinary shares of Allied World Switzerland. Under the terms of the merger agreement, Allied World Switzerland shareholders will receive a combination of Fairfax subordinate voting shares and cash having a value equal to $54.00 per Allied World Switzerland share (based on the closing price of Fairfax’s subordinate voting shares on December 16, 2016). The merger agreement has been unanimously approved by both companies’ Board of Directors. The acquisition is expected to be consummated following the satisfaction of customary closing conditions. The acquisition is anticipated to close in the second quarter of 2017. There can be no assurances that the acquisition will occur.

2.              SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates reflected in the Company’s financial statements include, but are not limited to:

•                  The premium estimates for certain reinsurance agreements,

•                  Recoverability of deferred acquisition costs,

•                  The reserve for outstanding losses and loss expenses,

•                  Valuation of ceded reinsurance recoverables,

•                  Determination of impairment of goodwill and other intangible assets, and

•                  Valuation of financial instruments.

Intercompany accounts and transactions have been eliminated on consolidation and all entities meeting consolidation requirements have been included in the consolidated financial statements. To facilitate comparison of information across periods, certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

The significant accounting policies are as follows:

a)   Premiums and Acquisition Costs

Premiums are recorded as written on the inception date of the policy. For certain types of business written by the Company, notably assumed reinsurance, the exact premium income may not be known at the policy inception date. In the case of quota share reinsurance treaties assumed by the Company, the underwriter makes an estimate of premium income at inception. The underwriter’s estimate is based on statistical data provided by reinsureds and the underwriter’s judgment and experience. Such estimations are refined over the reporting period of each treaty as actual written premium information is reported by ceding companies and intermediaries. Premiums resulting from changes in the estimate of the premium income are recorded in the period the estimate is changed. Certain insurance and reinsurance contracts may require that the premium be adjusted at the expiry of the contract to reflect the change in exposure or loss experience of the insured or reinsured.

Premiums are recognized as earned over the period of policy coverage in proportion to the risks to which they relate. Reinsurance premiums under a losses-occurring reinsurance contract are earned over the coverage period. Reinsurance premiums under a risks-attaching reinsurance contract are earned over the same period as the underlying policies, or risks, covered by the contract. As a result, the earning pattern of a risks-attaching reinsurance contract may extend up to 24 months, reflecting the inception dates of the underlying policies. Premiums relating to the unexpired periods of coverage are recorded on the consolidated balance sheets as “unearned premiums”.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Acquisition costs, comprised of commissions, brokerage fees and insurance taxes, are costs that are directly related to the successful acquisition of new and renewal business and are deferred. Although permitted under U.S. GAAP to defer certain internal costs that are directly related to the successful acquisition of new and renewal business, the Company does not defer such costs. Acquisition costs that are deferred, and carried on the balance sheets as an asset, are expensed as the premiums to which they relate are earned. Expected losses and loss expenses, other costs and anticipated investment income related to these unearned premiums are considered in determining the recoverability or deficiency of deferred acquisition costs. If it is determined that deferred acquisition costs are not recoverable, they are expensed. Further analysis is performed to determine if a liability is required to provide for losses which may exceed the related unearned premiums.

Acquisition costs recorded in the consolidated statements of operations and comprehensive income (“consolidated income statements”) includes other acquisition-related costs such as profit commissions that are expensed as incurred and the amortization of insurance-related intangible assets.

b)   Reserve for Losses and Loss Expenses

The reserve for losses and loss expenses is comprised of two main elements: outstanding loss reserves (“OSLR,” also known as case reserves) and reserves for losses incurred but not reported (“IBNR”). OSLR relate to known claims and represent management’s best estimate of the likely loss payment. Reserves for IBNR relates to reserves established by the Company for claims that have occurred but have not yet been reported to us as well as for changes in the values of claims that have been reported to us but are not yet settled. See note 7 for additional information.

c)    Ceded Reinsurance

In the ordinary course of business, the Company uses both treaty and facultative reinsurance to minimize its net loss exposure to any one catastrophic loss event or to an accumulation of losses from a number of smaller events. Reinsurance premiums ceded are expensed and any commissions recorded thereon are earned over the period the reinsurance coverage is provided in proportion to the risks to which they relate. For reinsurance treaties that have contractual minimum premium provisions, premiums ceded are recorded at the inception of the treaty based on the minimum premiums. Prepaid reinsurance represents unearned premiums ceded to reinsurance companies. Any unearned ceding commission is included in “net deferred acquisitions costs” on the consolidated balance sheets and is recorded as a reduction to the overall net deferred acquisition cost balance.

Reinsurance recoverable includes the balances due from those reinsurance companies under the terms of the Company’s reinsurance agreements for unpaid losses and loss reserves, including IBNR, and is presented net of a provision for uncollectible reinsurance. Amounts recoverable from reinsurers are estimated in a manner consistent with the estimated claim liability associated with the reinsured policy. The Company determines the portion of the IBNR liability that will be recoverable under its reinsurance contracts by reference to the terms of the reinsurance protection purchased. This determination is necessarily based on the estimate of IBNR and accordingly, is subject to the same uncertainties as the estimate of IBNR.

The Company remains liable to the extent that its reinsurers do not meet their obligations under the reinsurance contracts; therefore, the Company regularly evaluates the financial condition of its reinsurers and monitors concentration of credit risk.

d)   Investments

All fixed maturity investments and equity securities are classified as trading securities as the Company has elected the fair value option permitted under U.S. GAAP for these investments at the time each security was acquired. Trading securities are carried at fair value with any change in unrealized gains or losses recognized in the consolidated income statements and included in “net realized investment gains (losses)”. As a result of this investment classification, the Company does not record any change in unrealized gains or losses on investments as a separate component of accumulated other comprehensive income on the consolidated balance sheets.

Other invested assets consist primarily of investments in hedge funds and private equity funds, which have been accounted for as trading securities as the Company has elected the fair value option as permitted under U.S. GAAP at the time each investment was acquired. In addition, included in the Company’s other invested assets are various investments which are accounted for using the equity method of accounting. Generally, the Company uses the equity method where it does not have a controlling interest and is not the primary beneficiary. Equity method investments are recorded at cost and adjusted for the

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Company’s proportionate share of earnings or losses on a quarterly lag basis. An other-than-temporary impairment charge related to the equity method investments is assessed when facts and circumstances exists that indicate an impairment may exist. An other-than-temporary impairment charge is recorded when it is determined that the carrying value of the equity method investment is below its fair value and the Company does not have the intent and ability to hold to recovery. See note 4(c) for additional information regarding an other-than-temporary impairment charge recorded in 2015 related to one of the Company’s equity method investments. No equity method investment, individually or in the aggregate, was deemed significant to disclose summarized financial data. Other investments are recorded based on valuation techniques depending on the nature of the individual assets.

At each measurement date, the Company estimates the fair value of the financial instruments using various valuation techniques. The Company utilizes, to the extent available, quoted market prices in active markets or observable market inputs in estimating the fair value of financial instruments. When quoted market prices or observable market inputs are not available, the Company may utilize valuation techniques that rely on unobservable inputs to estimate the fair value of financial instruments, which principally relates to non-binding broker-dealer quotes. The Company bases its determination of whether a market is active or inactive on the spread between what a seller is asking for a security and what a buyer is bidding for that security. Spreads that are significantly above historical spreads are considered inactive markets. The Company also considers the volume of trading activity in the determination of whether a market is active or inactive. See note 6 for additional information regarding the fair value of financial instruments.

The Company utilizes independent pricing sources to obtain market quotations for securities that have quoted prices in active markets. In general, the independent pricing sources use observable market inputs including, but not limited to, investment yields, credit risks and spreads, benchmarking of like securities, reported trades and sector groupings to determine the fair value. For a majority of the portfolio, the Company obtained two or more prices per security as of December 31, 2016. When multiple prices are obtained, a price source hierarchy is utilized to determine which price source is the best estimate of the fair value of the security. The price source hierarchy emphasizes more weighting to significant observable inputs such as index pricing and less weighting towards non-binding broker-dealer quotes. The Company will investigate any material differences, if any, between the multiple sources and determines which price best reflects the fair value of the individual security. There were no material differences between the prices obtained from the independent pricing sources and the prices obtained from the Company’s investment portfolio managers and other sources as of December 31, 2016 and 2015.

Investment securities are recorded on a trade date basis. Investment income is recognized when earned and includes the accrual of discount or amortization of premium on fixed maturity investments using the effective yield method and is net of related expenses. Interest income for fixed maturity investments is accrued and recognized based on the contractual terms of the fixed maturity investments and is included in “net investment income” in the consolidated income statements. For mortgage-backed and asset-backed securities and any other holdings for which there is a prepayment risk, prepayment assumptions are evaluated and revised on a regular basis. Revised prepayment assumptions are applied to securities on a retrospective basis to the date of acquisition. The cumulative adjustments to amortized cost required due to these changes in effective yields and maturities are recognized in net investment income in the same period as the revision of the assumptions. The Company’s share of undistributed net income from equity method investments is included in net investment income. The return on investments is managed on a total financial statement portfolio return basis, which includes the undistributed net income from equity method investments, and as such have classified these amounts in net investment income.

Realized gains and losses on the disposition of investments, which are based upon the first-in first-out method of identification, are included in “net realized investment gains (losses)” in the consolidated income statements.

e)    Variable Interest Entities

The Company is involved in the normal course of business with variable interest entities (“VIEs”) as a passive investor in certain asset-backed securities issued by third-party VIEs and affiliated VIEs, as well as certain of its hedge fund and private equity fund investments. The Company performs a qualitative assessment at the date when it becomes initially involved in the VIE, followed by ongoing reassessments related to its involvement in VIEs. The Company’s maximum exposure to loss with respect to these investments is limited to the investment carrying amounts reported in the Company’s consolidated balance sheets and any unfunded commitments.

As a result of the adoption of Accounting Standards Update 2015-02, “Amendments to the Consolidation Analysis”, which became effective January 1, 2016, certain limited partnership investments and similar legal entity investments were considered

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

VIEs as there were no substantive kick-out or other participating rights. These VIEs will not be consolidated because the Company has determined it is not considered the primary beneficiary, as it does not have both the power to direct the activities that most significantly impact the economic performance of the entity and the obligation to absorb losses of the entity that could be potentially significant to the VIE or the right to receive benefits from the entity that could be potentially significant. As such, the Company continues to record its interests in these entities at fair value, with changes in fair value recorded in the consolidated income statements. The Company’s interests in these entities are recorded in “other invested assets” in the consolidated balance sheets. The Company’s maximum exposure to loss in these entities, which is the sum of the carrying value and the unfunded commitment, was $996.8 million as of December 31, 2016.

f)      Translation of Foreign Currencies

Transactions in currencies other than a foreign operation’s functional currency are translated into the functional currency of the foreign operation. Foreign currency transaction gains and losses, including those arising from forward exchange contracts, are included in “foreign exchange (gain) loss” in the consolidated income statements. Functional currency assets and liabilities are translated into the reporting currency, U.S. dollars, using period-end exchange rates, and functional currency income statements are translated using average exchange rates with the related foreign currency translation adjustment recorded as a separate component of accumulated other comprehensive income or loss.

g)   Cash and Cash Equivalents and Restricted

Cash Cash and cash equivalents include amounts held in banks, time deposits, commercial paper, discount notes and U.S. Treasury Bills with maturities of less than three months from the date of purchase. Restricted cash primarily relates to cash held in trust accounts in favor of cedents, other counterparties or government authorities, as well as accounts that are pledged as collateral for the Company’s letter of credit facilities.

h)   Income Taxes

Allied World Switzerland and certain of its subsidiaries operate in jurisdictions where they are subject to income taxation. Current and deferred income taxes are charged or credited to operations, or to shareholders’ equity in certain cases, based upon enacted tax laws and rates applicable in the relevant jurisdiction in the period in which the tax becomes payable. Deferred income taxes are provided for all temporary differences between the bases of assets and liabilities used in the financial statements and those used in the various jurisdictional tax returns.

It is the Company’s policy to recognize interest accrued related to unrecognized tax benefits in “interest expense” and penalties in “general and administrative expenses” in the consolidated income statements. The Company has not recorded any interest or penalties during the years ended December 31, 2016, 2015 and 2014 and the Company has not accrued any payment of interest and penalties as of December 31, 2016 and 2015.

i)      Employee Stock Option Compensation Plan

The Company has an employee stock option plan, which is in run-off, in which the amount of Allied World Switzerland’s common shares received as compensation through the issuance of stock options is determined by reference to the value of the shares. Compensation expense for stock options granted to employees is recorded on a straight-line basis over the option vesting period and is based on the fair value of the stock options on the grant date. The fair value of each stock option on the grant date is determined by using the Black-Scholes option-pricing model.

j)      Restricted Stock Units

The Company has granted restricted stock units (“RSUs”) to certain employees. The compensation expense for the RSUs is based on the market value of Allied World Switzerland’s common shares on the grant date, and is recognized on a straight-line basis over the applicable vesting period.

The Company has also granted cash-equivalent RSUs to certain employees that vest on a straight-line basis over the applicable vesting period. The amount payable per unit awarded will be equal to the price per share of Allied World Switzerland’s common shares and as such the Company measures the value of the award each reporting period based on the period ending share price. The effects of changes in the share price at each period end during the service period are recognized as increases or decreases in compensation expense over the service period.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

k)   Performance-Based Equity Awards

The Company has granted performance-based equity awards to key employees in order to promote the long-term growth and profitability of the Company. Each award represents the right to receive a number of common shares in the future, based upon the achievement of established performance criteria during the applicable performance period. These performance-based equity awards vest after a three-year performance period. The compensation expense for these awards is based on the market value of Allied World Switzerland’s common shares on the grant date, and is recognized on a straight-line basis over the applicable performance and vesting period. The Company will also adjust the compensation expense, as a cumulative adjustment, to the extent the Company’s performance is above or below the targeted performance criteria.

The Company has also granted cash-equivalent, performance-based awards to certain employees that vest based upon the achievement of established performance criteria during the applicable performance period. These cash-equivalent, performance-based awards vest after a three-year performance period. The amount payable per unit awarded will be equal to the price per share of Allied World Switzerland’s common shares, and as such the Company measures the value of the award each reporting period based on the period-ending share price. The effects of changes in the share price at each period end during the service period are recognized as changes in compensation expense over the service period. The Company will also adjust the compensation expense, as a cumulative adjustment, to the extent the Company’s performance is above or below the targeted performance criteria.

l)      Goodwill and Intangible Assets

The Company classifies its intangible assets into three categories: (1) intangible assets with finite lives subject to amortization, (2) intangible assets with indefinite lives not subject to amortization, and (3) goodwill. Intangible assets, other than goodwill, generally consist of customer renewal rights, distribution channels, internally generated software, non-compete covenants, trademarks, and insurance licenses.

For intangible assets with finite lives, the value of the assets is amortized over their expected useful lives and the expense is included in “amortization and impairment of intangible assets” in the consolidated income statements. The Company tests assets for impairment if conditions exist that indicate the carrying value may not be recoverable. If, as a result of the evaluation, the Company determines that the value of the intangible assets is impaired, then the value of the assets will be written-down in the period in which the determination of the impairment is made. See note 10 for additional information regarding an impairment recorded for one of the Company’s intangible assets with finite lives.

For indefinite lived intangible assets the Company does not amortize the intangible asset but evaluates and compares the fair value of the assets to their carrying values on an annual basis or more frequently if circumstances warrant. If, as a result of the evaluation, the Company determines that the value of the intangible assets is impaired, then the value of the assets will be written-down in the period in which the determination of the impairment is made.

Goodwill represents the excess of the cost of acquisitions over the fair value of net assets acquired and is not amortized. Goodwill is assigned at acquisition to the applicable reporting unit(s) based on the expected benefit to be received by the reporting units from the business combination. The Company determines the expected benefit based on several factors including the purpose of the business combination, the strategy of the Company subsequent to the business combination and structure of the acquired company subsequent to the business combination. A reporting unit is a component of the Company’s business that has discrete financial information that is reviewed by management. In determining the reporting unit, the Company analyzes the inputs, processes, outputs and overall operating performance of the reporting unit. The Company has several reporting units to which the goodwill is allocated to.

For goodwill, the Company performs an annual impairment test, or more frequently if circumstances are warranted. The Company may first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The results of the qualitative assessment will determine if an entity needs to proceed with the two-step goodwill impairment test. For the year ended December 31, 2016, the Company elected to bypass the qualitative assessment and performed the first step of the goodwill impairment test.

During the fourth quarter of 2015, the Company changed its annual impairment test date from September 30th to October 1st. The Company believes the change in impairment test date is preferable as it aligns to the quarter in which the Company

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

performs the impairment test, which is during the fourth quarter of each year. This change does not result in any delay, acceleration or avoidance of impairment.

The first step of the goodwill impairment test is to compare the fair value of the reporting unit with its carrying value, including goodwill. If the carrying amount of the reporting unit exceeds its fair value then the second step of the goodwill impairment test is performed.

The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill in order to determine the amount of impairment to be recognized. The implied fair value of goodwill is determined by deducting the fair value of a reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole. The excess of the carrying value of goodwill above the implied goodwill, if any, would be recognized as an impairment charge in the consolidated income statements.

We recorded no goodwill impairments during the years ended December 31, 2016, 2015 and 2014.

m) Derivative Instruments

The Company utilizes derivative financial instruments as part of its overall risk management strategy. The Company recognizes all derivative financial instruments at fair value as either assets or liabilities on the consolidated balance sheets. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements depends on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of the asset or liability hedged.

The Company uses currency forward contracts and foreign currency swaps to manage currency exposure. The Company also utilizes various derivative instruments such as interest rate futures, interest rate swaps and index options, for the purpose of managing market exposures, interest rate volatility, portfolio duration, hedging certain investments, or enhancing investment performance. These derivatives are not designated as hedges and accordingly are carried at fair value on the consolidated balance sheets with realized and unrealized gains and losses included in the consolidated income statements. Refer to Note 5 for the Company’s related disclosure.

In addition, the Company’s derivative instruments include insurance or reinsurance contracts that are required to be accounted for as derivatives. This will be the case when the insurance or reinsurance contract provides indemnification to the insured or cedent as a result of a change in a variable versus an identifiable insurable event. The Company considers these insurance and reinsurance contracts to be an extension of its overall insurance operations. The insurance and reinsurance derivative contracts are recorded at fair value, with net premiums received recognized in “Net premiums earned” over the period of policy coverage in proportion to the risk to which it relates, and other changes in the fair value of this contract is recorded in “other income” or “other expense” in the consolidated income statements. To the extent losses are incurred or ceded under these contracts, those net losses would be recorded in “net losses and loss expenses”. During the year ended December 31, 2016, the Company recorded net premiums earned of $0.1 million, other income of $7.7 million, and other expense of $3.4 million related to these insurance and reinsurance derivative contracts. During the year ended December 31, 2015, the Company recorded $1.0 million in “other expense” related to a single-trigger industry loss warranty (“ILW”). No losses were incurred during the years ended December 31, 2016 and 2015. There were no insurance or reinsurance derivative contracts outstanding for the year ended December 31, 2014.

n)   Earnings Per Share

Basic earnings per share is defined as net income available to common shareholders divided by the weighted average number of common shares outstanding for the period, giving no effect to dilutive securities. Diluted earnings per share is defined as net income available to common shareholders divided by the weighted average number of common and common share equivalents outstanding calculated using the treasury stock method for all potentially dilutive securities, including employee stock options, employee share repurchase plan awards, RSUs and performance-based awards. When the effect of dilutive securities would be anti-dilutive, these securities are excluded from the calculation of diluted earnings per share.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

o)   Treasury Shares

Common shares repurchased by the Company and not subsequently canceled are classified as “treasury shares” on the consolidated balance sheets and are recorded at cost. When shares are reissued from treasury the historical cost, based on the first-in, first-out method, is used to determine the cost of the reissued shares. The difference between the cost of the treasury shares and the par value of the common stock shall be first reflected as additional paid-in capital, but to the extent additional paid-in capital is exhausted the remainder shall reduce retained earnings. The issuance of shares out of treasury have been related to vesting equity-based compensation of the Company’s employees and directors.

p)   New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 provides a framework, through a five-step process, for recognizing revenue from customers, improves comparability and consistency of recognizing revenue across entities, industries, jurisdictions and capital markets, and requires enhanced disclosures. Certain contracts with customers are specifically excluded from the scope of ASU 2014-09, including, among others, insurance contracts accounted for under Accounting Standard Codification 944, Financial Services - Insurance. ASU 2014-09 is effective on January 1, 2017 with retrospective adoption required for the comparative periods. With the issuance of Accounting Standards Update 2015-14, “Revenue from Contracts with Customers (Topic 606) - Deferral of the Effective Date”, this standard will be effective on January 1, 2018 with retrospective adoption required for the comparative periods. The Company does not expect the adoption of ASU 2014-09 to have a material impact on future financial statements and related disclosures.

In January 2016, the FASB issued Accounting Standards Update 2016-01, “Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). ASU 2016-01 changes current U.S. GAAP for public entities by requiring the following, among others: (1) equity securities, except those accounted for under the equity method of accounting, to be measured at fair value with changes in fair value recognized in net income; (2) the use of the exit price when measuring fair value of financial instruments for disclosure purposes; (3) an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value; and (4) separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or notes to the financial statements. ASU 2016-01 is effective for annual periods beginning after January 1, 2018, including interim periods. Early application is permitted. The Company does not expect the adoption of ASU 2016-01 to have a material impact on future financial statements and disclosures.

In February 2016, the FASB issued Accounting Standards Update 2016-02, “Leases” (“ASU 2016-02”). ASU 2016-02 changes current U.S. GAAP for lessees to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous U.S. GAAP. ASU 2016-02 is effective for annual periods beginning after January 1, 2019, including interim periods. Early application is permitted. The Company is currently assessing the impact the adoption of ASU 2016-02 will have on future financial statements and disclosures. Specifically, the Company is still evaluating its existing leases to determine the appropriate classification under the new standard and whether it will adopt the practical expedients allowed under ASU 2016-02.

In March 2016, the FASB issued Accounting Standards Update 2016-09, “Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). ASU 2016-09 modifies U.S. GAAP by requiring the following, among others: (1) all excess tax benefits and tax deficiencies are to be recognized as income tax expense or benefit on the income statement (excess tax benefits are recognized regardless of whether the benefit reduces taxes payable in the current period); (2) excess tax benefits are to be classified along with other income tax cash flows as an operating activity in the statement of cash flows; (3) in the area of forfeitures, an entity can still follow the current U.S. GAAP practice of making an entity-wide accounting policy election to estimate the number of awards that are expected to vest or may instead account for forfeitures when they occur; and (4) classification as a financing activity in the statement of cash flows of cash paid by an employer to the taxing authorities when directly withholding shares for tax withholding purposes. ASU 2016-09 is effective for annual periods beginning after January 1, 2017, including interim periods. Although early adoption is permitted, the Company will not early adopt ASU 2016-09. The Company does not expect the adoption of ASU 2016-09 to have a material impact on future financial statements and disclosures.

In June 2016, the FASB issued Accounting Standards Update 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). ASU 2016-13 modifies U.S. GAAP related to the recognition of credit losses by replacing the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

information to inform credit loss estimates. ASU 2016-13 would apply to financial assets such as loans, debt securities, trade receivables, off-balance sheet credit exposures, reinsurance receivables, and other financial assets that have the contractual right to receive cash. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectibility of the reported amount. The Company’s invested assets are measured at fair value through net income, and therefore those invested assets would not be impacted by the adoption of ASU 2016-13. The Company has other financial assets, such as reinsurance recoverables, that could be impacted by the adoption of ASU 2016-13. ASU 2016-13 is effective for annual periods beginning after January 1, 2020, including interim periods. The Company is currently assessing the impact the adoption of ASU 2016-13 will have on future financial statements and disclosures. Specifically, the Company is developing a credit impairment methodology for its reinsurance recoverables based on the guidance in ASU 2016-13.

In August 2016, the FASB issued Accounting Standards Update 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 clarifies the classification of receipts and payments in the statement of cash flows. ASU 2016-15 provides guidance related to (1) settlement and payment of zero coupon debt instruments, (2) contingent consideration, (3) proceeds from settlement of insurance claims, (4) proceeds from settlement of corporate and bank owned life insurance policies, (5) distributions from equity method investees, (6) cash receipts from beneficial interests obtained by a transferor, and (7) general guidelines for cash receipts and payments that have more than one aspect of classification. ASU 2016-15 is effective for annual periods beginning after January 1, 2018, including interim periods. Early adoption is permitted. The Company is currently assessing the impact the adoption of ASU 2016-15 will have on future financial statements and disclosures.

In October 2016, the FASB issued Accounting Standards Update 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory” (“ASU 2016-16”). ASU 2016-16 requires entities to recognize the income tax consequences of intra-entity transfers of assets other than inventory when the transfers occur; this is a change from the current U.S. GAAP guidance which prohibits the recognition of current and deferred income taxes until the underlying assets have been sold to outside entities. ASU 2016-16 is effective for annual periods beginning after January 1, 2018, including interim periods. Early adoption is permitted. The Company is currently assessing the impact the adoption of ASU 2016-16 will have on future financial statements and disclosures.

In November 2016, the FASB issued Accounting Standards Update 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash a consensus of the FASB Emerging Issues Task Force “(“ASU 2016-18”). ASU 2016-18 changes existing U.S. GAAP by requiring the following, among others: (1) amounts generally described as restricted cash or restricted cash equivalents are to be included with the totals for cash and cash equivalents when reconciling the period change in cash and cash equivalents on the consolidated statements of cash flow, (2) in addition to the exchange rate impact on cash held in foreign currencies, entities must also include, as a component of this quantified amount, the impact on cash equivalents and amounts generally described as restricted cash or restricted cash equivalents as a separate component of the reconciliation referenced in (1) above, (3) when cash, cash equivalents, and amounts generally deemed as restricted cash or restricted cash equivalents are presented in more than one line item within the consolidated balance sheet, such line items must also be presented either on the face of the consolidated statements of cash flow or in the notes to the financial statements, (4) a disclosure of the nature of restrictions on an entity’s cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents, and (5) any applicable change in accounting principle disclosures in the first interim and annual period in which the update is adopted. ASU 2016-18 is effective for annual periods beginning after January 1, 2018, including interim periods, and is to be applied retrospectively to all periods presented. Early adoption is permitted. The Company is currently assessing the impact the adoption of ASU 2016-18 will have on future financial statements and disclosures.

In January 2017, the FASB issued Accounting Standards Update 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). ASU 2017-04 changes existing U.S. GAAP by requiring the following, among others: (1) the elimination of step 2 of the goodwill impairment test; entities will no longer utilize the implied fair value of their assets and liabilities for purposes of testing goodwill for impairment, (2) the quantitative portion of the goodwill impairment test will be performed by comparing the fair value of a reporting unit with its carrying amount; an impairment charge is to be recognized for the excess of carrying amount over fair value, but only to the extent of the amount of goodwill allocated to that reporting unit, and (3) foreign currency translation adjustments are not to be allocated to a reporting unit from an entity’s accumulated other comprehensive income; the reporting unit’s carrying amount should include only the currently translated balances of the assets and liabilities assigned to the reporting unit. ASU 2017-04 is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company plans to adopt ASU 2017-04 as of January 1, 2017.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

3.              ACQUISITIONS

a)   Hong Kong and Singapore Branches of Royal & Sun Alliance Insurance plc

On April 1, 2015, the Company completed its acquisitions of certain assets and assumed certain liabilities of the Hong Kong and Singapore operations of RSA to further expand its international insurance operations. The assets acquired and liabilities assumed constituted a business, and as such the Company accounted for the acquisitions of the RSA branches under the acquisition method in accordance with U.S. GAAP. The consideration for the branches was $176.5 million in cash, after receipt of cash for post-closing adjustments. The post-closing adjustments were based on the net asset value of the acquired branches at the date of acquisitions that resulted in the Company receiving $17.4 million in cash. The Company has incurred a cumulative total of $9.2 million in acquisition related expenses, mostly related to advisory, legal and valuation services rendered, which were recorded in “other expense” in the consolidated income statements in 2015 and 2014.

The following table summarizes the consideration paid for the Hong Kong and Singapore branches of RSA and the preliminary amounts of the assets acquired and liabilities assumed at the acquisition date.

Fair Value
Consideration:
Cash consideration	$176.5

Recognized amounts of identifiable assets acquired and liabilities assumed:
Fixed maturity investments	246.1
Cash and cash equivalents	47.1
Insurance balances receivable	114.4
Prepaid reinsurance	17.5
Reinsurance recoverable	58.9
Value of business acquired	28.9
Intangible assets	79.9
Other assets	9.9
Reserve for losses and loss expenses	(314.1)
Unearned premiums	(150.5)
Reinsurance balances payable	(35.8)
Net deferred tax liabilities	(11.9)
Accounts payable and accrued liabilities	(20.1)
Total identifiable net assets acquired	70.3

Goodwill	106.2
Total net assets acquired	$176.5

Of the $106.2 million of goodwill acquired, $54.7 million and $51.5 million related to the Hong Kong and Singapore branches, respectively. None of the goodwill recorded was deductible for tax purposes.

The Company recognized identifiable finite lived intangible assets, including an intangible asset for the value of businesses acquired (“VOBA”), which will be amortized over a weighted average period of 12 years. The Company also recorded an insurance-related intangible liability related to the reserve for loss and loss expenses of $8.3 million that will be amortized over a weighted average period of 8 years, and included in “net losses and loss expenses” in the consolidated income statements. The insurance-related intangible liability related to the reserve for loss and loss expenses was calculated as the additional risk margin less the impact related to discounting the net reserves for losses and loss expenses. Since the fair value adjustment increased the net reserve for losses and loss expenses, it has been recorded as an insurance-related intangible liability.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

The following is a breakdown of the intangible assets acquired.

	Singapore Branch	Estimated Useful Life	Hong Kong Branch	Estimated Useful Life	Total
VOBA	$17.8	2 years	$11.1	1.5 years	$28.9
Customer renewals	8.6	4 years	4.4	5 years	13.0
Distribution channels	47.7	18 years	19.2	18 years	66.9
	$74.1		$34.7		$108.8

The following is an explanation of identifiable finite lived intangible assets acquired:

•                  VOBA:  Represents the difference between the expected future losses and expenses and the associated unearned premium reserve. This intangible asset will be amortized consistent with how the associated unearned premiums will be earned and will be recorded in “acquisition costs” in the consolidated income statements.

•                  Customer renewals:  The value of inforce policies renewing taking into consideration the net cash flows generated from these renewals. The amortization expense for this intangible asset will be recorded in “amortization and impairment of intangible assets” in the consolidated income statements.

•                  Distribution channels:  The value of access to contractual and non-contractual relationships (e.g., brokers and affinity relationships) taking into consideration the net cash flows generated from these relationships. The amortization expense for this intangible asset will be recorded in “amortization and impairment of intangible assets” in the consolidated income statements.

The following summarizes the results of the Hong Kong and Singapore branches that have been included in the Company’s consolidated income statement since the acquisitions closed on April 1, 2015.

From April 1, 2015 to December 31, 2015
Total revenue	$155.3
Net loss	$(28.9)

The following unaudited pro forma information presents the combined results of the Company and the acquired Hong Kong and Singapore RSA branches for the years ended December 31, 2015 and 2014, with pro forma adjustments related to the acquisition method of accounting as if the acquisitions had been consummated as of January 1, 2014. This unaudited pro forma information is not necessarily indicative of what would have occurred had the acquisitions and related transactions been made on the dates indicated, or of future results of the Company.

	Year Ended December 31, 2015	Year Ended December 31, 2014
Total revenue	$2,594.2	$2,681.7
Net income	$74.2	$505.9

b) Acquisition of Labuan branch of RSA

On April 30, 2015, the Company also acquired the assets and assumed the liabilities of the Labuan operations of RSA for consideration of one British pound sterling. The Company recorded goodwill of $1.4 million related to this acquisition.

c) Acquisition of Latin American Underwriters Holdings, Ltd.

In January 2015, the Company acquired Latin American Underwriters Holdings Ltd. (“LAU”) for cash consideration of $5.1 million. LAU had previously underwritten trade credit insurance and political risk coverages solely for the Company since 2010. As part of the acquisition, the Company recorded goodwill of $2.5 million and customer renewal intangibles of $3.6 million, which have a three-year useful life. The Company also recorded $1.0 million of contingent consideration related to certain earn-out payments. During the third quarter of 2015, it was determined that LAU will not achieve any of the earn-out payments. As a result, the Company reduced the fair value of the contingent consideration to zero with the corresponding gain

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

recorded as a reduction in “general and administrative expenses” in the consolidated income statements. See note 10 for additional information regarding an impairment recorded related to the customer renewal intangible asset.

4.              INVESTMENTS

a)   Trading Securities

Securities accounted for at fair value with changes in fair value recognized in the consolidated income statements by category are as follows:

	December 31, 2016		December 31, 2015
	Fair Value	Amortized Cost	Fair Value	Amortized Cost
U.S. government and government agencies	$1,426.0	$1,454.5	$1,434.0	$1,437.9
Non-U.S. government and government agencies	469.9	496.5	556.8	579.2
States, municipalities and political subdivisions	354.1	355.8	413.5	396.0
Corporate debt:
Financial institutions	1,032.7	1,033.6	1,275.4	1,277.3
Industrials	1,321.3	1,322.3	1,308.1	1,345.6
Utilities	140.0	140.7	118.9	125.4
Mortgage-backed:
Agency mortgage-backed	614.5	612.5	751.8	745.4
Non-agency residential mortgage-backed	23.9	22.7	34.0	32.4
Commercial mortgage-backed	598.0	636.1	582.8	600.1
Asset-backed	757.3	772.6	726.2	751.1
Total fixed maturity investments, trading	$6,737.7	$6,847.4	$7,201.5	$7,290.6

	December 31, 2016		December 31, 2015
	Fair Value	Cost	Fair Value	Cost
Equity securities	$243.9	$235.0	$403.0	$395.3
Other invested assets	897.8	831.2	840.2	770.9
	$1,141.7	$1,066.2	$1,243.2	$1,166.2

Other invested assets, included in the table above, include investments in private equity funds, hedge funds and a high yield loan fund that are accounted for at fair value, but excludes other private securities described below in Note 4(b) that are accounted for using the equity method of accounting.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

b)   Other Invested Assets

Details regarding the carrying value, redemption characteristics and unfunded investment commitments of the other invested assets portfolio as of December 31, 2016 and 2015 were as follows:

Fund Type	Carrying Value as of December 31, 2016	Investments with Redemption Restrictions	Estimated Remaining Restriction Period	Investments without Redemption Restrictions	Redemption Frequency(1)	Redemption Notice Period(1)	Unfunded Commitments
Private equity	$281.0	$281.0	1 - 15 Years	$—			$219.3
Levered credit	204.9	204.9	3 - 9 Years	—			190.8
Real estate	68.9	68.9	6 - 8 Years	—			191.6
Distressed	5.0	5.0	1 Year	—			3.8
Total private equity	559.8	559.8		—			605.5
Distressed	175.3	—		175.3	Quarterly	60 Days	—
Relative value credit	84.8	—		84.8	Quarterly	60 Days	—
Equity long/short	67.9	—		67.9	Quarterly	45 Days	—
Fund of funds	10.0	—		10.0	Quarterly	60 Days	—
Total hedge funds	338.0	—		338.0			—
Total other invested assets at fair value	897.8	559.8		338.0			605.5
Other private securities	62.9	—		62.9			—
Total other invested assets	$960.7	$559.8		$400.9			$605.5

Fund Type	Carrying Value as of December 31, 2015	Investments with Redemption Restrictions	Estimated Remaining Restriction Period	Investments without Redemption Restrictions	Redemption Frequency(1)	Redemption Notice Period(1)	Unfunded Commitments
Private equity	$236.4	$236.4	1 - 7 Years	$—			$231.0
Levered credit	205.9	205.9	4 - 8 Years	—			179.0
Distressed	5.1	5.1	2 Years	—			3.8
Real estate	—	—	7 - 9 Years	—			200.0
Total private equity	447.4	447.4		—			613.8
Distressed	215.6	54.6	2 Years	161.0	Monthly	90 Days	—
Relative value credit	105.4	—		105.4	Quarterly	60 Days	—
Equity long/short	58.0	—		58.0	Quarterly	45 Days	—
Total hedge funds	379.0	54.6		324.4			—
High yield loan fund	13.8	—		13.8	Monthly	30 days	—
Total other invested assets at fair value	840.2	502.0		338.2			613.8
Other private securities	126.5	—		126.5			—
Total other invested assets	$966.7	$502.0		$464.7			$613.8

(1) The redemption frequency and notice periods only apply to the investments without redemption restrictions.

During the year ended December 31, 2016, the Company sold a portion of one of its other private securities. As a result of the sale, the Company no longer maintained significant influence over the operations of this other private security and discontinued the use of the equity method of accounting for the remaining equity interest still owned by the Company. The

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Company recorded a realized gain of $21.7 million related to the equity interest sold and recorded an unrealized gain of $8.1 million related to the fair value of the remaining interest still owned by the Company. The Company will account for its remaining interest as a trading security, with any changes in fair value recorded as an unrealized gain or loss in the consolidated income statements.

In general, the Company has invested in hedge funds that require at least 30 days’ notice of redemption, and may be redeemed on a monthly, quarterly, semi-annual, annual or longer basis, depending on the fund. Certain hedge funds have lock-up periods ranging from one to three years from initial investment. A lock-up period refers to the initial amount of time an investor is contractually required to invest before having the ability to redeem. Funds that provide for periodic redemptions may, depending on the funds’ governing documents, have the ability to deny or delay a redemption request, called a “gate.” The fund may implement this restriction because the aggregate amount of redemption requests as of a particular date exceeds a specified level, generally ranging from 15% to 25% of the fund’s net assets. The gate is a method for executing an orderly redemption process to reduce the possibility of adversely affecting investors in the fund. Typically, the imposition of a gate delays a portion of the requested redemption, with the remaining portion settled in cash sometime after the redemption date. Certain funds may impose a redemption fee on early redemptions. Interests in private equity funds cannot be redeemed because the investments include restrictions that do not allow for redemption until termination of the fund.

The following describes each investment type:

•                  Private equity (primary and secondary):  Primary equity funds include funds that may invest in companies and general partnership interests, as well as direct investments. Secondary funds buy limited partnership interests from existing limited partners of primary private equity funds. As owners of private equity, funds may seek liquidity by selling their existing interests, plus any remaining commitment, to secondary market participants. These funds cannot be redeemed because the investments include restrictions that do not allow for redemption until termination of the funds.

•                  Levered credit (including mezzanine debt):  Levered credit funds invest across the capital structures of upper middle market and middle market companies in connection with leveraged buyouts, mergers and acquisitions, recapitalizations, growth financings, refinancings and other corporate purposes. The most common position in the capital structure of mezzanine funds will be between the senior secured debt holder and the equity; however, the funds in which we are invested may include secured debt, subordinated debt, preferred stock and/or private equity. These funds cannot be redeemed because the investments include restrictions that do not allow for redemption until termination of the funds.

•                  Real estate funds:  Private real estate funds invest directly (through debt and equity) in commercial real estate (multifamily, industrial, office, student housing and retail) as well as residential property. Real estate managers have diversified portfolios that generally follow core, core-plus, value-added or opportunistic strategies. These funds cannot be redeemed because the investments include restrictions that do not allow for redemption until termination of the funds.

•                  Distressed funds:  In distressed debt investing, managers take positions in the debt of companies experiencing significant financial difficulties, including bankruptcy, or in certain positions of the capital structure of structured securities. The manager relies on the fundamental analysis of these securities, including the claims on the assets and the likely return to bondholders. Certain funds cannot be redeemed because the investments include restrictions that do not allow for redemption until termination of the funds.

•                  Relative value credit funds:  These funds seek to take exposure to credit-sensitive securities, long and/or short, based upon credit analysis of issuers and securities and credit market views.

•                  Equity long/short funds:  In equity long/short funds, managers take long positions in companies they deem to be undervalued and short positions in companies they deem to be overvalued. Long/short managers may invest in countries, regions or sectors and vary by their use of leverage and by their targeted net long position.

•                  Fund of funds:  Fund of funds allocate assets among multiple investment managers unaffiliated with the fund of funds sponsor employing a variety of proprietary investment strategies. Fund of funds strategies will invest in a portfolio of funds that primarily pursue the following investment strategies: equity, macro, event driven and credit.

•                  Other private securities:  These securities mostly include strategic non-controlling minority investments in private asset management companies and other insurance related investments that are accounted for using the equity method of accounting.

•                  High yield loan fund:  A long-only private mutual fund that invests in high yield fixed income securities.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

c) Net Investment Income

	Year Ended December 31,
	2016	2015	2014
Fixed maturity investments	$191.0	$164.2	$149.5
Equity securities	5.1	13.3	17.6
Other invested assets: hedge funds and private equity	23.4	19.6	12.6
Other invested assets: other private securities	13.7	2.8	13.3
Cash and cash equivalents	2.9	1.7	2.1
Expenses	(18.3)	(19.5)	(18.2)
Net investment income	$217.8	$182.1	$176.9

Net investment income from other invested assets: other private securities included the undistributed net income from investments accounted for using the equity method of accounting. The income reported for other invested assets: other private securities for the year ended December 31, 2015 included an other-than-temporary impairment of $6.3 million recorded in the second quarter of 2015 related to one of the Company’s equity method investments. The Company recorded the other-than-temporary impairment as the fair value of this investment was below its carrying value. The income reported for other invested assets: other private securities for the year ended December 31, 2014 included a loss of $9.3 million recorded for an equity method investment due to impairment charges that it recorded. At the time, the Company determined the fair value of this investment and concluded that the fair value exceeded the Company’s carrying value and as such no other-than-temporary impairment was recorded.

d) Components of Realized Gains and Losses

	Year Ended December 31,
	2016	2015	2014
Gross realized gains on sale of invested assets	$159.5	$180.3	$195.4
Gross realized losses on sale of invested assets	(121.3)	(106.4)	(48.2)
Net realized and unrealized losses on derivatives	(19.6)	(15.4)	(39.0)
Mark-to-market (losses) gains:
Debt securities, trading	(17.2)	(126.3)	(1.7)
Equity securities, trading	5.8	(41.7)	0.4
Other invested assets, trading	(5.1)	(18.1)	(17.9)
Net realized investment gains (losses)	$2.1	$(127.6)	$89.0

e) Pledged Assets

As of December 31, 2016 and 2015, $2,687.7 million and $2,748.9 million, respectively, of cash and cash equivalents and investments were deposited, pledged or held in trust accounts in favor of ceding companies and other counterparties or government authorities to comply with reinsurance contract provisions and insurance laws.

In addition, as of December 31, 2016 and 2015, a further $587.6 million and $579.3 million, respectively, of cash and cash equivalents and investments were pledged as collateral for the Company’s letter of credit facilities. See Note 11(g) for details on the Company’s credit facilities.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

5.    DERIVATIVE INSTRUMENTS

As of December 31, 2016 and 2015, none of the Company’s derivatives were designated as hedges for accounting purposes. The following table summarizes information on the location and amounts of derivative fair values on the consolidated balance sheets:

	December 31, 2016				December 31, 2015
	Asset Derivative Notional Amount	Asset Derivative Fair Value	Liability Derivative Notional Amount	Liability Derivative Fair Value	Asset Derivative Notional Amount	Asset Derivative Fair Value	Liability Derivative Notional Amount	Liability Derivative Fair Value
Foreign exchange contracts	$103.2	$10.4	$4.1	$0.1	$41.1	$0.1	$244.8	$3.0
Interest rate swaps	—	—	—	—	—	—	328.2	0.5
Insurance contracts	225.0	7.4	—	—	—	—	—	—
Reinsurance contracts	—	—	110.0	4.0	—	—	—	—
Total derivatives	$328.2	$17.8	$114.1	$4.1	$41.1	$0.1	$573.0	$3.5

Derivative assets and derivative liabilities are classified within “other assets” or “accounts payable and accrued liabilities” on the consolidated balance sheets.

The following table provides the net realized and unrealized (losses) gains on derivatives not designated as hedges recorded on the consolidated income statements:

	Year Ended December 31,
	2016	2015	2014
Foreign exchange contracts	$(2.2)	$(7.3)	$0.9
Total included in foreign exchange (gain) loss	(2.2)	(7.3)	0.9
Put options	—	—	0.5
Foreign exchange contracts	(11.9)	0.2	3.5
Interest rate swaps	(6.8)	(13.4)	(45.4)
Interest rate futures	(0.9)	(2.2)	2.4
Total included in net realized investment gains (losses)	(19.6)	(15.4)	(39.0)
Insurance contracts	7.4	—	—
Reinsurance contracts	(3.1)	—	—
Total included in other income (other expense)	4.3	—	—
Total realized and unrealized (losses) gains on derivatives	$(17.5)	$(22.7)	$(38.1)

The foreign exchange contracts loss recorded during the year ended December 31, 2016 was due to hedging our investment exposure to the Euro and Japanese Yen. The losses related to interest rate swap contracts for the years ended December 31, 2015 and 2014 were the result of selling interest rate swap contracts to reduce the duration of the investment portfolio. Given the decrease in interest rates during those years, the Company recorded a loss related to these interest rate swap contracts.

Derivative Instruments Not Designated as Hedging Instruments

The Company is exposed to foreign currency risk in its investment portfolio. Accordingly, the fair values of the Company’s investment portfolio are partially influenced by the change in foreign exchange rates. These foreign currency hedging activities have not been designated as specific hedges for financial reporting purposes.

The Company’s insurance and reinsurance subsidiaries and branches operate in various foreign countries and consequently the Company’s underwriting portfolio is exposed to foreign currency risk. The Company manages foreign currency risk by seeking to match liabilities under the insurance policies and reinsurance contracts that it writes and that are payable in foreign currencies with cash and investments that are denominated in such currencies. When necessary, the Company may also use derivatives to economically hedge unmatched foreign currency exposures, specifically forward contracts and currency options.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

For example, during 2014, the Company purchased a forward contract to economically hedge a portion of its foreign currency exposure related to the consideration to be paid for the Hong Kong and Singapore operations of RSA.

The Company also purchases and sells interest rate future and interest rate swap contracts to actively manage the duration and yield curve positioning of its fixed income portfolio. Interest rate futures and interest rate swaps can efficiently increase or decrease the overall duration of the portfolio. Additionally, interest rate future and interest rate swap contracts can be utilized to obtain the desired position along the yield curve in order to protect against certain future yield curve shapes.

The Company also purchases options to actively manage the Company’s equity portfolio.

The Company also has entered into insurance and reinsurance contracts that are required to be accounted for as derivatives. This will be the case when the insurance or reinsurance contract provides indemnification to the insured or cedent as a result of a change in a variable versus an identifiable insurable event, such as a single-trigger ILW. The Company considers these insurance and reinsurance contracts to be an extension of its overall insurance operations.

6.              FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with U.S. GAAP, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon whether the inputs to the valuation of an asset or liability are observable or unobservable in the market at the measurement date, with quoted market prices being the highest level (Level 1) and unobservable inputs being the lowest level (Level 3). A fair value measurement will fall within the level of the hierarchy based on the input that is significant to determining such measurement. The three levels are defined as follows:

•                  Level 1:  Observable inputs to the valuation methodology that are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•                  Level 2:  Observable inputs to the valuation methodology other than quoted market prices (unadjusted) for identical assets or liabilities in active markets. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets in markets that are not active and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•                  Level 3:  Inputs to the valuation methodology that are unobservable for the asset or liability.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

The following table shows the fair value of the Company’s financial instruments and where in the fair value hierarchy the fair value measurements are included as of the dates indicated below:

December 31, 2016	Carrying amount	Total fair value	Level 1	Level 2	Level 3
ASSETS:
Fixed maturity investments:
U.S. government and government agencies	$1,426.0	$1,426.0	$1,379.6	$46.4	$—
Non-U.S. government and government agencies	469.9	469.9	—	469.9	—
States, municipalities and political subdivisions	354.1	354.1	—	354.1	—
Corporate debt:
Financial institutions	1,032.7	1,032.7	—	1,031.2	1.5
Industrials	1,321.3	1,321.3	—	1,321.3	—
Utilities	140.0	140.0	—	140.0	—
Mortgage-backed:
Agency mortgage-backed	614.5	614.5	—	475.9	138.7
Non-agency residential mortgage-backed	23.9	23.9	—	23.9	—
Commercial mortgage-backed	598.0	598.0	—	598.0	—
Asset-backed	757.3	757.3		697.8	59.5
Total fixed maturity investments	6,737.7	6,737.7	1,379.6	5,158.5	199.7
Equity securities	243.9	243.9	219.2	—	24.7
Other invested assets(1)	897.8	897.8	—	—	—
Total investments	7,879.4	7,879.4	1,598.8	5,158.5	224.4
Derivative assets:
Foreign exchange contracts	10.4	10.4	—	10.4	—
Insurance contracts	7.4	7.4	—	—	7.4
LIABILITIES:
Derivative liabilities:
Foreign exchange contracts	0.1	0.1	—	0.1	—
Reinsurance contracts	4.0	4.0	—	—	4.0
Senior notes	794.2	827.1	—	827.1	—
Other long-term debt	$22.0	$26.7	$—	$26.7	$—

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

December 31, 2015	Carrying amount	Total fair value	Level 1	Level 2	Level 3
ASSETS:
Fixed maturity investments:
U.S. government and government agencies	$1,434.0	$1,434.0	$1,396.4	$37.6	$—
Non-U.S. government and government agencies	556.8	556.8	—	556.8	—
States, municipalities and political subdivisions	413.5	413.5	—	413.5	—
Corporate debt
Financial institutions	1,275.4	1,275.4	—	1,275.4	—
Industrials	1,308.1	1,308.1	—	1,308.1	—
Utilities	118.9	118.9	—	118.9	—
Mortgage-backed
Agency mortgage-backed	751.8	751.8	—	650.8	101.1
Non-agency residential mortgage-backed	34.0	34.0	—	29.0	5.0
Commercial mortgage-backed	582.8	582.8	—	582.8	—
Asset-backed	726.2	726.2	—	663.2	63.0
Total fixed maturity investments	7,201.5	7,201.5	1,396.4	5,636.1	169.1
Equity securities	403.0	403.0	403.0	—	—
Other invested assets(1)	840.2	840.2	—	—	—
Total investments	8,444.7	8,444.7	1,799.4	5,636.1	169.1
Derivative assets:
Foreign exchange contracts	0.1	0.1	—	0.1	—
LIABILITIES:
Derivative liabilities:
Foreign exchange contracts	3.0	3.0	—	3.0	—
Interest rate swaps	0.5	0.5	—	0.5	—
Senior notes	1,292.9	1,337.9	—	1,337.9	—
Other long-term debt	$23.0	$27.7	$—	$27.7	$—

(1) In accordance with U.S. GAAP, other invested assets, excluding other private securities, are measured at fair value using the net asset value per share (or its equivalent) practical expedient and have not been classified in the fair value hierarchy.

The following describes the valuation techniques used by the Company to determine the fair value of financial instruments held as of the balance sheet date.

Fair Value of Financial Instruments

U.S. government and government agencies:  Comprised primarily of bonds issued by the U.S. Treasury, the Federal Home Loan Bank, the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. The fair values of the Company’s U.S. government securities are based on quoted market prices in active markets and are included in the Level 1 fair value hierarchy. The Company believes the market for U.S. Treasury securities is an actively traded market given the high level of daily trading volume. The fair values of U.S. government agency securities are priced using the spread above the risk-free yield curve. As the yields for the risk-free yield curve and the spreads for these securities are observable market inputs, the fair values of U.S. government agency securities are included in the Level 2 fair value hierarchy.

Non-U.S. government and government agencies:  Comprised of fixed income obligations of non-U.S. governmental entities. The fair values of these securities are based on prices obtained from international indices and are included in the Level 2 fair value hierarchy.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

States, municipalities and political subdivisions:  Comprised of fixed income obligations of U.S. domiciled state and municipality entities. The fair values of these securities are based on prices obtained from the new issue market, and are included in the Level 2 fair value hierarchy.

Corporate debt:  Comprised of bonds issued by or loan obligations of corporations that are diversified across a wide range of issuers and industries. The fair values of corporate debt that are short-term are priced using spread above the LIBOR yield curve, and the fair value of corporate debt that are long-term are priced using the spread above the risk-free yield curve. The spreads are sourced from broker-dealers, trade prices and the new issue market. As the significant inputs used to price corporate bonds are observable market inputs, the fair values of corporate debt are included in the Level 2 fair value hierarchy, unless the significant inputs used to price the corporate debt securities are broker-dealer quotes and the Company is not able to determine if those quotes are based on observable market inputs, in which case the fair value is included in the Level 3 hierarchy.

Mortgage-backed:  Primarily comprised of residential and commercial mortgages originated by both U.S. government agencies (such as the Federal National Mortgage Association) and non-U.S. government agencies. The fair values of mortgage-backed securities originated by U.S. government agencies and non-U.S. government agencies are based on a pricing model that incorporates prepayment speeds and spreads to determine appropriate average life of mortgage-backed securities. The spreads are sourced from broker-dealers, trade prices and the new issue market. As the significant inputs used to price the mortgage-backed securities are observable market inputs, the fair values of these securities are included in the Level 2 fair value hierarchy, unless the significant inputs used to price the mortgage-backed securities are broker-dealer quotes and the Company is not able to determine if those quotes are based on observable market inputs, in which case the fair value is included in the Level 3 hierarchy.

Asset-backed:  Principally comprised of bonds backed by pools of automobile loan receivables, home equity loans, credit card receivables and collateralized loan obligations originated by a variety of financial institutions. The fair values of asset-backed securities are priced using prepayment speed and spread inputs that are sourced from the new issue market or broker-dealer quotes. As the significant inputs used to price the asset-backed securities are observable market inputs, the fair values of these securities are included in the Level 2 fair value hierarchy, unless the significant inputs used to price the asset-backed securities are broker-dealer quotes and the Company is not able to determine if those quotes are based on observable market inputs, in which case the fair value is included in the Level 3 hierarchy.

Equity securities:  Comprised of U.S. and foreign common and preferred stocks and mutual funds. Equities are generally included in the Level 1 fair value hierarchy as prices are obtained from market exchanges in active markets. Non-U.S. mutual funds where the net asset value (“NAV”) is not provided on a daily basis are included in the Level 3 fair value hierarchy. Also, the Company’s remaining equity interest in an equity security that it no longer accounts for under the equity method of accounting is included in the Level 3 fair value hierarchy as the fair value is based on the enterprise value of that security which is not a publicly traded company.

Other invested assets:  Comprised of funds invested in a range of diversified strategies. In accordance with U.S. GAAP, the fair values of the funds are based on the NAV of the funds as reported by the fund manager. The Company does not measure its investments that are accounted for using the equity method of accounting at fair value, unless an other-than-temporary impairment is recorded.

Derivative instruments:  The fair value of foreign exchange contracts and interest rate futures and swaps are priced from quoted market prices for similar exchange-traded derivatives and pricing valuation models that utilize independent market data inputs. The fair value of foreign exchange contracts and interest futures and swaps are included in the Level 2 fair value hierarchy. The fair value of the insurance and reinsurance contracts are based on an internal model that estimates the expected value based on multiple scenarios (i.e., Monte-Carlo simulation) and discounted back to current value. The key unobservable inputs are the discount rate, which was 10%, and the values of the underlying insured risks. Given the inputs to the internal model are unobservable, the fair value of the insurance and reinsurance contracts are included in the Level 3 fair value hierarchy.

Senior notes:  The fair value of the senior notes is based on reported trades. The fair value of the senior notes is included in the Level 2 fair value hierarchy.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Other long-term debt:  Comprised of the mortgage and credit facility associated with the purchase of office space in Switzerland. The fair value of the other long-term debt is based on the value of the debt using current interest rates. The fair value of the long-term debt is included in the Level 2 fair value hierarchy.

Non-recurring Fair Value of Financial Instruments

The Company measures the fair value of certain assets on a non-recurring basis, generally quarterly, annually, or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. These assets include investments accounted for using the equity method, goodwill and intangible assets. The Company uses a variety of techniques to measure the fair value of these assets when appropriate, as described below:

Investments accounted for using the equity method:  When the Company determines that the carrying value of these assets may not be recoverable, the Company records the assets at fair value with the loss recognized in income. In such cases, the Company measures the fair value of these assets using the techniques discussed above.

Goodwill and intangible assets:  The Company tests goodwill and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, but at least annually for goodwill and indefinite-lived intangibles. When the Company determines that goodwill and indefinite-lived intangible assets may be impaired, the Company uses various techniques, including discounted expected future cash flows and market multiple models, to measure fair value.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Rollforward of Level 3 Financial Instruments

The following is a rollforward of the beginning and ending balance of financial instruments using significant unobservable inputs (Level 3):

	Fair value measurements using significant unobservable inputs (Level 3):
	Corporate Debt - Financial Institutions	Agency MBS	Non-agency RMBS	CMBS	Asset-backed	Equities	Insurance contracts	Reinsurance contracts
Balance at December 31, 2014	$—	$180.1	$—	$1.7	$55.4	$43.3	$—	$—
Realized and unrealized gains (losses) included in net income	—	(1.0)	(0.1)	0.1	(6.1)	3.5	—	—
Purchases	—	17.7	5.2	1.8	18.4	—	—	—
Sales	—	(95.7)	(0.1)	(3.6)	(23.1)	(46.8)	—	—
Transfers into Level 3 from Level 2	—	—	—	—	37.3	—	—	—
Transfers out of Level 3 into Level 2(1)	—	—	—	—	(18.9)	—	—	—
Balance at December 31, 2015	$—	$101.1	$5.0	$—	$63.0	$—	$—	$—
Realized and unrealized gains (losses) included in net income	—	(6.4)	—	—	3.1	8.1	7.4	(4.0)
Purchases	1.5	212.6	—	—	31.2	16.6	—	—
Sales	—	(175.3)	—	—	(27.2)	—	—	—
Transfers into Level 3 from Level 2	—	6.7	—	—	8.0	—	—	—
Transfers out of Level 3 into Level 2(1)	—	—	(5.0)	—	(18.6)	—	—	—
Balance at December 31, 2016	$1.5	$138.7	$—	$—	$59.5	$24.7	$7.4	$(4.0)
Realized and unrealized losses (gains) included in net income for investments still held as of December 31, 2016	$—	$(6.4)	$—	$—	$1.9	$8.1	$7.4	$(4.0)
Realized and unrealized gains (losses) included in net income for investments still held as of December 31, 2015	$—	$(1.5)	$(0.1)	$—	$(0.3)	$—	$—	$—

(1) Transfers out of Level 3 are primarily attributable to the availability of market observable information.

The Company attempts to verify the significant inputs used by broker-dealers in determining the fair value of the securities priced by them. If the Company could not obtain sufficient information to determine if the broker-dealers were using significant observable inputs, such securities have been transferred to the Level 3 fair value hierarchy. The Company believes the prices obtained from the broker-dealers are the best estimate of fair value of the securities being priced as the broker-dealers are typically involved in the initial pricing of the security, and the Company has compared the price per the broker-dealer to other pricing sources and noted no material differences. The Company recognizes transfers between levels at the end of the reporting period. There were no transfers between Level 1 and Level 2 during the period.

The Company’s external investment accounting service provider receives prices from internationally recognized independent pricing services to measure the fair values of its fixed maturity investments. Pricing sources are evaluated and selected in a manner to ensure that the most reliable sources are used. The independent pricing sources obtain market quotations and actual transaction prices for securities that have quoted prices in active markets. Each pricing service has its own proprietary method for determining the fair value of securities that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the independent pricing service uses observable market inputs, including, but not limited to, reported trades, benchmark yields, broker-dealer quotes, interest rates, prepayment speeds, default rates and such other inputs as are available from market sources to determine a reasonable fair value.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

All of the Company’s fixed maturity investment securities classified as Level 3 are valued based on unadjusted broker-dealer quotes. This includes less liquid securities such as lower quality asset-backed securities, commercial mortgage-backed securities and residential mortgage-backed securities. The primary valuation inputs include monthly payment information, the probability of default, loss severity rates and estimated prepayment rates. Significant changes in these inputs in isolation would result in a significantly lower or higher fair value measurement. In general, a change in the assumption of the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity in an event of default and prepayment rates.

The Company records the unadjusted price provided and validates this price through a process that includes, but is not limited to monthly and/or quarterly: (i) comparison of prices between two independent sources, with significant differences requiring additional price sources; (ii) quantitative analysis (e.g., comparing the quarterly return for each managed portfolio to their target benchmark, with significant differences identified and investigated); (iii) evaluation of methodologies used by external parties to calculate fair value, including a review of the inputs used for pricing; (iv) comparing the price to the Company’s knowledge of the current investment market; and (v) back-testing, which includes randomly selecting purchased or sold securities and comparing the executed prices to the fair value estimates from the pricing service. In addition to internal controls, management relies on the effectiveness of the valuation controls in place at the Company’s external investment accounting service provider (supported by a Statement on Standards for Attestation Engagements No. 16 report) in conjunction with regular discussion and analysis of the investment portfolio’s structure and performance.

7.              RESERVE FOR LOSSES AND LOSS EXPENSES

a)             Basis for estimating the reserves for losses and loss expenses

The reserve for losses and loss expenses is comprised of two main elements: outstanding loss reserves (“OSLR,” also known as case reserves) and reserves for losses incurred but not reported (“IBNR”). OSLR relate to known claims and represent management’s best estimate of the likely loss settlement. IBNR reserves relate primarily to unreported events that, based on industry information, management’s experience and actuarial evaluation, can reasonably be expected to have occurred and are reasonably likely to result in a loss to the Company. IBNR reserves also relate to estimated development of reported events that based on industry information, management’s experience and actuarial evaluation, can reasonably be expected to reach the Company’s attachment point and are reasonably likely to result in a loss. The Company also includes in IBNR reserves changes in the values of claims that have been reported but are not yet settled. Each claim is settled individually based upon its merits and it is not unusual for a claim to take years after being reported to settle, especially if legal action is involved. As a result, reserves for losses and loss expenses include significant estimates for IBNR reserves.

The reserve for IBNR is estimated by management for each line of business based on various factors, including underwriters’ expectations about loss experience, actuarial analysis, comparisons with the results of industry benchmarks and loss experience to date. The Company implicitly factors into IBNR reserves inflation by assuming an inflation rate consistent with historical trends. The IBNR reserves are calculated as the ultimate amount of losses and loss expenses less cumulative paid losses and loss expenses and OSLR. The Company’s actuaries employ generally accepted actuarial methodologies to determine estimated ultimate loss reserves.

The Company believes that its current estimates of liabilities appropriately reflect its current knowledge of the business and the prevailing market, social, legal and economic conditions while giving due consideration to historical trends and volatility evidenced in the liabilities over the longer term. Although management believes that OSLR and the IBNR reserves are sufficient to cover losses assumed by the Company, there can be no assurance that losses will not deviate from the Company’s reserves, possibly by material amounts. The methodology of estimating loss reserves is periodically reviewed to ensure that the assumptions made continue to be appropriate. The Company recognizes any changes in its loss reserve estimates, including prior year loss reserve development, and the related reinsurance recoverables in the periods in which they are determined and are recorded in “net losses and loss expenses” in the consolidated income statements.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

The reserve for losses and loss expenses consists of the following:

	December 31,
	2016	2015
Outstanding loss reserves	$1,807.5	$1,678.5
Reserves for losses incurred but not reported	4,831.7	4,777.7
Reserve for losses and loss expenses	$6,639.2	$6,456.2

b)             Reserve for losses and loss expenses rollforward

The table below is a reconciliation of the beginning and ending liability for unpaid losses and loss expenses. Losses incurred and paid are reflected net of reinsurance recoverables.

	Year Ended December 31,
	2016	2015	2014
Gross liability at beginning of year	$6,456.2	$5,881.2	$5,766.5
Reinsurance recoverable at beginning of year	(1,480.0)	(1,340.3)	(1,234.5)
Net liability at beginning of year	4,976.2	4,540.9	4,532.0
Acquisition of net reserves for losses and loss expenses	—	259.3	—
Net losses incurred related to:
Current year	1,600.1	1,667.9	1,411.8
Prior years	(98.3)	(81.6)	(212.6)
Total incurred	1,501.8	1,586.3	1,199.2
Net paid losses related to:
Current year	208.4	186.0	171.8
Prior years	1,238.6	1,201.6	1,001.5
Total paid	1,447.0	1,387.6	1,173.3
Foreign exchange revaluation and other	(16.8)	(22.7)	(17.0)
Net liability at end of year	5,014.2	4,976.2	4,540.9
Reinsurance recoverable at end of year	1,625.0	1,480.0	1,340.3
Gross liability at end of year	$6,639.2	$6,456.2	$5,881.2

The net reserve for losses and loss expenses acquired of $259.3 million represents the net reserves acquired from the Hong Kong and Singapore branches of RSA of $255.2 million and the net reserves from the Labuan branch of RSA of $4.1 million.

For the year ended December 31, 2016, the Company recorded net favorable prior year reserve development in each of its operating segments, primarily due to actual loss emergence being lower than initially expected. The net favorable prior year reserve development in the North American Insurance segment was primarily related to the professional liability line of business. The net favorable reserve development in the Global Markets Insurance segment was primarily related to the casualty and property lines of business, partially offset by unfavorable reserve development in the professional liability and other specialty lines of business. The net favorable prior year reserve development in the Reinsurance segment was primarily related to our property reinsurance and specialty reinsurance lines of business, partially offset by net unfavorable prior year reserve development in our casualty reinsurance line of business.

For the year ended December 31, 2015, the Company recognized net favorable prior year reserve development primarily due to lower than expected loss emergence in the Global Markets Insurance and Reinsurance segments and net unfavorable prior year reserve development in the North American Insurance segment. The net favorable reserve development in the Global Markets Insurance segment was primarily due to net favorable loss reserve development in the property, professional liability and casualty lines of business, partially offset by unfavorable prior year reserve development in the specialty and other line of business from the 2013 loss year. The net favorable reserve development in the Reinsurance segment was primarily related to the property and casualty reinsurance lines of business. The net unfavorable prior year reserve development for the North American Insurance segment primarily related to net unfavorable prior year development in the healthcare and casualty lines of

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

business mainly from the 2012 through 2014 loss years partially offset by favorable prior year reserve development in the professional liability, programs and property lines of business.

For the year ended December 31, 2014, the Company recognized net favorable reserve development in each of its operating segments due to actual loss emergence being lower than initially expected. The net favorable prior year reserve development in the North American Insurance segment primarily related to the 2006, 2007, 2009 and 2010 loss years, partially offset by unfavorable reserve development from the 2011 to 2013 loss years. The net favorable prior year reserve development in the Global Markets Insurance segment was primarily due to favorable reserve development for the 2008 to 2010 loss years. The net favorable reserve development in the Reinsurance segment was primarily due to benign global property catastrophe activity for the 2013 loss year.

The Company has not accrued any additional premiums or return premiums as a result of the net prior year reserve development during the years ended December 31, 2016, 2015 and 2014.

Although the Company has experienced favorable development in its insurance and reinsurance lines, there is no assurance that conditions and trends that have affected the development of liabilities in the past will continue. It is not appropriate to extrapolate future redundancies based on prior years’ development. The methodology of estimating loss reserves is periodically reviewed to ensure that the key assumptions used in the actuarial models continue to be appropriate.

c)              Incurred and Paid Loss Development Triangles

The following information presents the incurred and paid claims information as of December 31, 2016, net of reinsurance, as well as cumulative claim frequency and total IBNR reserves by accident year. The information about incurred and paid claims development presented for the years ended December 31, 2010 to December 31, 2015 is presented as supplementary information.

The incurred and paid loss development triangles are presented based on the following:

•                  Disaggregated based on lines of business within each operating segment. There are a total of 17 incurred and paid loss development triangles presented. Of the 17 incurred and paid loss development triangles presented, six relate to the North American Insurance segment, eight relate to the Global Markets Insurance segment and three relate to the Reinsurance segment. The 17 incurred and paid loss development triangles were selected to create categories that were relatively homogeneous yet were not so small as to have insufficient actuarial credibility, and are consistent with how the Company discloses gross premiums written and net premiums earned by line of business, as well as disaggregated to reflect the reserves acquired from the Hong Kong, Singapore and Labuan branches of RSA in 2015 on a prospective basis. The Company has lines of business that are 100% ceded that are not presented in the incurred and paid loss development triangles.

•                  All incurred and paid loss development triangles are presented net of reinsurance.

•                  All incurred and paid loss development triangles exclude unallocated loss adjustment expenses, allowance for uncollectible reinsurance recoverables, currency translation adjustments and fair value adjustments related to acquired reserves as those balances are not estimated for each accident year.

•                  The incurred and paid loss development triangles include seven years of historical information. The Company has determined that it is impractical to provide incurred and paid loss development information at this disaggregated basis prior to accident year 2010 as all the necessary data prior to 2010 was not maintained at this disaggregated level.

•                  Reserves for losses and loss expenses and paid losses that are not recorded in the United States dollar functional currency are revalued at the United States dollar conversion rate at the end of the period.

•                  Acquisitions will be presented in the incurred and paid loss development triangles based on how the acquired reserves impact the nature, amount, timing and uncertainty of the cash flows related the settlement of the reserve for losses and loss expenses. As it relates to the reserves for losses and loss expenses acquired from RSA, those reserves are presented from the date in which they were acquired (April 1, 2015) as separate incurred and paid loss development triangles until such time when it is appropriate to combine with the equivalent Global Markets Insurance incurred and paid loss development triangles. The Company has made changes to how reserves are settled and estimated, and therefore the incurred and paid development information prior to the acquisition will no longer provide relevant information regarding the nature, amount, timing and uncertainty of how these reserves will settle in the future. Also, the Company does not have sufficient information at this disaggregated level to present the Global Markets Insurance incurred and

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

paid loss development triangles on a retrospective basis, including the incurred and paid information from the acquired RSA reserves.

•                  The ‘Total IBNR’ by accident year disclosed with the incurred and paid loss development triangles includes (1) IBNR reserves for unreported events and (2) changes in the values of claims that have been reported but are not yet settled.

•                  Cumulative reported claims included in the tables below, which are reflected as the actual claim counts shown, consist of any reported indemnity claim by claimant (i.e., insured) as of December 31, 2016 with a reserve balance greater than one United States dollar (or equivalent foreign currency). By including only indemnity claims with reserves greater than one United States dollar (or equivalent foreign currency), the tables do not include any notifications of claims which may or may not result in an indemnity claim. The cumulative claim count information for the acquired RSA operations are higher, on a relative basis, than the other lines of business cumulative claim count information as the acquired RSA operations have a higher percentage of retail business. This will result in reporting, on average, higher frequency of reported claims with lower severity per claim. The Company has determined that it is impractical to provide cumulative reported claim information for the lines of business in the Reinsurance segment as this information is not provided to the Company from the cedents. The Company also does not believe cumulated reported claim counts for its Reinsurance segment provides any meaningful information related to the nature, amount, timing and uncertainty of the cash flows related to the settled of the reserve for losses and loss expenses.

North American Insurance Segment

Casualty

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$133.8	$156.8	$158.4	$151.5	$149.3	$143.5	$127.3	$23.6	277
2011		120.7	140.7	145.1	143.0	136.7	144.2	36.8	347
2012			144.4	147.9	150.7	166.3	188.5	42.7	388
2013				184.0	192.4	208.9	237.4	90.3	638
2014					220.2	222.4	232.4	94.7	763
2015						288.0	279.1	214.8	820
2016							268.4	244.3	614
							$1,477.3

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$0.6	$28.4	$65.9	$72.8	$83.0	$87.4	$96.8
2011		2.1	11.2	32.8	53.0	79.0	91.8
2012			6.5	25.9	53.2	85.4	114.0
2013				9.7	38.6	70.2	103.6
2014					8.5	58.3	103.9
2015						11.0	34.2
2016							10.0
							$554.4
	All outstanding liabilities before 2010, net of reinsurance						$157.0
	Liability for losses and loss expenses, net of reinsurance						$1,079.9

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Professional liability

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$189.4	$196.5	$190.5	$178.0	$169.3	$154.8	$152.3	$23.1	334
2011		182.5	206.4	228.7	235.4	214.4	210.7	24.4	474
2012			193.5	266.2	274.0	271.1	265.6	46.9	530
2013				220.9	226.8	225.8	240.4	77.3	534
2014					213.0	233.7	235.7	79.2	378
2015						254.2	258.9	165.7	269
2016							256.0	234.1	127
							$1,619.5

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$7.9	$36.5	$57.0	$78.1	$91.3	$97.5	$118.2
2011		13.6	56.1	102.6	124.7	152.7	179.5
2012			15.8	62.5	98.0	146.5	181.1
2013				9.6	50.0	95.8	142.8
2014					11.7	69.8	125.6
2015						9.0	61.0
2016							9.5
							$817.6
	All outstanding liabilities before 2010, net of reinsurance						$89.7
	Liability for losses and loss expenses, net of reinsurance						$891.6

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Property

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$66.9	$54.0	$49.6	$47.7	$48.6	$48.8	$48.8	$0.7	330
2011		124.3	121.8	115.0	111.4	110.2	107.9	(0.1)	448
2012			157.7	146.9	140.5	136.9	136.3	0.3	599
2013				81.6	75.3	69.8	68.9	0.1	923
2014					97.0	96.0	88.9	0.3	1,344
2015						110.7	114.4	3.3	1,448
2016							101.3	11.8	1,502
							$666.4

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$16.4	$34.2	$40.9	$45.7	$47.4	$47.9	$48.1
2011		24.6	69.8	98.6	106.2	107.4	108.1
2012			20.5	98.0	127.8	134.7	135.0
2013				25.4	56.3	64.6	67.8
2014					32.3	73.1	83.8
2015						51.6	98.5
2016							46.7
							$587.9
	All outstanding liabilities before 2010, net of reinsurance						$0.5
	Liability for losses and loss expenses, net of reinsurance						$79.0

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Programs

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$70.7	$72.5	$86.4	$80.8	$78.8	$75.5	$75.0	$2.6	479
2011		54.0	61.9	62.6	58.1	52.5	53.5	4.4	446
2012			56.7	60.5	62.4	59.6	58.9	5.7	496
2013				64.9	62.0	59.7	56.2	14.5	871
2014					74.9	73.9	70.0	28.8	1,201
2015						86.8	86.2	43.5	1,266
2016							113.6	72.3	1,281
							$513.4

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$2.9	$17.9	$42.4	$52.3	$59.9	$63.4	$66.3
2011		3.8	15.2	26.7	34.7	41.3	45.3
2012			3.8	17.6	29.6	38.3	44.5
2013				5.7	15.8	24.4	33.0
2014					6.4	16.9	27.5
2015						9.3	26.3
2016							14.1
							$257.0
	All outstanding liabilities before 2010, net of reinsurance						$9.4
	Liability for losses and loss expenses, net of reinsurance						$265.8

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Healthcare

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$78.5	$76.4	$79.3	$79.8	$64.2	$63.4	$62.8	$6.8	156
2011		85.9	87.1	94.5	108.1	113.6	113.3	4.5	248
2012			87.9	91.4	99.4	113.7	113.7	8.5	260
2013				85.4	111.2	123.9	123.9	18.8	227
2014					84.4	92.5	92.5	46.4	150
2015						76.8	76.8	58.0	85
2016							51.1	47.6	17
							$634.1

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$1.2	$6.4	$17.1	$28.9	$39.8	$48.5	$51.9
2011		0.5	10.9	42.5	69.6	84.0	99.9
2012			1.3	15.1	34.3	54.8	77.5
2013				2.6	12.6	56.9	84.6
2014					1.0	9.0	26.5
2015						0.6	8.5
2016							0.9
							$349.7
	All outstanding liabilities before 2010, net of reinsurance						$16.8
	Liability for losses and loss expenses, net of reinsurance						$301.2

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Other specialty

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$0.9	$0.9	$0.9	$0.6	$0.5	$0.3	$0.4	$—	9
2011		16.5	18.9	18.3	18.7	18.7	18.7	0.7	16
2012			21.2	21.2	22.5	21.3	21.2	2.3	19
2013				16.6	16.6	16.6	16.6	10.6	73
2014					30.6	33.6	34.3	12.1	331
2015						47.4	48.2	30.6	352
2016							70.1	62.4	520
							$209.6

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$—	$—	$—	$0.1	$0.1	$0.1	$0.4
2011		4.0	11.2	14.5	15.1	15.9	16.7
2012			0.5	10.2	14.7	17.5	17.9
2013				0.8	2.3	3.2	4.4
2014					5.2	13.0	18.6
2015						4.1	13.4
2016							4.2
							$75.6
	All outstanding liabilities before 2010, net of reinsurance						$—
	Liability for losses and loss expenses, net of reinsurance						$134.0

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Global Markets Insurance Segment:

Casualty - Excluding RSA acquired reserves

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$14.2	$14.2	$14.2	$13.9	$10.3	$5.8	$4.2	$4.1	1
2011		9.8	9.6	15.4	16.5	15.8	15.5	5.4	10
2012			11.0	11.6	11.3	10.5	7.6	5.8	16
2013				9.3	9.3	8.1	7.3	6.5	25
2014					9.0	11.8	11.9	6.0	66
2015						16.6	19.5	6.5	111
2016							15.9	11.4	233
							$81.9

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$—	$—	$—	$0.1	$0.1	$0.1	$0.1
2011		—	0.2	0.3	10.1	10.1	10.1
2012			—	0.6	0.9	1.0	1.6
2013				—	0.4	0.4	0.4
2014					0.4	0.7	1.1
2015						1.1	4.0
2016							0.4
							$17.7
	All outstanding liabilities before 2010, net of reinsurance						$24.1
	Liability for losses and loss expenses, net of reinsurance						$88.3

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Casualty - RSA acquired reserves

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$—	$—	$—	$—	$—	$3.2	$2.7	$0.5	130
2011		—	—	—	—	7.2	6.2	0.1	337
2012			—	—	—	19.3	17.9	0.4	496
2013				—	—	53.6	43.2	3.1	1,302
2014					—	99.2	68.7	5.4	3,618
2015						98.3	78.0	15.4	9,095
2016							60.9	22.0	8,506
							$277.6

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$—	$—	$—	$—	$—	$1.0	$1.5
2011		—	—	—	—	2.7	4.7
2012			—	—	—	8.2	14.2
2013				—	—	13.2	28.2
2014					—	16.6	37.1
2015						12.0	31.1
2016							13.4
							$130.1
	All outstanding liabilities before 2010, net of reinsurance						$1.1
	Liability for losses and loss expenses, net of reinsurance						$148.6

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Professional liability - Excluding RSA acquired reserves

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$32.6	$32.6	$32.5	$30.3	$20.0	$13.8	$14.7	$5.7	15
2011		32.4	29.8	27.8	24.3	20.7	19.2	7.3	21
2012			32.4	30.7	37.9	39.2	37.3	10.7	34
2013				33.9	33.4	30.4	28.5	20.0	92
2014					39.6	39.2	40.5	29.4	125
2015						57.3	60.3	48.9	147
2016							53.5	48.9	150
							$254.0

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$—	$—	$0.1	$0.5	$2.6	$3.1	$8.6
2011		0.1	0.5	6.7	8.4	8.6	8.6
2012			0.2	1.6	10.5	13.6	21.3
2013				0.1	0.9	2.4	3.5
2014					0.5	2.6	4.8
2015						1.3	5.4
2016							1.9
							$54.3
	All outstanding liabilities before 2010, net of reinsurance						$46.5
	Liability for losses and loss expenses, net of reinsurance						$246.2

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Professional liability - RSA acquired reserves

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$—	$—	$—	$—	$—	$0.8	$0.9	$0.1	11
2011		—	—	—	—	1.5	1.0	—	12
2012			—	—	—	0.4	0.2	—	9
2013				—	—	0.8	1.9	0.2	25
2014					—	2.1	1.5	0.3	48
2015						3.2	2.6	1.8	74
2016							1.0	1.0	32
							$9.1

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$—	$—	$—	$—	$—	$0.6	$0.7
2011		—	—	—	—	—	0.5
2012			—	—	—	0.1	0.1
2013				—	—	0.2	0.4
2014					—	0.2	0.3
2015						—	0.1
2016							0.1
							$2.3
	All outstanding liabilities before 2010, net of reinsurance						$—
	Liability for losses and loss expenses, net of reinsurance						$6.8

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Property - Excluding RSA acquired reserves

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$87.9	$102.3	$97.5	$96.6	$95.7	$96.5	$93.6	$0.1	249
2011		66.2	64.2	58.5	54.6	54.5	54.9	0.2	214
2012			25.2	21.9	18.6	17.3	18.2	0.8	161
2013				26.0	18.6	14.4	14.4	0.2	108
2014					29.0	23.3	21.1	0.6	164
2015						22.8	25.1	1.8	223
2016							29.3	12.3	282
							$256.6

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$47.8	$75.0	$84.1	$90.5	$92.1	$92.5	$92.9
2011		10.6	28.4	43.3	52.2	52.8	53.6
2012			3.5	9.3	11.5	15.1	17.3
2013				4.0	9.0	12.5	12.9
2014					6.7	12.3	15.9
2015						3.7	15.4
2016							3.0
							$211.1
	All outstanding liabilities before 2010, net of reinsurance						$2.3
	Liability for losses and loss expenses, net of reinsurance						$47.8

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Property - RSA acquired reserves

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$—	$—	$—	$—	$—	$—	$0.1	$—	54
2011		—	—	—	—	0.9	0.5	—	122
2012			—	—	—	1.7	1.4	—	353
2013				—	—	4.2	4.5	—	758
2014					—	14.0	14.3	0.5	1,332
2015						22.1	12.0	0.6	1,988
2016							20.6	7.4	1,190
							$53.3

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$—	$—	$—	$—	$—	$0.1	$—
2011		—	—	—	—	0.2	0.6
2012			—	—	—	0.5	1.3
2013				—	—	1.6	3.1
2014					—	6.4	9.7
2015						2.8	8.1
2016							1.9
							$24.8
	All outstanding liabilities before 2010, net of reinsurance						$(3.5)
	Liability for losses and loss expenses, net of reinsurance						$25.0

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Other specialty - Excluding RSA acquired reserves

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$0.1	$0.1	$0.1	$0.1	$—	$—	$—	$—	—
2011		1.0	1.0	1.0	—	—	—	—	3
2012			4.3	4.3	1.7	1.6	1.7	—	5
2013				7.2	16.0	20.2	19.7	1.1	110
2014					31.9	41.4	52.1	3.2	750
2015						44.0	46.4	8.6	1,086
2016							55.1	19.1	1,049
							$174.9

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$—	$—	$—	$—	$—	$—	$—
2011		—	—	—	—	—	—
2012			—	0.1	1.4	1.6	1.6
2013				0.2	4.8	16.6	18.4
2014					8.9	27.0	32.9
2015						12.7	29.3
2016							24.7
							$107.0
	All outstanding liabilities before 2010, net of reinsurance						$—
	Liability for losses and loss expenses, net of reinsurance						$67.9

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Other specialty - RSA acquired reserves

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$—	$—	$—	$—	$—	$1.1	$1.1	$—	115
2011		—	—	—	—	1.3	2.6	—	239
2012			—	—	—	2.4	2.6	(0.1)	411
2013				—	—	7.0	7.0	0.2	857
2014					—	20.6	21.8	(0.9)	2,808
2015						39.0	41.5	0.9	14,366
2016							31.3	7.9	15,908
							$107.8

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$—	$—	$—	$—	$—	$0.1	$0.3
2011		—	—	—	—	0.3	0.8
2012			—	—	—	0.4	1.4
2013				—	—	2.1	3.2
2014					—	5.5	10.0
2015						7.2	19.1
2016							6.7
							$41.5
	All outstanding liabilities before 2010, net of reinsurance						$0.4
	Liability for losses and loss expenses, net of reinsurance						$66.7

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Reinsurance Segment:

Property

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$80.3	$78.7	$73.0	$68.6	$68.0	$67.9	$67.0	$0.6	n/a
2011		219.8	223.9	207.2	199.4	197.8	199.2	1.2	n/a
2012			190.9	143.0	131.2	126.9	124.5	3.1	n/a
2013				176.3	143.7	133.6	123.1	2.9	n/a
2014					196.5	165.0	152.8	5.2	n/a
2015						202.1	174.4	26.3	n/a
2016							180.4	74.4	n/a
							$1,021.3

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$11.1	$38.2	$50.2	$57.6	$63.2	$64.8	$65.2
2011		53.4	116.6	162.9	182.1	190.5	193.9
2012			38.5	87.8	105.8	111.7	114.6
2013				29.7	84.8	110.6	115.7
2014					57.5	112.8	131.0
2015						53.9	104.2
2016							52.8
							$777.5
	All outstanding liabilities before 2010, net of reinsurance						$1.9
	Liability for losses and loss expenses, net of reinsurance						$245.7

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Casualty

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$200.0	$222.1	$225.9	$223.2	$213.2	$197.9	$196.0	$48.4	n/a
2011		165.2	184.6	189.4	192.7	185.6	180.5	51.8	n/a
2012			190.5	214.7	216.9	223.8	231.2	68.9	n/a
2013				177.4	192.5	198.6	214.9	92.8	n/a
2014					167.2	179.5	182.0	120.0	n/a
2015						159.2	157.5	123.6	n/a
2016							130.2	120.5	n/a
							$1,292.3

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$2.6	$32.2	$58.6	$76.3	$97.9	$114.5	$126.8
2011		8.4	26.9	49.0	71.3	93.2	105.0
2012			12.6	39.2	57.3	92.5	127.5
2013				7.8	22.4	60.2	81.4
2014					1.7	12.5	31.0
2015						1.5	14.5
2016							1.8
							$487.9
	All outstanding liabilities before 2010, net of reinsurance						$225.9
	Liability for losses and loss expenses, net of reinsurance						$1,030.3

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Specialty

Incurred Claims and Loss Adjustment Expenses, Net of Reinsurance

								As of December 31, 2016
Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016	Total IBNR	Cumulative Reported Claims
2010	$11.3	$7.7	$9.0	$8.8	$8.6	$8.3	$8.1	$0.4	n/a
2011		30.0	26.9	21.9	22.7	22.1	21.4	1.5	n/a
2012			123.1	132.0	138.3	137.2	136.5	4.5	n/a
2013				111.6	106.7	100.3	102.0	4.2	n/a
2014					121.0	124.8	118.4	6.2	n/a
2015						130.0	128.0	23.9	n/a
2016							118.4	101.6	n/a
							$632.8

Cumulative Paid Claims and Loss Adjustment Expenses, Net of Reinsurance

Accident Year	Unaudited 2010	Unaudited 2011	Unaudited 2012	Unaudited 2013	Unaudited 2014	Unaudited 2015	2016
2010	$2.1	$4.1	$6.1	$6.5	$7.0	$7.1	$7.3
2011		3.2	12.7	16.3	17.5	18.4	19.0
2012			24.5	108.0	121.8	125.5	127.9
2013				3.3	75.7	92.0	93.3
2014					14.8	102.8	107.7
2015						7.2	95.3
2016							9.8
							$460.4
	All outstanding liabilities before 2010, net of reinsurance						$3.3
	Liability for losses and loss expenses, net of reinsurance						$175.7

d)    Reconciliation of incurred and paid loss development triangles to the reserve for losses and loss expenses

The following table reconciles the net reserve for losses and loss expenses derived from the incurred and paid loss development triangles to the reserve for losses and loss expenses in the consolidated balance sheet as of December 31, 2016

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

		December 31, 2016
Net reserve for losses and loss expenses per the loss development triangles:
North American Insurance:	Casualty	$1,079.9
	Professional liability	891.6
	Property	79.0
	Programs	265.8
	Healthcare	301.2
	Other specialty	134.0
Global Markets Insurance:	Casualty	88.3
	Casualty - RSA acquired reserves	148.6
	Professional liability	246.2
	Professional liability - RSA acquired reserves	6.8
	Property	47.8
	Property - RSA acquired reserves	25.0
	Other specialty	67.9
	Other specialty - RSA acquired reserves	66.7
Reinsurance:	Property	245.7
	Casualty	1,030.3
	Specialty	175.7
Total net reserves for losses and loss expenses per the loss development triangles:		$4,900.4
Reinsurance recoverable for each loss development triangle:
North American Insurance:	Casualty	$605.9
	Professional liability	352.7
	Property	74.5
	Programs	83.8
	Healthcare	135.6
	Other Specialty	55.6
Global Markets Insurance:	Casualty	62.9
	Casualty - RSA acquired reserves	5.0
	Professional liability	111.9
	Professional liability - RSA acquired reserves	1.0
	Property	4.0
	Property - RSA acquired reserves	15.3
	Other specialty	30.7
	Other specialty - RSA acquired reserves	31.5
Reinsurance:	Property	3.8
	Casualty	—
	Specialty	—
Total reinsurance recoverables per the loss development triangles:		$1,574.0
Total gross reserves for losses and loss expenses per the loss development triangles:		$6,474.4
Other balances not included in the loss development triangles:
	Unallocated loss adjustment expenses	118.6
	Other reserves not included in the loss development triangles	43.6
	Fair value adjustment	6.0
	Currency translation adjustment	(3.0)
	Other	(0.4)
		164.8
Total gross reserves for losses and loss expenses		$6,639.2

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

e)     Methods for estimating the reserve for losses and loss expenses, including IBNR reserves, and changes in methodologies

In general, the methods, and related assumptions, used for estimating the reserve for losses and loss expenses, including IBNR, are predicated on whether the line of business falls into one of the following two categories: short-tail line or long-tail line. In certain lines of business, claims are generally reported and paid within a relatively short period of time (“short-tail lines”) during and following the policy coverage period. This generally enables the Company to determine with greater certainty the estimate of ultimate losses and loss expenses. The estimate of reserves for short-tail lines of business relies primarily on traditional loss reserving methodologies, utilizing selected paid and reported loss development factors, which are further explained below. Short-tail lines of business in the North American Insurance segment include general property, energy and inland marine, all of which are included in the ‘property incurred and paid loss development triangle’. Short-tail lines of business in the Global Markets Insurance segment include general property which is included in the ‘property incurred and paid loss development triangle’ and aviation, accident and health, and marine, which are included in the ‘other specialty incurred and paid loss development triangle’. Short-tail lines of business in the Reinsurance segment include property reinsurance in the ‘property incurred and paid loss development triangle’, and crop and marine, which are included in the ‘specialty incurred and paid loss development triangle’.

The casualty insurance and casualty reinsurance lines of business include general liability risks, healthcare, programs, professional liability and other specialty risks, such as environmental and construction risks. For most of the Company’s lines of business, claims may be reported or settled several years after the coverage period has terminated (“long-tail lines”), which increases uncertainties of the reserve estimates in such lines. In addition, the attachment points for these long-tail lines can be relatively high, making reserving for these lines of business more difficult than short-tail lines due to having to estimate whether the severity of the estimated losses will exceed the attachment point. The Company establishes a case reserve when sufficient information is gathered to make a reasonable estimate of the liability, which often requires a significant amount of information and time. Due to the lengthy reporting pattern of these casualty lines, reliance is placed on industry benchmarks supplemented by the Company’s own experience. For expected loss ratio selections, the Company considers its existing experience supplemented with analysis of loss trends, rate changes and experience of peer companies. Long-tail lines of business in the North American Insurance segment are included in the ‘casualty incurred and paid loss development triangle’, ‘professional liability incurred and paid loss development triangle, ‘programs incurred and paid loss development triangle’, ‘healthcare incurred and paid loss development triangle, and ‘other specialty incurred and paid loss development triangle’. Long-tail lines of business in the Global Markets Insurance segment include general casualty in the ‘casualty incurred and paid loss development triangle’, professional liability risks in the ‘professional liability incurred and paid loss development triangle’. Long-tail lines of business in the Reinsurance segment include casualty reinsurance in the ‘casualty incurred and paid loss development triangle’.

In the Reinsurance segment, reinsurance contracts are reviewed individually, based upon individual characteristics and loss experience emergence. Loss reserves on assumed reinsurance often have unique features that make them more difficult to estimate than direct insurance. The Company establishes loss reserves upon receipt of advice from a cedent that a reserve is merited. The Company’s claims staff may establish additional loss reserves where, in their judgment, the amount reported by a cedent is potentially inadequate. The following are the most significant features that make estimating loss reserves on assumed reinsurance difficult:

•                  Reinsurers have to rely upon the cedents and reinsurance intermediaries to report losses in a timely fashion.

•                  Reinsurers must rely upon cedents to price the underlying business appropriately.

•                  Reinsurers have less predictable loss emergence patterns than direct insurers, particularly when writing excess-of-loss reinsurance.

For excess-of-loss reinsurance, cedents generally are required to report losses that either exceed 50% of the retention, have a reasonable probability of exceeding the retention or meet serious injury reporting criteria. For quota share reinsurance treaties, cedents are required to give a periodic statement of account, generally monthly or quarterly. These periodic statements typically include information regarding written premiums, earned premiums, unearned premiums, ceding commissions, brokerage amounts, applicable taxes, paid losses and outstanding losses. They can be submitted 60 to 90 days after the close of the reporting period. Some quota share reinsurance treaties have specific language regarding earlier notice of serious claims.

Reinsurance generally has a greater time lag than direct insurance in the reporting of claims. The time lag is caused by the claim first being reported to the cedent, then the intermediary (such as a broker) and finally the reinsurer. This lag can be up to

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

six months or longer in certain cases. There is also a time lag because the insurer may not be required to report claims to the reinsurer until certain reporting criteria are met. In some instances this could be several years while a claim is being litigated. The Company uses reporting factors based on data from the Reinsurance Association of America to adjust for time lags. The Company also uses historical treaty-specific reporting factors when applicable. Loss and premium information are entered into the reinsurance system by the Company’s claims and accounting departments on a timely basis.

The expected loss ratios that is assigned to each treaty are based upon analysis and modeling performed by a team of pricing actuaries. The historical data reviewed by the team of pricing actuaries is considered in setting the reserves for each cedent. The historical data in the submissions is matched against the carried reserves for the historical treaty years.

Loss reserves do not represent an exact calculation of liability. Rather, loss reserves are estimates of what the Company expects the ultimate resolution and administration of claims will cost. These estimates are based on actuarial and statistical projections and on an assessment of currently available data, as well as estimates of future trends in claims severity and frequency, judicial theories of liability and other factors. Loss reserve estimates are refined as experience develops and as claims are reported and resolved. In addition, the relatively long periods between when a loss occurs and when it may be reported to the Company’s claims department for the casualty insurance and casualty reinsurance lines of business increase the uncertainties of our reserve estimates in such lines.

The Company utilizes a variety of standard actuarial methods in its analysis. The selections from these various methods are based on the loss development characteristics of the specific line of business. For lines of business with long reporting periods such as casualty reinsurance, the Company may rely more on an expected loss ratio method (as described below) until losses begin to develop. For lines of business with short reporting periods such as property insurance, the Company may rely more on a paid loss development method (as described below) as losses are reported relatively quickly. The actuarial methods utilized by the Company include:

Paid Loss Development Method.  Ultimate losses are estimated by calculating past paid loss development factors and applying them to exposure periods with further expected paid loss development. The paid loss development method assumes that losses are paid at a consistent rate. The paid loss development method provides an objective test of reported loss projections because paid losses contain no reserve estimates. In some circumstances, paid losses for recent periods may be too varied for accurate predictions. For many coverages, especially casualty coverages, claim payments are made slowly and it may take years for claims to be fully reported and settled. These payments may be unreliable for determining future loss projections because of shifts in settlement patterns or because of large settlements in the early stages of development. Choosing an appropriate “tail factor” to determine the amount of payments from the latest development period to the ultimate development period may also require considerable judgment, especially for coverages that have long payment patterns. When necessary, the Company has had to supplement paid loss development patterns with appropriate benchmarks.

Reported Loss Development Method.  Ultimate losses are estimated by calculating past reported loss development factors and applying them to exposure periods with further expected reported loss development. Since reported losses include payments and case reserves, changes in both of these amounts are incorporated in this method. This approach provides a larger volume of data to estimate ultimate losses than the paid loss development method. Thus, reported loss patterns may be less varied than paid loss patterns, especially for coverages that have historically been paid out over a long period of time but for which claims are reported relatively early and have case loss reserve estimates established. This method assumes that reserves have been established using consistent practices over the historical period that is reviewed. Changes in claims handling procedures, large claims or significant numbers of claims of an unusual nature may cause results to be too varied for accurate forecasting. Also, choosing an appropriate “tail factor” to determine the change in reported loss from the latest development period to the ultimate development period may require considerable judgment. When necessary, the Company has had to supplement reported loss development patterns with appropriate benchmarks.

Expected Loss Ratio Method.  To estimate ultimate losses under the expected loss ratio method, earned premium is multiplied by an expected loss ratio. The expected loss ratio is selected utilizing industry data, historical company data and professional judgment. This method is particularly useful for new lines of business where there are no historical losses or where past loss experience is not credible.

Bornhuetter-Ferguson Paid Loss Method.  The Bornhuetter-Ferguson paid loss method is a combination of the paid loss development method and the expected loss ratio method. The amount of losses yet to be paid is based upon the expected loss ratios and the expected percentage of losses unpaid. These expected loss ratios are modified to the extent paid losses to date

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

differ from what would have been expected to have been paid based upon the selected paid loss development pattern. This method avoids some of the distortions that could result from a large development factor being applied to a small base of paid losses to calculate ultimate losses. This method will react slowly if actual loss ratios develop differently because of major changes in rate levels, retentions or deductibles, the forms and conditions of reinsurance coverage, the types of risks covered or a variety of other changes.

Bornhuetter-Ferguson Reported Loss Method.  The Bornhuetter-Ferguson reported loss method is similar to the Bornhuetter-Ferguson paid loss method with the exception that it uses reported losses and reported loss development factors.

During 2016, 2015 and 2014, the Company adjusted its reliance on actuarial methods utilized for certain casualty lines of business and accident or treaty years within each of the operating segments shifting from the expected loss ratio method to the Bornhuetter-Ferguson reported loss method to varying degrees depending on the class of business, for example excess casualty versus primary casualty, and how old the accident or treaty year is. Placing greater reliance on more responsive actuarial methods for certain casualty lines of business and accident or treaty years within each of the Company’s operating segments is a natural progression that allows further refinement to the estimate of the reserve for losses and loss expenses. The Company believes utilizing only the Bornhuetter-Ferguson reported loss method for certain older accident and treaty years will more accurately reflect the reported loss activity thus far in our ultimate loss ratio selections, and will better reflect how the ultimate losses will develop over time. The Company will continue to utilize the expected loss ratio method for the most recent accident and treaty years until we have sufficient experience to utilize other acceptable actuarial methodologies. For the years ended December 31, 2016, 2015 and 2014, the Company recorded a decrease in losses and loss expenses of $20.1 million, $92.6 million and $159.7 million, respectively, as a result of shifting from the expected loss ratio method to the Bornhuetter-Ferguson method for older accident and treaty years.

We will continue to evaluate and monitor the development of these losses and the impact it has on our current and future assumptions. We believe recognition of the reserve changes in the period they were recorded was appropriate since a pattern of reported losses had not emerged and the loss years were previously too immature to deviate from the expected loss ratio method in prior periods.

f)     Average historical claims duration

The following is supplementary information about average historical claims duration for lines of business within each operating segment as of December 31, 2016, except for the average historical claims duration related to the reserve for losses and loss expenses acquired from RSA. It is impractical to provide the average historical claims duration information for the RSA acquisition, as the Company does not have sufficient information at this disaggregated level. Providing the average historical claims duration for the acquired RSA reserves for losses and loss expenses since acquisition does not provide meaningful information regarding the trends and uncertainties of this business as there is not sufficient historical information, and as such it has not been provided in the table below. The tables below present the average annual payout of incurred claims by age, net of reinsurance. This information provides an estimate of the average length of time it takes for losses to be incurred. As discussed above, short-tail lines will have average historical claim durations that occur over the first several years, whereas long-tail lines will have claim durations that extend over many years. The averages calculated below are simple averages based on the ratio of net paid losses in a given accident year to the most recent incurred losses for that same accident year. As such, the averages noted below may overstate or understate the actual claims duration. For example, smaller lines of business that recently started writing insurance policies could have abnormally high average claim duration percentages compared to more mature lines of business.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Years	1	2	3	4	5	6	7
North American Insurance
Casualty	3%	13%	18%	13%	14%	6%	7%
Professional liability	5%	20%	18%	16%	12%	8%	14%
Property	34%	44%	17%	7%	2%	1%	—%
Programs	9%	20%	21%	15%	11%	6%	4%
Healthcare	1%	9%	23%	21%	17%	14%	5%
Other specialty	8%	23%	13%	9%	3%	3%	66%
Global Markets Insurance - excluding the RSA acquired reserves
Casualty	2%	5%	2%	16%	3%	—%	—%
Professional liability	1%	4%	13%	6%	12%	2%	38%
Property	25%	34%	18%	11%	5%	1%	—%
Other specialty	18%	23%	37%	7%	—%	—%	—%
Reinsurance
Property	28%	37%	18%	7%	5%	2%	1%
Casualty	3%	10%	12%	12%	13%	7%	6%
Specialty	13%	57%	14%	4%	4%	2%	3%

8.              CEDED REINSURANCE

The Company purchases reinsurance from third-party reinsurance companies to reduce its net exposure to losses. Reinsurance provides for recovery of a portion of gross losses and loss expenses from these reinsurers. The Company remains liable to the extent that its reinsurers do not meet their obligations under the related reinsurance contracts. The Company therefore regularly evaluates the financial condition of its reinsurers and monitors concentration of credit risk. The Company believes that as of December 31, 2016, its reinsurers are able to meet, and will meet, all of their obligations under the agreements. The provision for unrecoverable reinsurance was $1.2 million as of December 31, 2016 and 2015. The amount of reinsurance recoverable is as follows:

	2016	2015
OSLR recoverable	$384.1	$254.6
IBNR recoverable	1,240.9	1,225.4
Reinsurance recoverable	$1,625.0	$1,480.0
Reinsurance recoverable on paid losses	$104.4	$96.4

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Direct, assumed and ceded premiums written and earned and losses and loss expenses incurred are as follows:

	Premiums Written	Premiums Earned	Losses and Loss Expenses
Year Ended December 31, 2016
Direct	$2,359.6	$2,316.6	$1,539.2
Assumed	706.2	743.1	379.4
Ceded	(810.0)	(715.6)	(416.8)
	$2,255.8	$2,344.1	$1,501.8
Year Ended December 31, 2015
Direct	$2,291.6	$2,255.3	$1,471.6
Assumed	801.4	863.6	442.8
Ceded	(645.0)	(630.5)	(328.1)
	$2,448.0	$2,488.4	$1,586.3
Year Ended December 31, 2014
Direct	$1,996.8	$1,835.1	$1,031.3
Assumed	938.6	941.2	464.7
Ceded	(613.4)	(593.6)	(296.8)
	$2,322.0	$2,182.7	$1,199.2

Of the premiums ceded during the years ended December 31, 2016, 2015 and 2014, approximately 44.4%, 41.1% and 42.3%, respectively, were ceded to four reinsurers.

The Company actively manages its reinsurance exposures by generally selecting reinsurers having a credit rating of “A-” or higher and monitoring the overall credit quality of its reinsurers to ensure the recoverables will be collected.

	December 31, 2016
	A.M. Best Rating	Reinsurance Recoverable	Percentage of Total	Prepaid Reinsurance(1)	Percentage of Total
Munich Re	A+	$348.1	21.4%	$87.5	18.0%
Axis Capital	A+	160.4	9.9%	58.5	12.0%
Swiss Re	A+	146.7	9.0%	64.2	13.2%
Markel	A	103.0	6.3%	25.9	5.3%
Arch Re	A+	100.5	6.2%	14.0	2.9%
Top five reinsurers		858.7	52.8%	250.1	51.4%
Other reinsurers’ balances		766.3	47.2%	236.3	48.6%
Total reinsurance recoverable		$1,625.0	100.0%	$486.4	100.0%

	December 31, 2015
	A.M. Best Rating	Reinsurance Recoverable	Percentage of Total	Prepaid Reinsurance(1)	Percentage of Total
Munich Re	A+	$307.9	20.8%	$61.7	15.7%
Axis Capital	A+	150.8	10.2%	32.2	8.2%
Arch Re	A+	115.3	7.8%	16.0	4.1%
Swiss Re	A+	103.9	7.0%	57.3	14.6%
RenaissanceRe	A+	94.0	6.4%	8.0	2.0%
Top five reinsurers		771.9	52.2%	175.2	44.6%
Other reinsurers’ balances		708.1	47.8%	217.1	55.4%
Total reinsurance recoverable		$1,480.0	100.0%	$392.3	100.0%

(1)   Prepaid reinsurance represents unearned premiums ceded to reinsurance companies.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Approximately 99% of ceded reserves were recoverable from reinsurers who had an A.M. Best rating of “A” or higher as of December 31, 2016 and 2015.

9.              FUNDS HELD

The Company has also entered into a collateralized property catastrophe quota share reinsurance contract with Aeolus Re, Ltd., a Bermuda-based property catastrophe reinsurer (“Aeolus Re”), whereby the Company assumes property catastrophe business underwritten by Aeolus Re. The Company provided a multi-year capital commitment to support the business being underwritten by Aeolus Re. To the extent that capital is not utilized to support the business being underwritten by Aeolus Re, as all obligations have been settled, the capital is returned to the Company. To the extent the losses are in excess of the premiums written, the capital is utilized to pay the claims. The capital commitment is recorded in “funds held” on the consolidated balance sheets. The funds held balance as of December 31, 2016 and 2015 was $442.0 million and $622.4 million, respectively. For the years ended December 31, 2016, 2015 and 2014, the premiums written assumed by the Company through the collateralized property catastrophe quota share reinsurance contract with Aeolus Re were $38.2 million, $76.3 million and $87.3 million, respectively.

10.       GOODWILL AND INTANGIBLE ASSETS

The following table shows the Company’s goodwill and intangible assets at December 31, 2016 and 2015:

	Goodwill	Indefinite-Lived Intangible Assets	Finite-Lived Intangible Assets
	Net Carrying Value	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Balance at December 31, 2014	$278.3	$23.9	$41.3	$(18.9)	$22.4
Additions	110.1	—	83.5	—	83.5
Impairments	—	—	(1.4)	—	(1.4)
Amortization of intangible assets	—	—	—	(8.3)	(8.3)
Foreign currency translation adjustment	(0.3)	—	(3.5)	—	(3.5)
Balance at December 31, 2015	388.1	23.9	119.9	(27.2)	92.7
Additions	2.7	—	—	—	—
Impairments	—	—	(0.9)	—	(0.9)
Amortization of intangible assets	—	—	—	(9.8)	(9.8)
Foreign currency translation adjustment	(1.1)	—	(1.2)	—	(1.2)
Balance at December 31, 2016	$389.7	$23.9	$117.8	$(37.0)	$80.8

The additions to goodwill and finite-lived intangible assets during the year ended December 31, 2015 related to the acquisitions of the Hong Kong, Singapore and Labuan branches of RSA and the acquisition of LAU. The goodwill and finite-lived intangible assets related to these acquisitions have been allocated to the Global Markets Insurance segment.

The additions to goodwill during the year ended December 31, 2016 related to the Company acquisition of the remaining interest in an insurance agency operation it did not own. The goodwill related to this acquisition has been allocated to the European direct insurance operations of the Global Markets Insurance segment.

The impairment to the finite-lived intangible assets during the years ended December 31, 2016 and 2015 related to the customer renewal intangibles from the acquisition of LAU. The trade credit business that is underwritten by LAU has underperformed over the past several years due to increased frequency of reported losses and as a result the customer renewal intangible asset was impaired by $0.9 million and $1.4 million during the years ended December 31, 2016 and 2015, respectively. The impairments were recorded in “amortization and impairment of intangible assets” in the consolidated income statements. As a result of these impairments recorded, the customer renewal intangible asset, related to the LAU acquisition, has a zero net carrying value as of December 31, 2016.

As of December 31, 2016, goodwill of $274.3 million, $111.5 million and $3.9 million was allocated to the North American Insurance segment, Global Markets Insurance segment and Reinsurance segment, respectively. The impairment

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

reviews for goodwill and indefinite-lived intangibles did not result in the recognition of impairment losses for the years ended December 31, 2016, 2015 and 2014. The net carrying value of the goodwill is net of accumulated impairment charges of $0.2 million that occurred prior to December 31, 2014.

As of December 31, 2016, the net carrying value of the finite-lived intangible assets is net of accumulated impairment charges of $9.1 million. As of December 31, 2016, the net carrying value of the finite-lived intangible assets is comprised of distribution network intangible assets of $73.7 million and customer renewal intangible assets of $7.1 million. As of December 31, 2015, the net carrying value of the finite-lived intangible assets was comprised of distribution network intangible assets of $81.0 million and customer renewal intangible assets of $11.7 million.

The remaining finite-lived intangible assets as of December 31, 2016 will be amortized over an expected remaining useful life of 13.0 years. The distribution network intangible asset will be amortized over an expected remaining useful life of 14.0 years, and the customer renewal intangible asset will be amortized over an expected remaining useful life of 2.7 years. The estimated amortization expense for each of the five succeeding fiscal years and thereafter related to the Company’s finite-lived intangible assets is as follows:

Amount
2017	$8.8
2018	8.8
2019	7.3
2020	6.1
2021	5.9
2022 and thereafter	43.9
Total	$80.8

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

11.       DEBT AND FINANCING ARRANGEMENTS

a) Financing Structure

The following table shows the Company’s financing structure:

	Outstanding(1)	Unamortized discount and debt issuance costs	Balance(2)
December 31, 2016
2010 Senior notes due 2020 (discount is based on imputed interest rate of 2.80%)	300.0	1.8	298.2
2015 Senior notes due 2025 (discount is based on imputed interest rate of 2.18%)	500.0	4.0	496.0
Swiss office building mortgage	16.9	—	16.9
Swiss office building credit facility	5.1	—	5.1
$900 million Secured letter of credit facility — uncommitted	458.0	—	—
$200 million Secured letter of credit facility — committed	—	—	—
	$1,280.0	$5.8	$816.2
December 31, 2015
2006 Senior notes due 2016 (discount is based on imputed interest rate of 3.77%)	$500.0	$0.5	$499.5
2010 Senior notes due 2020 (discount is based on imputed interest rate of 2.78%)	300.0	2.3	297.7
2015 Senior notes due 2025 (discount is based on imputed interest rate of 2.18%)	500.0	4.3	495.7
Swiss office building mortgage	17.9	—	17.9
Swiss office building credit facility	5.1	—	5.1
$1,000 million Secured letter of credit facility — uncommitted	507.5	—	—
$150 million Secured letter of credit facility — committed	—	—	—
	$1,830.5	$7.1	$1,315.9

(1) Indicates utilization of commitment amount, not drawn borrowings.

(2) Represents the principal amount borrowed, net of unamortized discount and debt issuance costs.

b) 2006 Senior Notes Due 2016

In 2006, Allied World Assurance Company Holdings, Ltd, a Bermuda company (“Allied World Bermuda”) issued $500.0 million aggregate principal amount of 7.50% Senior Notes due August 1, 2016 (the “2006 Senior Notes”), with interest payable semi-annually. The 2006 Senior Notes were fully repaid at maturity by Allied World Bermuda.

c) 2010 Senior Notes Due 2020

In November 2010, Allied World Bermuda issued $300.0 million aggregate principal amount of 5.50% Senior Notes due November 15, 2020 (the “2010 Senior Notes”), with interest on the notes payable semi-annually. The 2010 Senior Notes are Allied World Bermuda’s unsecured and unsubordinated obligations and rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness. Allied World Bermuda may redeem the 2010 Senior Notes at any time or from time to time in whole or in part at a redemption price equal to the greater of the principal amount of the 2010 Senior Notes to be redeemed or a make-whole price, plus accrued and unpaid interest. Allied World Bermuda has no current expectations of redeeming the notes prior to maturity. The 2010 Senior Notes include covenants and events of default that are usual and customary, but do not contain any financial covenants.

d) 2015 Senior Notes Due 2025

In October 2015, Allied World Bermuda issued $500.0 million aggregate principal amount of 4.35% Senior Notes due October 29, 2025 (the “2025 Senior Notes”), with interest on the notes payable semi-annually. Proceeds from these senior notes were used to refinance the 2006 Senior Notes which matured in August 2016. The 2025 Senior Notes are Allied World

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Bermuda’s unsecured and unsubordinated obligations and rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness. Allied World Bermuda may redeem the 2025 Senior Notes at any time or from time to time in whole or in part at a redemption price equal to the greater of the principal amount of the 2025 Senior Notes to be redeemed or a make-whole price, in each case, plus accrued and unpaid interest. Allied World Bermuda has no current expectations of redeeming the notes prior to maturity. The 2025 Senior Notes include covenants and events of default that are usual and customary, but do not contain any financial covenants.

e) Swiss Office Building Mortgage

In 2014, the Company entered into a 20-year mortgage commitment with a Swiss bank for the construction of a company-used office building in Zug, Switzerland. The total proceeds received in 2014 under the mortgage were $14.2 million (CHF 14.0 million) with a fixed annual interest rate of 3.2% payable quarterly. An additional $4.0 million (CHF 4.0 million) of proceeds from the mortgage was drawn during the first quarter of 2015. The mortgage payments are $0.3 million (CHF 0.3 million) per year, plus accrued interest, for the first 19 years with the remaining balance payable at the end of the mortgage. The outstanding balance of the mortgage is included in “other long-term debt” on the consolidated balance sheets.

f)  Swiss Office Building Credit Facility

In conjunction with the above mortgage commitment, the Company entered into a three-year credit facility with a Swiss bank that provides up to $5.1 million (CHF 5.0 million) for general corporate purposes, however the Company will use the proceeds from the credit facility to fund the purchase of the office building in Zug, Switzerland. The Company utilized the full commitment of the credit facility to finance the purchase of the Swiss office space. The interest rate for the credit facility is 2.5%. The outstanding balance of the credit facility is included in “other long-term debt” on the consolidated balance sheets.

g) Credit Facilities

In the normal course of its operations, the Company enters into agreements with financial institutions to obtain secured and unsecured credit facilities.

Allied World Bermuda has a collateralized amended letter of credit facility with Citibank Europe plc. that has been and will continue to be used to issue standby letters of credit. The maximum aggregate amount available under this letter of credit facility as of December 31, 2016 and 2015 was $900.0 million and $1.0 billion, respectively on an uncommitted basis.

On November 27, 2007, Allied World Bermuda entered into an $800.0 million five-year senior credit facility (the “Credit Facility”) with a syndication of lenders. The Credit Facility consisted of a $400.0 million secured letter of credit facility for the issuance of standby letters of credit (the “Secured Facility”) and a $400.0 million unsecured facility for the making of revolving loans and for the issuance of standby letters of credit.

On June 7, 2012, Allied World Bermuda amended the Secured Facility. The amended $450.0 million four-year secured credit facility (the “Amended Secured Credit Facility”) is primarily used for the issuance of standby letters of credit to support obligations in connection with the insurance and reinsurance business of Allied World Bermuda and its subsidiaries. A portion of the facility may also be used for revolving loans for general corporate and working capital purposes, up to a maximum of $150.0 million. Allied World Bermuda may request that existing lenders under the Amended Secured Credit Facility make additional commitments from time to time, up to $150.0 million, subject to approval by the lenders. The Amended Secured Credit Facility contains representations, warranties and covenants customary for similar bank loan facilities, including certain covenants that, among other things, require the Company to maintain a certain leverage ratio and financial strength rating.

On November 12, 2014, Allied World Bermuda gave irrevocable notice to the administrative agent under the Amended Secured Credit Facility to reduce the aggregate commitment from $450.0 million to $150.0 million. All other material items of the Amended Secured Credit Facility remain unchanged.

On June 16, 2016, Allied World Bermuda entered into a Credit Agreement that provides for a $200 million five-year senior unsecured revolving credit facility (the “Facility”) for the making of revolving loans and short-term swingline loans to the Company. The aggregate commitment of $200 million under the Facility may be increased by up to $150 million upon the Company’s request and upon the agreement of one or more Lenders or additional lenders. Borrowings in the form of swingline loans are subject to a sublimit of $25 million included within the $200 million aggregate commitment. Borrowings under the

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Credit Agreement may be used by the Company for general corporate purposes. Borrowings under the Credit Agreement bear interest at a rate selected by the Company and equal to either the Base Rate or LIBOR plus a margin, other than swingline loans, which will only bear interest at the Base Rate plus a margin. The Credit Agreement requires that all revolving loans be repaid in full no later than the fifth anniversary of the Closing Date and that any swingline loans be repaid in full no later than the earlier of (i) ten business days after such swingline loan is made and (ii) the fifth anniversary of the Closing Date. The Company has unconditionally guaranteed the obligations under the Facility.

The Company will pay customary arrangement and administration fees under the Credit Agreement. There is an additional fee payable at an annual rate based upon the long-term senior unsecured debt ratings of Allied World Switzerland and the Company in effect from time to time on the average daily unutilized commitments of the Lenders.

The Facility replaced the four-year senior secured credit facility under the Amended Secured Credit Facility, dated as of June 7, 2012, by and among the Company, the lenders party thereto, Citibank, N.A., as syndication agent, and Wells Fargo Bank, National Association, as administrative agent, fronting bank and letters of credit agent.

h)   Debt Maturities

The following table reflects the Company’s debt maturities, which includes its senior notes and other long-term debt:

Amount
2017	$5.4
2018	0.3
2019	0.3
2020	300.3
2021	0.3
2022 and thereafter	515.4
Total	$822.0

12.       INCOME TAXES

Under Swiss law, a resident company is subject to income tax at the federal, cantonal and communal levels that is levied on net income. Income attributable to permanent establishments or real estate located abroad is excluded from the Swiss tax base. Allied World Switzerland is a holding company and, therefore, is exempt from cantonal and communal income tax. As a result, Allied World Switzerland is subject to Swiss income tax only at the federal level. Allied World Switzerland is resident of the Canton of Zug and, as such, is subject to an annual cantonal and communal capital tax on the taxable equity of Allied World Switzerland in Switzerland. Allied World Switzerland has a Swiss operating company resident in the Canton of Zug. The operating company is subject to federal, cantonal and communal income tax and to annual cantonal and communal capital tax.

Under current Bermuda law, Allied World Bermuda and its Bermuda subsidiaries are not required to pay taxes in Bermuda on either income or capital gains. Allied World Bermuda and Allied World Assurance Company, Ltd have received an assurance from the Bermuda Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, that in the event of any such taxes being imposed, Allied World Bermuda and Allied World Assurance Company, Ltd will be exempted until March 2035.

Certain subsidiaries of Allied World Switzerland file U.S. federal income tax returns and various U.S. state income tax returns, as well as income tax returns in Canada, Hong Kong, Ireland, Singapore, Switzerland and the United Kingdom. The Company has open tax years that are potentially subject to examinations by local tax authorities, in the following major tax jurisdictions: the U.S., 2011 to 2016; the United Kingdom, 2015 and 2016; Ireland, 2012 to 2016; Switzerland, 2013 to 2016; Hong Kong, 2010 to 2016; and Singapore, 2012 to 2016. The U.S. Internal Revenue Service (the “IRS”) is currently conducting an audit of the 2014 tax return of the U.S. services company. The audit is ongoing and the Company is not aware of any findings from the audit thus far. During the year ended December 31, 2016, the IRS completed its audit of the 2012 consolidated tax return of the Company’s U.S. subsidiaries. There were no findings as a result of the audit. To the best of the Company’s knowledge, there are no other income tax examinations pending by any other tax authority.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Management has deemed all material tax positions to have a greater than 50% likelihood of being sustained based on technical merits if challenged. The Company does not expect any material unrecognized tax benefits within 12 months of December 31, 2016.

The components of income tax expense are as follows:

	Year Ended December 31,
	2016	2015	2014
Current income tax expense	$5.1	$9.8	$26.8
Deferred income tax (benefit) expense	(14.2)	(4.0)	3.7
Income tax (benefit) expense	$(9.1)	$5.8	$30.5

Our income or loss is primarily sourced from our Bermuda, U.S., European, including Switzerland, and Asia Pacific operations. The income (loss) before income taxes for these operations are as follows:

	Year Ended December 31,
	2016	2015	2014
Switzerland	$(25.5)	$(15.7)	$(19.0)
Bermuda	336.6	162.1	460.2
United States	(27.5)	12.8	72.9
All other jurisdictions	(37.4)	(69.5)	6.7
Income before income taxes	$246.2	$89.7	$520.8

Deferred income taxes reflect the tax impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The significant components of the net deferred tax assets are as follows:

	December 31,
	2016	2015
Deferred tax assets:
Reserve for losses and loss expenses	$17.7	$22.2
Equity compensation	16.0	14.2
Unearned premium	17.1	18.1
Deferred acquisition costs	11.9	10.5
Mark-to-market losses	8.6	—
Net loss carryforward	21.0	27.3
Total deferred tax assets	92.3	92.3
Deferred tax liabilities:
Intangible assets	(21.9)	(23.3)
Mark-to-market gains	—	(3.0)
Depreciation	(4.4)	(6.4)
Market discount on bonds	(2.0)	(1.2)
Other	(1.2)	(5.2)
Total deferred tax liabilities	(29.5)	(39.1)
Net deferred taxes before valuation allowance	62.8	53.2
Valuation allowance	(24.1)	(28.8)
Net deferred tax assets	$38.7	$24.4

The valuation allowance reported in the current period relates to net operating loss carryforwards for the European and Asia Pacific operations as it is unlikely those operations will have sufficient income to utilize the net loss carryforwards in the near term. The valuation allowance decreased by $4.7 million during the year ended December 31, 2016 compared to the year

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

ended December 31, 2015. The decrease in the valuation allowance was due to the decrease in the net loss carryforwards. The net loss carryforwards from the United Kingdom and Asia Pacific operations do not expire. The net loss carryforward in our Swiss operations expire in seven years.

Current tax receivable and payable has been included in “other assets” and “accounts payable and accrued liabilities” on the consolidated balance sheets, respectively. Current taxes receivable or payable was as follows:

	December 31,
	2016	2015
Current tax receivable	$5.5	$5.5
Current tax payable	$0.7	$2.5

The expected tax provision has been calculated using the pre-tax accounting income in each jurisdiction multiplied by that jurisdiction’s applicable statutory tax rate. The statutory tax rates for our Swiss, Bermuda, U.S., Canada, Hong Kong, Ireland, Singapore and the United Kingdom operations are 7.8%, 0%, 35%, 15%, 16.5%, 12.5%, 17% and 20%, respectively. The reconciliation between the Company’s effective tax rate on pre-tax accounting income and the expected tax rate is as follows:

	Year Ended December 31,
	2016	2015	2014
Expected tax rate	7.8%	7.8%	7.8%
Income not subject to income tax	(10.7)%	(14.2)%	(7.1)%
Valuation allowance	4.4%	14.5%	2.3%
Foreign taxes at local expected tax rates	(4.6)%	(1.7)%	4.4%
Disallowed expenses and capital allowances	0.4%	3.2%	0.2%
Prior year refunds and adjustments	(0.3)%	—%	1.2%
Other	(0.7)%	(3.2)%	(2.9)%
Effective tax rate	(3.7)%	6.4%	5.9%

The Company recorded a negative effective tax rate for the year ended December 31, 2016, due to recording an income tax benefit in most of our jurisdictions, due to pre-tax losses, while most of our pre-tax income was generated in Bermuda, which is not subject to income tax. During the year ended December 31, 2016, the income from the Company’s Bermuda operations represented 137% of the Company’s consolidated ‘income before income taxes’.

The ‘Income not subject to income tax’ noted in the table above related to the income from the Company’s Bermuda operations, which are not subject to income tax. The change in this line item noted in the effective tax rate reconciliation for the year ended December 31, 2015 compared to the year ended December 31, 2014 was due to the income from the Company’s Bermuda operations representing a higher percentage of the Company’s consolidated ‘Income before income taxes’ during the year ended December 31, 2015 compared to the year ended December 31, 2014. During the years ended December 31, 2015 and 2014, the income from the Company’s Bermuda operations represented 181% and 88%, respectively, of the Company’s consolidated ‘income before income taxes’.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

13.       SHAREHOLDERS’ EQUITY

a)   Authorized shares

The issued share capital consists of the following:

	December 31,
	2016	2015
Common shares issued and fully paid, 2016 and 2015: CHF 4.10 per share	93,586,418	95,523,230
Share capital at end of year	$378.8	$386.7

	2016	2015
Shares issued at beginning of year	95,523,230	100,775,256
Shares canceled	(1,936,812)	(5,252,026)
Total shares issued at end of year	93,586,418	95,523,230
Treasury shares issued at beginning of year	4,563,595	4,579,774
Shares repurchased	4,669,513	6,047,437
Shares issued out of treasury	(807,998)	(811,590)
Shares canceled	(1,936,812)	(5,252,026)
Total treasury shares at end of year	6,488,298	4,563,595
Total shares outstanding at end of year	87,098,120	90,959,635

During the years ended December 31, 2016 and 2015, 1,936,812 and 5,252,026 voting shares repurchased and designated for cancellation, respectively, were constructively retired and canceled.

As required under Swiss law, the Company cannot hold more than 10% of its registered capital in treasury shares, unless such shares have been acquired in connection with a restriction on transferability, in which case the foregoing threshold is 20%.

b)   Dividends

As a holding company, Allied World Switzerland’s principal source of income is dividends or other sources of permitted payments from its subsidiaries. These funds provide the cash flow required for dividend payments to the Company’s shareholders. The ability of the Company’s insurance and reinsurance subsidiaries to make dividend payments is limited by the applicable laws and regulations of the various states and countries in which they operate.

The Company’s primary restrictions on net assets of subsidiaries consist of regulatory requirements placed upon the regulated insurance and reinsurance subsidiaries to hold minimum amounts of total statutory capital and surplus and there were no other material restrictions on net assets in place as of December 31, 2016.

Under Swiss law, distributions to shareholders may be paid only if the Company has sufficient distributable profits from previous fiscal years, or if the Company has freely distributable reserves, each as presented on the audited stand-alone statutory balance sheet. Distributions to shareholders out of the share and participation capital may be made by way of a capital reduction in the form of a reduction to par value to achieve a similar result as the payment of a dividend. Under Swiss law, if the Company’s general capital reserves amount to less than 20% of the share and participation capital recorded in the Swiss Commercial Register, then at least 5% of the Company’s annual profit must be retained as general reserves.

On May 1, 2014, the shareholders approved the Company’s proposal to pay cash dividends in the form of a distribution out of general legal reserve from capital contributions. The distribution amounts were paid to shareholders in quarterly installments of $0.225 per share in July 2014, October 2014, January 2015 and April 2015.

On April 30, 2015, the shareholders approved the Company’s proposal to pay cash dividends in the form of a distribution out of general legal reserve from capital contributions. The distribution amounts were paid to shareholders in quarterly installments of $0.26 per share in July 2015, October 2015, December 2015 and April 2016.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

On April 19, 2016, the shareholders approved the Company’s proposal to pay cash dividends in the form of a distribution out of general legal reserve from capital contributions. The distribution amounts are paid to shareholders in quarterly installments of $0.26 per share. The first three installments of the dividend were paid to shareholders on June 30, 2016, September 29, 2016 and December 29, 2016. The fourth dividend scheduled for March 2017 will, subject to approval by the Company’s shareholders, be deferred in conjunction with the announced transaction with Fairfax.

The Company paid the following dividends during the years ended December 31, 2016, 2015 and 2014:

Dividend Paid	Dividend Per Share	Total Amount Paid
December 29, 2016	$0.260	$22.6
September 29, 2016	$0.260	$22.6
June 30, 2016	$0.260	$22.8
March 31, 2016	$0.260	$23.4
December 31, 2015	$0.260	$23.7
October 1, 2015	$0.260	$23.6
July 2, 2015	$0.260	$23.6
April 2, 2015	$0.225	$21.5
January 2, 2015	$0.225	$21.7
October 2, 2014	$0.225	$21.7
July 2, 2014	$0.225	$21.9
April 3, 2014	$0.167	$16.5

c)    Share Repurchases

On April 19, 2016, the shareholders approved a share repurchase program (the “2016 share repurchase program”) in order for the Company to repurchase up to $500.0 million of its common shares. The 2016 share repurchase program supersedes the 2014 share repurchase program and no further repurchases will be made under the 2014 share repurchase program. Repurchases may be effected from time to time through open market purchases, privately negotiated transactions, tender offers or otherwise. The timing, form and amount of the share repurchases under the 2016 share repurchase program will depend on a variety of factors, including market conditions, the Company’s capital position, legal requirements and other factors. Under the terms of this share repurchase program, the first three million of common shares repurchased will remain in treasury and will be used by the Company to satisfy share delivery obligations under its equity-based compensation plans. Any additional common shares repurchased will be designated for cancellation at acquisition and will be canceled upon shareholder approval. Shares repurchased and designated for cancellation are constructively retired and recorded as a share cancellation. The Company does not anticipate repurchasing any of its common shares pending the completion of the Fairfax transaction.

Shares repurchased by the Company and not designated for cancellation are classified as “Treasury shares, at cost” on the consolidated balance sheets. The Company will issue shares out of treasury principally related to the Company’s employee benefit plans. Shares repurchased and designated for cancellation are constructively retired and recorded as a share cancellation.

The Company’s share repurchases were as follows:

	Year Ended December 31,
	2016	2015	2014
Common shares repurchased	4,669,513	6,047,437	4,906,785
Total cost of shares repurchased	$166.3	$245.3	$175.4
Average price per share	$35.61	$40.56	$35.74

On May 6, 2015, the Company repurchased 4,053,537 shares from Exor S.A. at a repurchase price of $40.546 per share, for an aggregate purchase price of $164.4 million. The repurchase was executed under the 2014 share repurchase program.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

14.       EMPLOYEE BENEFIT PLANS

The Company implemented the Allied World Assurance Company Holdings, AG 2012 Omnibus Incentive Compensation Plan (the “2012 Omnibus Plan”). Under the 2012 Omnibus Plan, up to 4,500,000 common shares may be issued, subject to adjustment. The 2012 Omnibus Plan provides for the grant of options intended to qualify as incentive stock options under the Internal Revenue Code, non-qualified stock options, stock appreciation rights, restricted shares, RSUs, deferred share units, cash incentive awards, performance-based compensation awards and other equity-based and equity-related awards. These awards generally vest pro rata over four years from the date of grant, except for the performance-based awards that will generally vest over a three-year period based on the achievement of certain performance conditions.

The Allied World Assurance Company Holdings, AG Third Amended and Restated 2001 Employee Stock Option Plan (the “Plan”), the Allied World Assurance Company Holdings, AG Third Amended and Restated 2004 Stock Incentive Plan and the Allied World Assurance Company Holdings, AG Third Amended and Restated Long-Term Incentive Plan (the “LTIP”) were automatically terminated, replaced and superseded by the 2012 Omnibus Plan on May 3, 2012, except that any outstanding awards granted under such plans remain in effect pursuant to their terms.

a)   Employee option plan

Options under the Plan are exercisable in certain limited conditions, expire after 10 years, and generally vest pro-rata over four years from the date of grant. The exercise price of options issued were approved by the Compensation Committee but were not less than the fair market value of the common shares of Allied World Switzerland on the date the option award is granted. The Company has not granted stock options since 2011.

The following table summarizes the activity related to options granted and exercised:

	Year Ended December 31,
	2016	2015	2014
Options granted	—	—	—
Weighted average grant date fair value	$—	$—	$—
Options exercised	(428,938)	(454,602)	(479,831)
Total intrinsic value of options exercised	$10.8	$12.0	$10.3
Proceeds from option exercises	$10.3	$10.1	$10.0

The activity related to the Company’s stock options is as follows:

	Year Ended December 31, 2016
	Options	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
Outstanding at beginning of year	1,968,607	$16.86
Exercised	(428,938)	(15.24)
Forfeited	(13,926)	10.31
Outstanding at end of year	1,525,743	17.36	3.3 years	$55.5
Exercisable at end of year	1,525,743	$17.36	3.3 years	$55.5

As of December 31, 2016, there was no remaining unrecognized compensation expense related to stock options granted under the Plan.

b)   Restricted stock units and performance-based equity awards

The RSUs vest pro-rata over four years from the date of grant. The compensation expense for the RSUs is based on the fair market value of Allied World Switzerland’s common shares at the date of grant. The Company estimates the expected

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

forfeitures of RSUs at the date of grant and recognizes compensation expense only for those awards that the Company expects to vest. The forfeiture assumption is ultimately adjusted to the actual forfeiture rate.

Each award for the performance-based RSUs represents the right to receive a number of shares in the future, based upon the achievement of established performance criteria during the applicable performance period. The compensation expense for the performance-based RSUs is based on the fair market value of Allied World Switzerland’s common shares at the time of grant. For the performance-based RSUs granted in 2016, 2015 and 2014, the Company anticipates that the performance goals are likely to be achieved. Based on the performance goals, the performance-based RSUs granted in 2016, 2015 and 2014 are expensed at 100%, 100% and 55%, respectively, of the fair market value of Allied World Switzerland’s common shares on the date of grant. The expense is recognized over the performance period.

The activity related to the Company’s RSU awards is as follows:

	Year Ended December 31, 2016
	Number of Awards	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding at beginning of year	819,309	$37.33
RSUs granted	689,042	32.00
RSUs forfeited	(123,307)	(34.80)
RSUs fully vested	(251,115)	(36.30)
Outstanding at end of year	1,133,929	$34.56	$60.9

As of December 31, 2016, there remained $28.9 million of total unrecognized compensation expense related to 1,133,929 unvested RSUs awarded. This expense is expected to be recognized over a weighted-average period of 1.7 years.

The activity related to the Company’s performance-based equity awards is as follows:

	Year Ended December 31, 2016
	Number of Awards	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding at beginning of year	591,683	$34.78
Performance-based equity awards granted	200,730	31.95
Additional awards granted due to achievement of performance criteria	24,979	29.24
Performance-based equity awards forfeited	(16,993)	(36.71)
Performance-based equity awards fully vested	(216,958)	(29.24)
Outstanding at end of year	583,441	$35.57	$31.3

As of December 31, 2016, there was remaining $7.3 million of total unrecognized compensation expense related to 583,441 unvested performance-based equity awarded. This expense is expected to be recognized over a weighted-average period of 1.6 years.

The RSUs and performance-based equity awards vested in 2016, 2015 and 2014 had aggregate intrinsic values of $14.0 million, $16.9 million and $14.4 million, respectively, at the time of vesting.

c)    Cash-equivalent stock awards

As part of the Company’s annual year-end compensation awards, the Company granted both stock-based awards and cash-equivalent stock awards. The cash-equivalent awards were granted to employees who received RSU and performance-based awards and were granted in lieu of granting the full award as a stock-based award. The cash-equivalent RSU awards vest pro-rata over four years from the date of grant. The cash-equivalent performance-based awards vest after a three-year performance period. As the cash-equivalent awards are settled in cash, the Company establishes a liability equal to the product

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

of the fair market value of Allied World Switzerland’s common shares as of the end of the reporting period and the total awards outstanding. At December 31, 2016, the liability was $32.2 million, and payments for awards vesting in the period are typically settled within the first three months of the year. The liability is included in “accounts payable and accrued expenses” in the consolidated balance sheets and changes in the liability are recorded in “general and administrative expenses” in the consolidated income statements.

The activity related to the Company’s cash-equivalent RSUs and performance-based equity awards is as follows:

	RSU’s		Performance-based Awards
Year Ended December 31, 2016	Number of Awards	Weighted Average Grant Date Fair Value	Number of Awards	Weighted Average Grant Date Fair Value
Outstanding at beginning of year	1,277,083	$31.94	693,477	33.25
Granted	167,438	31.95	50,183	31.95
Additional awards granted due to achievement of performance criteria	—	—	37,434	29.24
Forfeited	(90,245)	(33.66)	(18,104)	(35.27)
Fully vested	(581,829)	(29.14)	(325,386)	(29.24)
Outstanding at end of year	772,447	$33.86	437,604	$35.65

d)   Total Stock-Related Compensation Expense

The following table shows the total stock-related compensation expense relating to the stock options, RSUs, LTIPs and cash equivalent awards.

	Year Ended December 31,
	2016	2015	2014
Stock options	$—	$0.3	$1.9
RSUs and performance-based equity awards	16.4	15.0	12.3
Cash-equivalent stock awards	21.9	34.4	37.8
Total	$38.3	$49.7	$52.0

e)    Pension Plans

The Company provides defined contribution retirement plans for its employees and officers. Contributions are made by the Company, and in some locations, these contributions are supplemented by the local plan participants. Contributions are based on a percentage of the participant’s base salary depending upon competitive local market practice and vesting provisions meeting legal compliance standards. The amount that an individual employee or officer can contribute may also be subject to regulatory requirements relating to the country of which the individual is a citizen. The Company incurred expenses for these defined contribution arrangements of $13.7 million, $13.5 million and $10.6 million for the years ended December 31, 2016, 2015 and 2014, respectively.

f)      Employee Share Purchase Plan

Under the Allied World Assurance Company Holdings, AG Amended and Restated 2008 Employee Share Purchase Plan (“ESPP”), eligible employees of the Company may purchase common shares of the Company at a 15% discount from the fair market value of one common share on the last trading day of each offering period. Employees purchase a variable number of common shares through payroll deductions elected as of the beginning of the offering period. The Company may sell up to 3,000,000 common shares to eligible employees under the ESPP.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

15.       EARNINGS PER SHARE

The following table sets forth the comparison of basic and diluted earnings per share:

	Year Ended December 31,
	2016	2015	2014
Basic earnings per share:
Net income	$255.3	$83.9	$490.3
Weighted average common shares outstanding	88,275,810	92,530,208	97,538,319
Basic earnings per share	$2.89	$0.91	$5.03

	Year Ended December 31,
	2016	2015	2014
Diluted earnings per share:
Net income	$255.3	$83.9	$490.3
Weighted average common shares outstanding	88,275,810	92,530,208	97,538,319
Share equivalents:
Stock options	839,038	1,031,666	1,432,960
RSU and PU awards	677,033	591,773	605,808
Employee share purchase plan	9,013	20,813	14,686
Weighted average common shares and common share equivalents outstanding — diluted	89,800,894	94,174,460	99,591,773
Diluted earnings per share	$2.84	$0.89	$4.92

For the years ended December 31, 2016, 2015 and 2014, a weighted average of 229,359, 308,405 and nil RSUs were considered anti-dilutive and were therefore excluded from the calculation of the diluted earnings per share, respectively.

16.       COMMITMENTS AND CONTINGENCIES

a)   Concentrations of Credit Risk

Credit risk arises out of the failure of a counterparty to perform according to the terms of the contract.

The Company’s investment portfolio is managed pursuant to guidelines that follow prudent standards of diversification. The guidelines limit the allowable holdings of a single issue and issuers. The Company believes that there are no significant concentrations of credit risk associated with its investment portfolio. As of December 31, 2016 and 2015, substantially all of the Company’s cash and investments were held with one custodian.

Insurance balances receivable primarily consist of net premiums due from insureds and reinsureds. The Company believes that the counterparties to these receivables are able to meet, and will meet, all of their obligations. The Company’s credit risk is further reduced by the contractual right to offset loss obligations or unearned premiums against premiums receivable. The insurance balances receivable that are outstanding greater than 90 days was $20.0 million as of December 31, 2016, which represented 2.5% of the total receivable balance. Given the trend of writing more retail business, the Company has recorded an allowance for doubtful accounts against insurance balances receivable of $3.0 million as of December 31, 2016.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

b)   Operating Leases

The Company leases office space under operating leases expiring in various years through 2031. The following are future minimum rental payments as of December 31, 2016:

Amount
2017	$21.6
2018	20.7
2019	19.6
2020	17.8
2021	16.9
2021 and thereafter	116.2
$212.8

Total rent expense for the years ended December 31, 2016, 2015 and 2014 was $26.5 million, $25.9 million and $19.0 million, respectively. The rent expense for the years ended December 31, 2016, 2015 and 2014 are net of sublease income of $1.8 million, $0.7 million and $0.1 million, respectively.

c) Producers

The three largest individual producers as a percentage of gross premiums written are as follows:

	Year Ended December 31,
	2016	2015	2014
Marsh & McLennan Companies, Inc.	21%	24%	25%
Aon Corporation	14%	16%	17%
Willis Group Holdings	9%	11%	10%

d)   Legal Proceedings

The Company, in common with the insurance industry in general, is subject to litigation and arbitration in the normal course of its business. These legal proceedings generally relate to claims asserted by or against the Company in the ordinary course of insurance or reinsurance operations. Estimated amounts payable under these proceedings are included in the reserve for losses and loss expenses in the Company’s consolidated balance sheets. As of December 31, 2016, the Company was not a party to any material legal proceedings arising outside the ordinary course of business that management believes will have a material adverse effect on the Company’s results of operations, financial position or cash flow.

17.       STATUTORY CAPITAL AND SURPLUS

Allied World Switzerland’s ability to pay dividends is subject to certain regulatory restrictions on the payment of dividends by its subsidiaries. The payment of such dividends is limited by applicable laws and statutory requirements of the jurisdictions in which Allied World Switzerland and its subsidiaries operate. The total amount of restricted net assets for the Company’s consolidated subsidiaries as of December 31, 2016 was $2,678.3 million.

The minimum required statutory capital and surplus is the amount of statutory capital and surplus necessary to satisfy regulatory requirements based on the Company’s current operations. The statutory capital and surplus and minimum required statutory capital and surplus for the Company’s most significant regulatory jurisdictions at December 31, 2016 and 2015 were as follows:

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

	December 31, 2016		December 31, 2015
	Statutory Capital and Surplus	Minimum Required Statutory Capital and Surplus	Statutory Capital and Surplus	Minimum Required Statutory Capital and Surplus
Bermuda	$3,494.1	$800.2	$3,270.9	$853.2
United States	1,185.9	263.3	1,215.5	241.0
Ireland	395.5	84.7	414.0	26.9
Switzerland	327.5	218.2	183.6	17.7
United Kingdom	268.4	264.1	245.9	231.8

There were no state-prescribed or permitted regulatory accounting practices for any of our insurance entities that resulted in reported statutory surplus that differed from that which would have been reported under the prescribed practices of the respective regulatory authorities, including the National Association of Insurance Commissioners. Statutory accounting under the prescribed practices of the respective regulatory authorities differs from U.S. GAAP accounting in the treatment of various items, including reporting of investments, acquisition costs and deferred income taxes.

The statutory net income (loss) for the Company’s most significant regulatory jurisdictions for the years ended December 31, 2016, 2015 and 2014 was as follows:

	Year Ended December 31,
	2016	2015	2014
Bermuda	$366.4	$221.5	$487.1
United States	19.0	40.5	45.4
Ireland	10.1	3.2	3.2
Switzerland	11.0	10.7	7.4
United Kingdom	(5.1)	(39.4)	(7.8)

At December 31, 2016, the maximum amount of ordinary dividends or distributions that can be paid, without prior regulatory approval, for the Company’s most significant regulatory jurisdictions, were as follows:

December 31, 2016
Bermuda	$873.5
United States	—
Ireland	35.5
Switzerland	—
United Kingdom	2.7

a)   Bermuda

The Company’s Bermuda subsidiary, Allied World Assurance Company, Ltd, is registered under the Bermuda Insurance Act 1978 and Related Regulations as amended. As a Class 4 insurer, Allied World Assurance Company, Ltd is required to maintain minimum solvency standards and to hold available statutory capital and surplus equal to or exceeding the enhanced capital requirements as determined by the Bermuda Monetary Authority under the Bermuda Solvency Capital Requirement model (“BSCR model”). The BSCR model is a risk-based capital model that provides a method for determining an insurer’s minimum required capital taking into account the risk characteristics of different aspects of the company’s business. In addition, this subsidiary is required to maintain a minimum liquidity ratio. As of December 31, 2016 and 2015, this subsidiary met the requirements.

b) United States

The Company’s U.S. insurance subsidiaries are subject to the insurance laws and regulations of the states in which they are domiciled, and also states in which they are licensed or authorized to transact business. These laws also restrict the amount

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

of ordinary shareholder dividends the subsidiaries can pay. The restrictions are generally based on statutory surplus and/or statutory net income as determined in accordance with the relevant statutory accounting requirements of the individual domiciliary states. The U.S. subsidiaries are required to file annual statements with insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities. The U.S. subsidiaries are also required to maintain minimum levels of solvency and liquidity as determined by law, and comply with capital requirements and licensing rules. As of December 31, 2016 and 2015, the actual levels of solvency, liquidity and capital of each U.S. subsidiary were in excess of the minimum levels required.

c)    Ireland

The Company’s Irish insurance subsidiary is regulated by the Central Bank of Ireland pursuant to the Insurance Acts 1909 to 2000, the Central Bank Acts 1942 to 2015 and all statutory instruments relating to insurance made or adopted under the European Communities Acts 1972 to 2014, including the European Union (Insurance and Reinsurance) Regulations, 2015. This subsidiary is required to maintain a minimum level of capital. As of December 31, 2016 and 2015, these requirements were met. The amount of dividends that this subsidiary is permitted to distribute is restricted to accumulated realized profits that have not been capitalized or distributed, less accumulated realized losses that have not been written off. The solvency and capital requirements must still be met following any distribution.

d)   Switzerland

The Company’s Swiss insurance subsidiary, Allied World Assurance Company, AG, is regulated by the Swiss Financial Market Supervisory Authority (“FINMA”) pursuant to the Insurance Supervisory Law. This subsidiary’s accounts are prepared in accordance with the Swiss Code of Obligations and the Insurance Supervisory Law. This subsidiary is obligated to maintain a minimum level of capital based on the Swiss Code of Obligation, a minimum of tied assets based on the Insurance Supervisory Law and a minimum solvency margin in accordance with the Swiss Solvency Test. As of December 31, 2016 and 2015, this subsidiary met the requirements. The amount of dividends that this subsidiary is permitted to distribute is restricted to freely distributable reserves which consist of retained earnings, the current year profit and legal reserves to a certain extent. Any dividend requires approval of the shareholders and in case of the dividend exceeding the current year profit, approval is also required from FINMA. The solvency and capital requirements must still be met following any distribution.

e)    United Kingdom

Allied World Capital (Europe) Limited is the sole corporate member of Syndicate 2232. Syndicate 2232 is managed by Allied World Managing Agency Limited, which is authorized and regulated by the Prudential Regulatory Authority (“PRA”) and the Financial Conduct Authority. As a member of Lloyd’s, Allied World Capital (Europe) Limited is obliged to comply with Lloyd’s byelaws and regulations (made pursuant to the Lloyd’s Acts 1871 to 1982) and applicable provisions of the Financial and Services and Markets Act 2000. The Council of Lloyd’s has wide discretionary powers to regulate members’ underwriting at Lloyd’s and its exercise of these powers might affect the return on an investment of the corporate member in a given underwriting year. The capital required to support a Syndicate’s underwriting capacity, referred to as “funds at Lloyd’s”, is assessed annually and is determined by Lloyd’s in accordance with the capital adequacy rules established by the PRA. If a member of Lloyd’s is unable to pay its debts to policyholders, such debts may be payable from the Lloyd’s Central Fund, which in many respects acts as an equivalent to a state guaranty fund in the United States. The Company has provided capital to support the underwriting of Syndicate 2232 in the form of pledged assets provided by Allied World Assurance Company, Ltd. The amount which the Company provides as funds at Lloyd’s is not available for distribution to the Company for the payment of dividends. Lloyd’s is supervised by the PRA and required to implement certain rules prescribed by the PRA under the Lloyd’s Act of 1982 regarding the operation of the Lloyd’s market. With respect to managing agents and corporate members, Lloyd’s prescribes certain minimum standards relating to management and control, solvency and other requirements and monitors managing agents’ compliance with such standards.

f)      Branch Offices

The Company’s insurance subsidiaries maintain branch offices in Australia, Bermuda, Canada, Hong Kong, Labuan, Singapore, Switzerland and the United Kingdom. As branch offices are not considered separate legal entities, the required and actual statutory capital and surplus amounts for each jurisdiction in the table above include amounts related to the branch offices. These branch offices are subject to additional minimum capital or asset requirements in their countries of domicile. At

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

December 31, 2016 and 2015, the actual capital and surplus for each of these branches exceeded the relevant local regulatory requirements.

18.       SEGMENT INFORMATION

The determination of reportable segments is based on how the Company’s chief operating decision maker, the Chief Executive Officer, monitors the Company’s underwriting operations. Management monitors the performance of its direct underwriting operations based on the geographic location of the Company’s offices, the markets and customers served and the type of accounts written. The Company is currently organized into three operating segments: North American Insurance, Global Markets Insurance and Reinsurance. All product lines fall within these classifications.

The North American Insurance segment includes the Company’s specialty insurance operations in the United States, Bermuda and Canada, as well as the Company’s claims administration services operation. This segment provides both property and specialty casualty insurance primarily to North American domiciled accounts. The Global Markets Insurance segment includes the Company’s specialty insurance operations in Europe and Asia Pacific, which includes offices in Dublin, Hong Kong, Labuan, London, Singapore, Sydney, and Zug, as well as the Company’s insurance agency operation. This segment provides both property and casualty insurance primarily to non-North American domiciled accounts. The Reinsurance segment includes the Company’s reinsurance operations in Bermuda, Labuan, London, New York, Singapore, and Zug. This segment provides reinsurance of property, general casualty, professional liability, specialty lines and property catastrophe coverages written by insurance companies. The Company presently writes reinsurance on both a treaty and a facultative basis, targeting several niche reinsurance markets.

Responsibility and accountability for the results of underwriting operations are assigned by major line of business within each segment. Because the Company does not manage its assets by segment, investment income, interest expense and total assets are not allocated to individual reportable segments. General and administrative expenses are allocated to segments based on various factors, including staff count and each segment’s proportional share of gross premiums written.

The Company measures its segment income or loss as underwriting income or loss plus other insurance-related income and expenses, which may include the net earnings from the claims administration services operation, insurance agency operation, derivative insurance and reinsurance contracts and other income or expense that is not directly related to our underwriting operations. Management measures results of each segment’s underwriting income or loss on the basis of the “loss and loss expense ratio,” “acquisition cost ratio,” “general and administrative expense ratio”, “expense ratio” and the “combined ratio.” The “loss and loss expense ratio” is derived by dividing net losses and loss expenses by net premiums earned. The “acquisition cost ratio” is derived by dividing acquisition costs by net premiums earned. The “general and administrative expense ratio” is derived by dividing general and administrative expenses by net premiums earned. The expense ratio is the sum of the “acquisition cost ratio” and the “general and administrative expense ratio”. The “combined ratio” is the sum of the “loss and loss expense ratio,” the “acquisition cost ratio” and the “general and administrative expense ratio.”

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

The following tables provide a summary of the segment results:

Year Ended December 31, 2016	North American Insurance	Global Markets Insurance	Reinsurance	Total
Gross premiums written	$1,856.3	$503.3	$706.2	$3,065.8
Net premiums written	1,223.4	367.5	664.9	2,255.8
Net premiums earned	1,266.9	377.8	699.4	2,344.1
Net losses and loss expenses	(862.2)	(269.5)	(370.1)	(1,501.8)
Acquisition costs	(132.0)	(66.5)	(141.3)	(339.8)
General and administrative expenses	(223.3)	(123.7)	(64.5)	(411.5)
Underwriting income (loss)	49.4	(81.9)	123.5	91.0
Other insurance-related revenue	6.7	1.4	4.3	12.4
Other insurance-related expenses	(2.3)	(1.1)	(3.4)	(6.8)
Segment income (loss)	53.8	(81.6)	124.4	96.6
Net investment income				217.8
Net realized investment gains				2.1
Amortization and impairment of intangible assets				(10.7)
Interest expense				(63.7)
Foreign exchange gain				4.1
Income before income taxes				$246.2
Loss and loss expense ratio	68.1%	71.3%	52.9%	64.1%
Acquisition cost ratio	10.4%	17.6%	20.2%	14.5%
General and administrative expense ratio	17.6%	32.7%	9.2%	17.6%
Expense ratio	28.0%	50.3%	29.4%	32.1%
Combined ratio	96.1%	121.6%	82.3%	96.2%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Year Ended December 31, 2015	North American Insurance	Global Markets Insurance	Reinsurance	Total
Gross premiums written	$1,815.3	$476.3	$801.4	$3,093.0
Net premiums written	1,358.1	324.1	765.8	2,448.0
Net premiums earned	1,301.4	366.8	820.2	2,488.4
Net losses and loss expenses	(910.2)	(240.3)	(435.8)	(1,586.3)
Acquisition costs	(139.6)	(70.9)	(164.9)	(375.4)
General and administrative expenses	(224.6)	(108.4)	(73.3)	(406.3)
Underwriting income (loss)	27.0	(52.8)	146.2	120.4
Other insurance-related revenue	3.5	—	—	3.5
Other insurance-related expenses	(2.7)	(2.5)	(1.0)	(6.2)
Segment income (loss)	27.8	(55.3)	145.2	117.7
Net investment income				182.1
Net realized investment losses				(127.6)
Amortization and impairment of intangible assets				(9.8)
Interest expense				(61.4)
Foreign exchange loss				(11.3)
Income before income taxes				$89.7
Loss and loss expense ratio	69.9%	65.5%	53.1%	63.7%
Acquisition cost ratio	10.7%	19.3%	20.1%	15.1%
General and administrative expense ratio	17.3%	29.5%	8.9%	16.3%
Expense ratio	28.0%	48.8%	29.0%	31.4%
Combined ratio	97.9%	114.3%	82.1%	95.1%

Year Ended December 31, 2014	North American Insurance	Global Markets Insurance	Reinsurance	Total
Gross premiums written	$1,716.3	$280.5	$938.6	$2,935.4
Net premiums written	1,230.8	188.0	903.2	2,322.0
Net premiums earned	1,111.1	162.6	909.0	2,182.7
Net losses and loss expenses	(683.8)	(61.1)	(454.3)	(1,199.2)
Acquisition costs	(105.9)	(18.2)	(171.0)	(295.1)
General and administrative expenses	(219.6)	(68.1)	(78.0)	(365.7)
Underwriting income	101.8	15.2	205.7	322.7
Other insurance-related revenue	2.1	—	—	2.1
Other insurance-related expenses	(1.9)	(6.7)	—	(8.6)
Segment income	102.0	8.5	205.7	316.2
Net investment income				176.9
Net realized investment gains				89.0
Amortization of intangible assets				(2.5)
Interest expense				(57.8)
Foreign exchange loss				(1.0)
Income before income taxes				$520.8
Loss and loss expense ratio	61.5%	37.6%	50.0%	54.9%
Acquisition cost ratio	9.5%	11.2%	18.8%	13.5%
General and administrative expense ratio	19.8%	41.9%	8.6%	16.8%
Expense ratio	29.3%	53.1%	27.4%	30.3%
Combined ratio	90.8%	90.7%	77.4%	85.2%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

The following table shows an analysis of the Company’s gross premiums written by geographic location of the Company’s subsidiaries. All intercompany premiums have been eliminated.

	Year Ended December 31,
	2016	2015	2014
United States	$1,903.4	$1,893.4	$1,795.6
Bermuda	495.4	543.6	640.9
Asia Pacific	352.2	313.1	167.3
Europe	296.3	326.9	318.6
Canada	18.5	16.0	13.0
Total gross premiums written	$3,065.8	$3,093.0	$2,935.4

Gross premiums written attributable to Switzerland were $46.5 million, $58.2 million and $67.6 million for the years ended December 31, 2016, 2015 and 2014, respectively.

The following table shows the Company’s net premiums earned by line of business for each segment for the years ended December 31, 2016, 2015 and 2014.

	Year Ended December 31,
	2016	2015	2014
North American Insurance:
Casualty	$396.7	$424.0	$334.6
Professional liability	388.5	385.3	276.1
Property	127.6	162.8	170.3
Healthcare	66.5	102.9	168.5
Programs	170.4	150.7	119.8
Specialty and other	117.2	75.6	41.9
Total	1,266.9	1,301.4	1,111.1

Global Markets Insurance:
Property	67.9	106.7	34.0
Professional liability	96.2	102.5	69.1
Specialty and other	125.9	99.8	44.2
Casualty	87.8	57.8	15.3
Total	377.8	366.8	162.6

Reinsurance:
Property	337.2	403.5	412.0
Casualty	183.7	224.4	175.5
Specialty	178.5	192.3	321.5
Total	699.4	820.2	909.0
Total net premiums earned	$2,344.1	$2,488.4	$2,182.7

19.                               CONDENSED CONSOLIDATED PARENT COMPANY AND GUARANTOR FINANCIAL STATEMENTS

The following tables present condensed consolidating financial information as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 for Allied World Switzerland (the “Parent Guarantor”) and Allied World Bermuda (the “Subsidiary Issuer”). The Subsidiary Issuer is a direct 100%-owned subsidiary of the Parent Guarantor. Investments in subsidiaries are accounted for by the Parent Guarantor under the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are reflected in the Parent Guarantor’s investment accounts and earnings. The Parent Guarantor fully and unconditionally guarantees the senior notes issued by the Subsidiary Issuer.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Condensed Consolidating Balance Sheet:

As of December 31, 2016	Allied World Switzerland (Parent Guarantor)	Allied World Bermuda (Subsidiary Issuer)	Other Allied World Subsidiaries	Consolidating Adjustments	Allied World Switzerland Consolidated
ASSETS:
Investments	$—	$—	$7,942.3	$—	$7,942.3
Cash and cash equivalents	13.1	0.8	707.0	—	720.9
Insurance balances receivable	—	—	784.0	—	784.0
Funds held	—	—	466.8	—	466.8
Reinsurance recoverable	—	—	1,625.0	—	1,625.0
Reinsurance recoverable on paid losses	—	—	104.4	—	104.4
Net deferred acquisition costs	—	—	121.1	—	121.1
Goodwill and intangible assets	—	—	494.4	—	494.4
Balances receivable on sale of investments	—	—	114.7	—	114.7
Investments in subsidiaries	3,433.7	4,020.1	—	(7,453.8)	—
Due from subsidiaries	115.6	—	29.9	(145.5)	—
Other assets	1.8	0.8	802.8	—	805.4
Total assets	$3,564.2	$4,021.7	$13,192.4	$(7,599.3)	$13,179.0
LIABILITIES:
Reserve for losses and loss expenses	$—	$—	$6,639.2	$—	$6,639.2
Unearned premiums	—	—	1,688.1	—	1,688.1
Reinsurance balances payable	—	—	223.3	—	223.3
Balances due on purchases of investments	—	—	79.7	—	79.7
Senior notes	—	794.2	—	—	794.2
Other long-term debt	—	—	22.0	—	22.0
Due to subsidiaries	9.9	20.0	115.6	(145.5)	—
Other liabilities	2.5	5.7	172.6	—	180.7
Total liabilities	12.4	819.9	8,940.5	(145.5)	9,627.2
Total shareholders’ equity	3,551.8	3,201.8	4,251.9	(7,453.8)	3,551.8
Total liabilities and shareholders’ equity	$3,564.2	$4,021.7	$13,192.4	$(7,599.3)	$13,179.0

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

As of December 31, 2015	Allied World Switzerland (Parent Guarantor)	Allied World Bermuda (Subsidiary Issuer)	Other Allied World Subsidiaries	Consolidating Adjustments	Allied World Switzerland Consolidated
ASSETS:
Investments	$—	$—	$8,571.2	$—	$8,571.2
Cash and cash equivalents	21.8	1.0	585.2	—	608.0
Insurance balances receivable	—	—	745.9	—	745.9
Funds held	—	—	640.8	—	640.8
Reinsurance recoverable	—	—	1,480.0	—	1,480.0
Reinsurance recoverable on paid losses	—	—	96.4	—	96.4
Net deferred acquisition costs	—	—	165.2	—	165.2
Goodwill and intangible assets	—	—	504.7	—	504.7
Balances receivable on sale of investments	—	—	36.9	—	36.9
Investments in subsidiaries	3,347.0	4,396.3	—	(7,743.3)	—
Due from subsidiaries	173.1	36.4	16.8	(226.3)	—
Other assets	1.8	0.1	660.9	—	662.8
Total assets	$3,543.7	$4,433.8	$13,504.0	$(7,969.6)	$13,511.9
LIABILITIES:
Reserve for losses and loss expenses	$—	$—	$6,456.2	$—	$6,456.2
Unearned premiums	—	—	1,683.3	—	1,683.3
Reinsurance balances payable	—	—	214.4	—	214.4
Balances due on purchases of investments	—	—	125.1	—	125.1
Senior notes	—	1,292.9	—	—	1,292.9
Other long-term debt	—	—	23.0	—	23.0
Due to subsidiaries	8.5	8.3	209.5	(226.3)	—
Other liabilities	2.7	22.2	159.7	—	184.5
Total liabilities	11.2	1,323.4	8,871.2	(226.3)	9,979.4
Total shareholders’ equity	3,532.5	3,110.4	4,632.8	(7,743.3)	3,532.5
Total liabilities and shareholders’ equity	$3,543.7	$4,433.8	$13,504.0	$(7,969.6)	$13,511.9

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Condensed Consolidating Income Statement:

Year Ended December 31, 2016	Allied World Switzerland (Parent Guarantor)	Allied World Bermuda (Subsidiary Issuer)	Other Allied World Subsidiaries	Consolidating Adjustments	Allied World Switzerland Consolidated
Net premiums earned	$—	$—	$2,344.1	$—	$2,344.1
Net investment income	0.1	0.1	217.6	—	217.8
Net realized investment losses	—	—	2.1	—	2.1
Other income	—	—	12.4	—	12.4
Net losses and loss expenses	—	—	(1,501.8)	—	(1,501.8)
Acquisition costs	—	—	(339.8)	—	(339.8)
General and administrative expenses	(18.7)	0.2	(393.0)	—	(411.5)
Other expense	—	—	(6.8)	—	(6.8)
Amortization of intangible assets	—	—	(10.7)	—	(10.7)
Interest expense	—	(61.6)	(2.1)	—	(63.7)
Foreign exchange gain (loss)	—	—	4.1	—	4.1
Income tax (expense) benefit	(0.1)	—	9.2	—	9.1
Equity in earnings of consolidated subsidiaries	274.0	341.9	—	(615.9)	—
NET INCOME (LOSS)	$255.3	$280.6	$335.3	$(615.9)	$255.3
Other comprehensive income (loss)	(2.3)	—	(2.3)	2.3	(2.3)
COMPREHENSIVE INCOME (LOSS)	$253.0	$280.6	$333.0	$(613.6)	$253.0

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Year Ended December 31, 2015	Allied World Switzerland (Parent Guarantor)	Allied World Bermuda (Subsidiary Issuer)	Other Allied World Subsidiaries	Consolidating Adjustments	Allied World Switzerland Consolidated
Net premiums earned	$—	$—	$2,488.4	$—	$2,488.4
Net investment income	—	0.1	182.0	—	182.1
Net realized investment gains	—	—	(127.6)	—	(127.6)
Other income	—	—	3.5	—	3.5
Net losses and loss expenses	—	—	(1,586.3)	—	(1,586.3)
Acquisition costs	—	—	(375.4)	—	(375.4)
General and administrative expenses	(36.7)	(0.5)	(369.1)	—	(406.3)
Other expense	—	—	(6.2)	—	(6.2)
Amortization of intangible assets	—	—	(9.8)	—	(9.8)
Interest expense	—	(59.2)	(2.2)	—	(61.4)
Foreign exchange gain (loss)	—	—	(11.3)	—	(11.3)
Income tax (expense) benefit	(0.1)	—	(5.7)	—	(5.8)
Equity in earnings of consolidated subsidiaries	120.7	157.3	—	(278.0)	—
NET INCOME (LOSS)	$83.9	$97.7	$180.3	$(278.0)	$83.9
Other comprehensive income (loss)	(9.3)	—	(9.3)	9.3	(9.3)
COMPREHENSIVE INCOME (LOSS)	$74.6	$97.7	$171.0	$(268.7)	$74.6

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Year Ended December 31, 2014	Allied World Switzerland (Parent Guarantor)	Allied World Bermuda (Subsidiary Issuer)	Other Allied World Subsidiaries	Consolidating Adjustments	Allied World Switzerland Consolidated
Net premiums earned	$—	$—	$2,182.7	$—	$2,182.7
Net investment income	0.1	—	176.8	—	176.9
Net realized investment gains	—	—	89.0	—	89.0
Other income	—	—	2.1	—	2.1
Net losses and loss expenses	—	—	(1,199.2)	—	(1,199.2)
Acquisition costs	—	—	(295.1)	—	(295.1)
General and administrative expenses	(35.6)	(3.1)	(327.1)	—	(365.7)
Other expense	—	—	(8.6)	—	(8.6)
Amortization of intangible assets	—	—	(2.5)	—	(2.5)
Interest expense	—	(55.4)	(2.3)	—	(57.8)
Foreign exchange gain (loss)	—	0.1	(1.1)	—	(1.0)
Income tax (expense) benefit	(0.1)	—	(30.4)	—	(30.5)
Equity in earnings of consolidated subsidiaries	525.9	564.6	—	(1,090.5)	—
NET INCOME (LOSS)	$490.3	$506.2	$584.3	$(1,090.5)	$490.3
Other comprehensive income (loss)	—	—	—	—	—
COMPREHENSIVE INCOME (LOSS)	$490.3	$506.2	$584.3	$(1,090.5)	$490.3

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Condensed Consolidating Statement of Cash Flows:

Year Ended December 31, 2016	Allied World Switzerland (Parent Guarantor)	Allied World Bermuda (Subsidiary Issuer)	Other Allied World Subsidiaries	Consolidating Adjustments	Allied World Switzerland Consolidated
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	$238.8	$506.4	$493.6	$(841.0)	$397.8
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases trading securities	—	—	(5,423.7)	—	(5,423.7)
Purchases of other invested assets	—	—	(119.0)	—	(119.0)
Sales of trading securities	—	—	5,929.9	—	5,929.9
Sales of other invested assets	—	—	96.3	—	96.3
Net cash paid for acquisitions	—	—	(1.2)	—	(1.2)
Return of investment in subsidiary	—	250.0	—	(250.0)	—
Other	—	—	(19.4)	—	(19.4)
Net cash provided by (used in) investing activities	—	250.0	462.9	(250.0)	462.9
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Dividends paid	(91.5)	—	—	—	(91.5)
Intercompany dividends paid	—	(256.6)	(584.4)	841.0	—
Proceeds to parent	—	—	(250.0)	250.0	—
Proceeds from the exercise of stock options	10.3	—	—	—	10.3
Share repurchases	(166.3)	—	—	—	(166.3)
Repayment of senior notes	—	(500.0)	—	—	(500.0)
Repayment of other long-term debt	—	—	(0.3)	—	(0.3)
Net cash provided by (used in) financing activities	(247.5)	(756.6)	(834.7)	1,091.0	(747.8)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8.7)	(0.2)	121.8	—	112.9
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	21.8	1.0	585.2	—	608.0
CASH AND CASH EQUIVALENTS, END OF YEAR	$13.1	$0.8	$707.0	$—	$720.9

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Year Ended December 31, 2015	Allied World Switzerland (Parent Guarantor)	Allied World Bermuda (Subsidiary Issuer)	Other Allied World Subsidiaries	Consolidating Adjustments	Allied World Switzerland Consolidated
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	$339.6	$377.7	$598.1	$(811.1)	$504.3
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of trading securities	—	—	(5,863.2)	—	(5,863.2)
Purchases of other invested assets	—	—	(126.7)	—	(126.7)
Sales of trading securities	—	—	5,328.8	—	5,328.8
Sales of other invested assets	—	—	161.3	—	161.3
Net cash paid for acquisitions	—	—	(124.4)	—	(124.4)
Capital contributions	—	(496.7)	496.7	—	—
Other	—	—	(11.5)	—	(11.5)
Net cash provided by (used in) investing activities	—	(496.7)	(139.0)	—	(635.7)
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Dividends paid	(114.1)	—	—	—	(114.1)
Intercompany dividends paid	—	(378.4)	(432.7)	811.1	—
Proceeds from the exercise of stock options	10.1	—	—	—	10.1
Share repurchases	(246.4)	—	—	—	(246.4)
Proceeds from senior notes	—	496.7	—	—	496.7
Proceeds from other long-term debt	—	—	4.0	—	4.0
Repayment of other long-term debt	—	—	(0.2)	—	(0.2)
Net cash provided by (used in) financing activities	(350.4)	118.3	(428.9)	811.1	150.1
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(10.8)	(0.7)	30.2	—	18.7
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	32.6	1.7	555.0	—	589.3
CASH AND CASH EQUIVALENTS, END OF YEAR	$21.8	$1.0	$585.2	$—	$608.0

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

Year Ended December 31, 2014	Allied World Switzerland (Parent Guarantor)	Allied World Bermuda (Subsidiary Issuer)	Other Allied World Subsidiaries	Consolidating Adjustments	Allied World Switzerland Consolidated
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:	$264.4	$292.9	$493.8	$(643.3)	$407.8
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of trading securities	—	—	(7,630.0)	—	(7,630.0)
Purchases of other invested assets	—	—	(307.9)	—	(307.9)
Sales of trading securities	—	—	7,536.9	—	7,536.9
Sales of other invested assets	—	—	267.9	—	267.9
Net cash paid for acquisitions	—	—	(2.6)	—	(2.6)
Other	—	—	8.7	—	8.7
Net cash provided by (used in) investing activities	—	—	(127.0)	—	(127.0)
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Dividends paid	(76.7)	—	—	—	(76.7)
Intercompany dividends paid	—	(294.0)	(349.3)	643.3	—
Proceeds from the exercise of stock options	10.0	—	—	—	10.0
Share repurchases	(175.9)	—	—	—	(175.9)
Proceeds from other long-term debt	—	—	19.2	—	19.2
Net cash provided by (used in) financing activities	(242.6)	(294.0)	(330.1)	643.3	(223.4)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	21.8	(1.1)	36.7	—	57.4
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	10.8	2.8	518.3	—	531.9
CASH AND CASH EQUIVALENTS, END OF YEAR	$32.6	$1.7	$555.0	$—	$589.3

Notes to Parent Company Condensed Financial Information

a)   Dividends

Allied World Switzerland received cash dividends from its subsidiaries of $256.6 million, $378.4 million and $294.0 million for the years ended December 31, 2016, 2015 and 2014, respectively. Such dividends are included in “cash flows provided by (used in) operating activities” in the condensed consolidating statement of cash flows.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

20.       UNAUDITED QUARTERLY FINANCIAL DATA

The following are the unaudited consolidated statements of income by quarter for the years ended December 31, 2016 and 2015:

	Quarter Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
REVENUES:
Gross premiums written	$671.7	$730.2	$800.3	$863.5
Premiums ceded	(226.4)	(201.9)	(222.2)	(159.5)
Net premiums written	445.3	528.3	578.1	704.0
Change in unearned premiums	131.7	55.7	24.8	(123.9)
Net premiums earned	577.0	584.0	602.9	580.1
Net investment income	58.1	50.6	55.8	53.3
Net realized investment (losses) gains	(101.9)	10.7	74.5	18.9
Other income	4.8	1.8	5.2	0.6
	538.0	647.1	738.4	652.9
EXPENSES:
Net losses and loss expenses	387.8	376.3	365.4	372.4
Acquisition costs	82.0	82.0	87.4	88.3
General and administrative expenses	106.1	104.2	104.7	96.4
Other expense	1.8	2.2	1.7	1.1
Amortization and impairment of intangible assets	3.2	2.5	2.5	2.5
Interest expense	10.4	13.5	19.9	20.0
Foreign exchange loss (gain)	0.8	1.0	(2.9)	(3.0)
	592.1	581.7	578.7	577.7
(Loss) income before income taxes	(54.1)	65.4	159.7	75.2
Income tax (benefit) expense)	(13.3)	(3.2)	6.3	1.1
NET (LOSS) INCOME	$(40.8)	$68.6	$153.4	$74.1
PER SHARE DATA
Basic (loss) earnings per share	$(0.47)	$0.79	$1.73	$0.82
Diluted (loss) earnings per share	$(0.47)	$0.77	$1.70	$0.81
Weighted average common shares outstanding	87,036,339	87,102,290	88,742,484	90,254,512
Weighted average common shares and common share equivalents outstanding	87,036,339	88,603,101	90,040,509	91,559,225

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars, except share, per share, percentage and ratio information)

	Quarter Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
REVENUES:
Gross premiums written	$632.3	$754.1	$826.0	$880.6
Premiums ceded	(167.5)	(147.1)	(222.3)	(108.1)
Net premiums written	464.8	607.0	603.7	772.5
Change in unearned premiums	158.0	43.7	42.7	(204.0)
Net premiums earned	622.8	650.7	646.4	568.5
Net investment income	49.1	45.7	42.8	44.5
Net realized investment (losses) gains	(38.8)	(113.6)	(20.2)	45.0
Other income	1.0	0.7	0.9	0.9
	634.1	583.5	669.9	658.9
EXPENSES:
Net losses and loss expenses	412.7	416.9	431.5	325.2
Acquisition costs	96.0	100.1	100.6	78.7
General and administrative expenses	95.0	105.8	108.4	97.1
Other expense	1.9	1.3	1.2	1.8
Amortization and impairment of intangible assets	3.7	2.7	2.8	0.6
Interest expense	18.1	14.5	14.5	14.3
Foreign exchange loss (gain)	0.9	(0.8)	1.3	9.9
	628.3	640.5	660.3	527.6
Income (loss) before income taxes	5.8	(57.0)	9.6	131.3
Income tax expense (benefit)	4.0	(5.3)	0.1	7.0
NET INCOME (LOSS)	$1.8	$(51.7)	$9.5	$124.3
PER SHARE DATA
Basic earnings (loss) per share	0.02	(0.57)	0.10	1.30
Diluted earnings (loss) per share	0.02	(0.57)	0.10	1.27
Weighted average common shares outstanding	90,934,107	90,882,511	92,441,730	95,935,551
Weighted average common shares and common share equivalents outstanding	92,422,422	90,882,511	93,984,226	97,577,029